UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SYSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY FILING

1390 Enclave Parkway
Houston, Texas 77077-2099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 16, 2011

To the Stockholders of Sysco Corporation:

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Wednesday, November 16, 2011 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2014;

2.	To approve, by non-binding vote, the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

3.	To recommend, by non-binding vote, the frequency with which Sysco will conduct stockholder advisory votes on executive compensation;

4.	To approve an amendment to Sysco’s Bylaws to implement a staggered declassification of the Board of Directors over a three-year period beginning with the election of the Class II directors for a one-year term at Sysco’s 2012 Annual Meeting of Stockholders;

5.	To ratify the appointment of Ernst & Young LLP as Sysco’s independent accountants for fiscal 2012; and

6.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 19, 2011 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the company’s headquarters during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

You are, of course, invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

By Order of the Board of Directors

Manuel A. Fernandez
Chairman of the Board

          , 2011

PRELIMINARY PROXY STATEMENT

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

          , 2011

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Wednesday, November 16, 2011 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Information About This Proxy Statement

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials, which include this 2011 Proxy Statement, the proxy card for the 2011 Annual Meeting and our Annual Report on Form 10-K for fiscal 2011, because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “company” or “Sysco” as used in this proxy statement refer to Sysco Corporation.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about , 2011, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about , 2011, we will begin mailing printed copies of our proxy materials, including our annual report to stockholders, to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about , 2011, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically:  Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit http://enroll.icsdelivery.com/syy for additional information regarding electronic delivery enrollment.

Where to Find Information in this Proxy Statement:  For your convenience, set forth below is a listing of the major topics in this proxy statement.

Page

Election of Directors — Item No. 1 on the Proxy Card	5
Corporate Governance and Board of Directors Matters	12
Executive Officers	19
Stock Ownership	21
Section 16(a) Beneficial Ownership Reporting Compliance	23
Certain Relationships and Related Transactions	23
Equity Compensation Plan Information	25
Compensation Discussion and Analysis	26
Compensation Committee Report	43
Executive Compensation	44
Director Compensation	66
Report of the Audit Committee	69
Proposal to Approve, by Non-Binding Vote, the Compensation Paid to Sysco’s Named Executive Officers — Item No. 2 on the Proxy Card	71
Proposal to Recommend, by Non-Binding Vote, the Frequency with which Sysco Will Conduct Stockholder Advisory Votes on Executive Compensation — Item No. 3 on the Proxy Card	74
Proposal to Approve an Amendment to Sysco’s Bylaws to Implement a Staggered Declassification of the Board of Directors — Item No. 4 on the Proxy Card	75
Proposal to Ratify Appointment of Independent Registered Public Accounting Firm — Item No. 5 on the Proxy Card	77
Stockholder Proposals	78
Annex A — Stockholder Resolution to Amend Bylaws	A-1

Who Can Vote

You can vote at the Annual Meeting if you owned shares of Sysco’s common stock at the close of business on the record date, September 19, 2011. You are entitled to one vote for each share you owned on the record date on each matter presented at the Annual Meeting, or any adjournments or postponements of the Annual Meeting.

What is the Record Date and What Does it Mean

The record date for the Annual Meeting is September 19, 2011. The record date was established by the Board of Directors as provided by Sysco’s Bylaws and Delaware law. Owners of record of Sysco’s common stock at the close of business on the record date are entitled to:

•	Receive notice of the Annual Meeting; and
•	Vote at the Annual Meeting, and any adjournments or postponements of the Annual Meeting.

How many Shares of Sysco Common Stock are Outstanding

At the close of business on August 30, 2011, there were 591,974,063 shares of Sysco Corporation common stock outstanding and entitled to vote at the Annual Meeting. All of our current directors and executive officers (19 persons) owned, directly or indirectly, an aggregate of 828,508 shares, which was less than 1% of our outstanding stock as of August 30, 2011.

How to Vote

You may vote your shares as follows:

•	in person at the Annual Meeting; or
•	by telephone (see the instructions at www.ProxyVote.com); or,
•	by Internet (see the instructions at www.ProxyVote.com); or
•	if you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstain with respect to all, some or none of the nominees for director and with respect to the proposal to approve the compensation paid to Sysco’s named executive officers, the proposal to amend the Bylaws to implement a staggered declassification of the Board of Directors and ratification of the appointment of the independent accountants. With respect to the proposal to recommend the frequency with which Sysco will conduct stockholder advisory votes on executive compensation, you may specify whether you prefer an annual, biennial or triennial frequency for the vote, i.e., the occurrence of a vote every year, every two years or every three years, or you may abstain.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted as follows:

•	FOR the election of the four nominees for director;
•	FOR the approval of the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative;
•	FOR an ANNUAL stockholder vote to approve the compensation paid to Sysco’s named executive officers;
•	FOR the amendment of Sysco’s Bylaws to implement a staggered declassification of the Board of Directors;
•	FOR the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2012.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for him to receive it before the Annual Meeting;
•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or
•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Broker Non-Votes

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Broker non-votes will count as votes against the proposal to declassify the Board and will be disregarded with respect to all other proposals.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

Votes Necessary for Action to be Taken

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. The Board of Directors will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for the approval of the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The advisory vote regarding the frequency with which Sysco will conduct stockholder advisory votes on executive compensation will be determined by a plurality of votes cast by the holders of shares entitled to vote in the election. Stockholders may choose an annual, biennial or triennial frequency, i.e., every year, every two years or every three years, or they may abstain. The frequency option that receives the most votes will be deemed the option chosen by the advisory vote.

Pursuant to Sysco’s Bylaws, the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote is required in order to amend Sysco’s Bylaws to implement a staggered declassification of the Board of Directors.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for approval of the ratification of the appointment of the independent accountants.

Broker non-votes and abstentions will count as votes against the proposal to declassify the Board and will be disregarded with respect to the election of directors and all other proposals.

Who Will Count Votes

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

Cost of Proxy Solicitation

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement, should we choose to mail any written proxy materials, and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $12,000 plus reimbursement for their out-of-pocket expenses.

Other Matters

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

Annual Report

We will furnish additional copies of our annual report to stockholders, including our Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission (the “Annual Report on Form 10-K”), without charge upon your written request if you are a record or beneficial owner of Sysco Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the annual report to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

Householding

If your shares are held in the name of your broker or agent, and you share the same last name and address with another Sysco stockholder, you and the other stockholders at your address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice, and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

If your shares are not registered in your own name, you can request additional copies of the E-Proxy Notice and any other proxy materials we mail or you can request householding by notifying your broker or agent in whose name your shares are registered.

ELECTION OF DIRECTORS
ITEM NO. 1 ON THE PROXY CARD

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Sysco’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of backgrounds and experiences in areas that are relevant to the company’s activities so that the Board, as a whole, possesses the combination of skills, professional experience, and diversity of backgrounds necessary to oversee Sysco’s business. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualification of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. Below we identify and describe some of the key experience, qualifications and skills that our Corporate Governance and Nominating Committee believes individuals serving as directors of Sysco should collectively bring to the Board and that are important in light of our business and structure. The priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

•	Leadership, Corporate Strategy and Development Experience — The Board believes that experience as a senior executive in a large and complex public, private, government or academic organization enables a director to better oversee the management of the company. Such individuals also bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level, and tend to demonstrate a practical understanding of organizations, strategy, risk management and the methods to drive change and growth. Finally, directors with experience in significant leadership positions generally possess the ability to identify and develop leadership qualities in others, including members of our management team.

•	Foodservice Industry or Marketing Experience — Directors with experience as executives, directors or in other leadership positions in various aspects of the foodservice industry gain extensive knowledge that is valuable to Sysco’s operating plan and strategy, including ways in which Sysco can better fulfill the needs of its customers and suppliers. In addition, as the foodservice market continues to mature, directors with marketing knowledge provide valuable insights as we focus on ways in which Sysco can grow organically by identifying and developing new markets.

•	Technology, e-Commerce and Enterprise Resource Planning Experience — Technology is already an integral part of Sysco’s distribution and supply chain. In addition, we have begun a multi-year Enterprise Resource Planning (“ERP”)/Business Transformation Project designed to combine the systems of many Sysco operating companies into a single system. The use of a single system is expected to drive efficiencies and cost savings through consolidation and standardization, allow us to leverage data to make better decisions as we develop a better enterprise-wide view of the business and enhance our customers’ experience through improved online ordering and customer support systems. Directors with experience in the areas of technology and ERP implementation can provide valuable insights to guide these efforts.

•	Distribution/Supply Chain Experience — Directors that have experience in distribution logistics and supply chain management can help us find ways to optimize warehouse and delivery activities across the Sysco organization to achieve a more efficient delivery of products to our customers.

•	Global Experience/Broad International Exposure — Although Sysco’s primary focus is on growing and optimizing the core foodservice distribution business in North America we continue to explore and identify opportunities to grow our global capabilities in, and source products directly from, international markets. We benefit from the experience and insight of directors with a global business perspective as we identify the best strategic manner in which to expand our operations outside of North America. As Sysco’s reach becomes more global, directors with international business experience can assist us in navigating the business, political, and regulatory environments in countries in which Sysco does, or seeks to do, business.

•	Accounting, Finance and Financial Reporting Experience — An understanding of accounting, finance and financial reporting processes is important for our directors to evaluate our financial statements and capital investments. Although we expect all of our directors to be financially knowledgeable, many of our directors have developed much more extensive experience in accounting and financial matters through their executive leadership roles in the public and private sector.

•	Risk Management — The Board oversees management’s efforts to understand and evaluate the types of risks facing Sysco and its business, evaluate the magnitude of the exposure, and enhance risk management practices. Directors with risk management experience can provide valuable insights as Sysco seeks to strike an appropriate balance between enhancing profits and managing risk.

•	Public Company Board Experience — Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of the Board, board practices of other public companies and the relationship between the Board and the management team. Most public company directors also have corporate governance experience to support our goals of Board and management accountability, greater transparency, legal and regulatory compliance and the protection of stockholder interests. Many of our directors currently serve, or have previously served, on the boards of directors of other public companies.

•	Diversity — Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics new Board members should possess as well as the composition of the Board as a whole. This review includes consideration of diversity, age, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. While the Board has not prescribed standards for considering diversity, as a matter of practice it looks for diversity in nominees such that the individuals can enhance perspective and experience through diversity in race, gender, ethnicity, cultural background, geographic origin, education, and professional and life experience. Because we value gender and racial diversity among our Board members, four of our current Board members are women, including one African American, the Chairman of the Board is Hispanic and two of our current Board members are from outside the United States.

Included in the individual biographies below is a discussion of the most significant aspects of each director’s background that strengthen the Board’s collective qualifications, skills and experience and that the Corporate Governance and Nominating Committee and the Board considered in reaching their conclusion that he or she should continue to serve as a director of Sysco.

Election of Directors at 2011 Annual Meeting

Four directors are to be elected at the meeting. The Board of Directors currently consists of 12 members divided into three classes of four directors each. The company’s governing documents provide that the Board of Directors shall be divided into three classes with no class of directors having more than one director more than any other class of directors. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring.

The Board of Directors has nominated the following four persons for election as directors in Class I to serve for three-year terms or until their successors are elected and qualified:

•	Judith B. Craven, M.D.
•	William J. DeLaney
•	Larry C. Glasscock
•	Richard G. Tilghman

Each of Dr. Craven, Mr. DeLaney and Mr. Tilghman is currently serving as a Class I director of Sysco. Mrs. Phyllis S. Sewell is also a Class I director and will serve out her remaining term, but has notified the Board that she will not be standing for reelection. Mr. Glasscock is currently serving as a Class II director of Sysco. Effective as of the date of the Annual Meeting, the size of the Board of Directors will be reduced from its current size to 11 members. In order to keep the number of directors serving in Class I at four members, the Board will move Mr. Glasscock out of Class II and has nominated him for election for a three-year term in Class I.

Each of the nominees is currently serving as a director of Sysco and has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

Set forth below is biographical information for each director, other than Mrs. Sewell, who is retiring from the Board effective as of the Annual Meeting, including the nominees for election as a director at the 2011 Annual Meeting. Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer. In addition to the information described below, many of our directors serve as trustees, directors or officers of various non-profit, educational, charitable and philanthropic organizations.

Nominees for Election as Class I Directors for terms expiring at the 2014 Annual Meeting:

Judith B. Craven, M.D., 65, has served as a director of Sysco since July 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby’s, Inc., Sun America Funds and VALIC. Dr. Craven is Chairman of Sysco’s Corporate Sustainability Committee and is also a member of our Corporate Governance and Nominating Committee and our Compensation Committee.

Key Director Qualifications:  Dr. Craven earned a B.S. degree in Biology and English from Bowling Green State University, then completed premedical requirements at Texas Southern University before earning a Doctor of Medicine from Baylor College of Medicine and a Master of Public Health from the University of Texas School of Public Health. She also completed the Harvard University Program for Senior Managers in Government at the John F. Kennedy School of Government. Dr. Craven provides a unique viewpoint on Sysco’s Board as a medical doctor and distinguished public health expert. She gained a distinctive understanding of the foodservice industry after serving as Director of Public Health for the City of Houston from 1980 through 1983, which included responsibility for the regulation of all foodservice establishments in the City of Houston, including an emphasis on food safety and food handling. Following this appointment, Dr. Craven served as Dean of the University of Texas School of Allied Health Sciences from 1983 to 1992. She also serves on the Board of Directors of Luby’s, Inc., which operates almost 100 restaurants and provides food services to select hospital and other medical institutions in Texas. Dr. Craven also has a strong commitment to diversity and social responsibility, having led many initiatives to help increase and incorporate diversity in schools, the workplace and the community. Dr. Craven served as Vice President for Multicultural Affairs for the University of Texas Health Science Center at Houston from 1987 to 1992, and served as Chair of the Committee on Diversity for the University of Texas Board of Regents for six years. Under Dr. Craven’s leadership as president for six years, The United Way of The Texas Gulf Coast won the first National Award for diversity from the United Way of America. She has also served as a member of the Board of Directors of Compaq Corporation and the Houston Branch of the Federal Reserve Bank of Dallas. Dr. Craven has received numerous awards and honors, including the NAACP VIP Award for Community Service, Houston’s Thirty Most Influential Black Women Award and induction into the Texas Women’s Hall of Fame in 1989.

William J. DeLaney, 55, has been a director of Sysco since January 2009 and began serving as Sysco’s Chief Executive Officer in March 2009. He assumed the additional title of President in March 2010. Mr. DeLaney began his Sysco career in 1987 as Assistant Treasurer at the company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President of the company, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, Mr. DeLaney was appointed president and chief executive officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Sysco’s Senior Vice President of Financial Reporting. Effective July 1, 2007, Mr. DeLaney was promoted to the role of Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until October 2009. Mr. DeLaney is a member of Sysco’s Finance Committee.

Key Director Qualifications:  Mr. DeLaney earned a Bachelor of Business Administration degree from the University of Notre Dame, and a Master of Business Administration degree from the Wharton Graduate Division of the University of Pennsylvania. Mr. DeLaney has worked in various capacities at Sysco and its subsidiaries for more than 20 years. Through various accounting, finance, operations and management positions within Sysco and its operating companies, Mr. DeLaney has gained valuable insight into the foodservice industry, as well as Sysco’s competitive advantages and how to further build upon them. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management. Further, the Corporate Governance and Nominating Committee and the Board believe that it is appropriate and beneficial to Sysco to have its Chief Executive Officer serve as management’s voice on the Board.

Larry C. Glasscock, 63, was appointed as a director of Sysco in September 2010. In March 2010, Mr. Glasscock retired from his position as Chairman of the Board of Directors of WellPoint, Inc., one of the largest health benefits companies in the United States, after serving in the role since November 2005. He also served as WellPoint’s President and CEO from November 2004 until July 2007. Mr. Glasscock previously served as Chairman, President and CEO of Anthem, Inc., a health benefits company, from 2001 to 2004, assuming additional responsibilities as Chairman from 2003 to 2004. Mr. Glasscock has served as a director of Simon Property Group, Inc., a real estate investment trust, since March 2010; a director of Sprint Nextel Corp. since August 2007; and a director of Zimmer Holdings, Inc., a global leader in the design, development, manufacture and marketing of orthopedic reconstructive implants, dental implants, spinal implants, trauma products and related surgical devices, since August 2001. Mr. Glasscock is a member of Sysco’s Compensation Committee, our Corporate Governance and Nominating Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Glasscock attended Cleveland State University, where he received a bachelor’s degree in business administration. He later studied at the School of International Banking, participated in the American Bankers

Association Conference of Executive Officers, and completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock has developed significant leadership and corporate strategy expertise through over 30 years of business experience, including former service as President and CEO of WellPoint, Inc., COO of CareFirst, Inc., President and CEO of Group Hospitalization and Medical Services, Inc., President and COO of First American Bank, N.A., and President and CEO of Essex Holdings, Inc. During his tenure at WellPoint, Inc., he played a major role in transforming the company from a regional health insurer into a national healthcare leader and championed company efforts to improve quality and customer service. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock’s expertise in the utilization of technology to improve productivity will be valuable to Sysco as we implement and build upon our Business Transformation Project. His knowledge and experience in team building and human capital development are also extremely valuable to Sysco, as management development was one of our CEO’s key non-financial goals during fiscal 2011 and continues to be one of such goals for fiscal 2012. Mr. Glasscock also has considerable financial experience, as he has supervised the chief financial officers of major corporations. Earlier in his career he served as a bank officer lending to major corporations and supervised assessments of companies’ creditworthiness. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

Richard G. Tilghman, 71, has served as a director of Sysco since November 2002. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999. Mr. Tilghman is Chairman of Sysco’s Audit Committee and is also a member of our Finance Committee.

Key Director Qualifications:  After graduating from the University of Virginia with a B.A. in Foreign Affairs and serving in the U.S. Army as a lieutenant, Mr. Tilghman enjoyed a 34-year banking career, including service as Vice Chairman and Director of Suntrust Banks, as well as the former Chairman and CEO of Crestar Financial Corporation, a bank holding company for fifteen years. His career provided him with experience and expertise in the areas of leadership, corporate strategy and development, finance, banking, accounting and risk management. Mr. Tilghman’s experience overseeing a business and technology transformation for a series of banks acquired through acquisitions is very important to Sysco as we undertake our ERP/Business Transformation Project to streamline our operations using a common technology platform. Mr. Tilghman also gained high tech and regional marketing experience that has been valuable to Sysco as we have redefined oversight of our operating companies by marketing region and focus on the use of e-Commerce technologies to service Sysco customers more efficiently. Mr. Tilghman’s experience also includes approximately 20 years of service on the Board of Directors of Chesapeake Corporation, which was then a leading supplier of cartons, labels, leaflets, and specialty plastic packaging, with manufacturing facilities in Asia, Europe and the U.S. at that time.

The Board of Directors recommends a vote FOR the nominees listed above.

Class II Directors whose terms expire at the 2012 Annual Meeting:

Jonathan Golden, 74, has served as a director of Sysco since February 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to Sysco. Mr. Golden is a member of Sysco’s Finance Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Golden is a graduate of Princeton University and Harvard Law School. He also has served as an adjunct professor at Emory Law School in Atlanta for nine years. Mr. Golden, who is not considered an independent director, has developed an extensive knowledge of Sysco’s business through his service as a director of the Company since 1984 and through Arnall Golden Gregory LLP, a firm that has served as legal advisor to the Company on numerous transactions. Mr. Golden has served as Chairman of that firm for approximately eleven years. He personally has a long history of representing participants in the food industry, including manufacturers, distributors and food industry trade associations. Mr. Golden has gained further experience regarding the distribution and supply chain of foodservice companies as a member of the Board of Directors of a major privately-held food manufacturer that is the leader in the frozen food industry and sells to foodservice customers, particularly in-store bakeries and retail marketplaces. In addition to his legal and regulatory experience and focus on corporate responsibility, Mr. Golden has developed a knowledge of other public company Board practices through his past service on the Boards of The Profit Recovery Group International, Inc., Intermedics, Inc., Automatic Service Company and Butler Shoe Corp.

Joseph A. Hafner, Jr., 66, has served as a director of Sysco since November 2003. In November 2006, Mr. Hafner retired as Chairman of Riviana Foods, Inc., a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004. Mr. Hafner is Chairman of Sysco’s Finance Committee and is also a member of our Audit Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Hafner attended Dartmouth College, where he graduated cum laude, then earned a master of business administration degree with high distinction from Dartmouth’s Amos Tuck School of Business Administration. After graduation, Mr. Hafner served for two years in the Latin American Internship Program of Cornell University and the Ford Foundation in Lima, Peru, followed by two years with the Arthur Andersen & Co. accounting firm in Houston. In 1972, Mr. Hafner began his career with Riviana Foods, Inc. in Guatemala City as Controller of Riviana’s Central American Division. For over 30 years, Mr. Hafner worked in positions of increasing authority for Riviana, a company that processed, marketed and distributed rice products in the U.S. and Europe, as well as other food products in Central America and Europe. Mr. Hafner continued his international exposure through the oversight of Riviana’s rice operations in South Africa and Australia. His career culminated in his service as President and CEO of Riviana for over 20 years, providing him with experience in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, finance and accounting and international operations. In addition, Mr. Hafner has developed finance and accounting expertise during his career at Arthur Andersen and Riviana and is a member of the American Institute of Certified Professional Accountants.

Nancy S. Newcomb, 66, has served as a director of Sysco since February 2006. Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of The DIRECTV Group, Inc. and was formerly a director of Moody’s Corporation. Ms. Newcomb is a member of Sysco’s Audit Committee and the Finance Committee.

Key Director Qualifications:  Ms. Newcomb is a graduate of Connecticut College and received a Master’s Degree in Economics from Boston University. She also graduated from Harvard Business School’s Program for Management Development. Ms. Newcomb’s 35-year career with Citigroup, a major international financial services company, and its predecessors Citicorp and Citibank, provided her with experience in the areas of leadership, corporate strategy and development, finance, risk management and international operations. Ms. Newcomb developed extensive risk management experience throughout her career, including holding the position of Citigroup’s Senior Corporate Officer of Risk Management for the last six years of her career. In the area of Finance and International Operations, Ms. Newcomb served as Citigroup’s Principal Financial Officer, responsible for liquidity, funding and capital management. She has had extensive international experience as head of worldwide treasury operations in over 100 countries, and co-head of Citigroup’s global, multinational customer business.

Class III Directors whose terms expire at the 2013 Annual Meeting:

John M. Cassaday, 58, has served as a director of Sysco since November 2004. Since September 1999, Mr. Cassaday has served as President and Chief Executive Officer, as well as a director, of Corus Entertainment Inc., a media and entertainment company based in Canada. He also serves as a director of Manulife Financial Corporation. Mr. Cassaday is Chairman of Sysco’s Compensation Committee and is also a member of our Corporate Governance and Nominating Committee.

Key Director Qualifications:  Mr. Cassaday earned a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration Degree with honors from the University of Toronto’s Rotman School of Management. Prior to his current position as the founding President and CEO of Corus Entertainment Inc., a Canadian leader in radio and specialty television, Mr. Cassaday served as President and CEO of CTV Television Network Ltd. Mr. Cassaday’s career prior to broadcasting included executive positions in a number of leading packaged goods companies including RJR-Macdonald, Inc., General Foods Corporation and Campbell Soup Company, where he gained food processing and food safety experience while advancing through positions in sales, marketing, and strategic planning in Canada, the United States, and the United Kingdom. His career at Campbell’s culminated in service as President of Campbell Soup Company’s operations in Canada and the United Kingdom. Mr. Cassaday gained additional foodservice experience through his service as a director of Loblaw Companies Limited, Canada’s largest food distributor, and of J.M. Schnieder, a meat processing company. This background has provided Mr. Cassaday with extensive experience and knowledge in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing, international operations, accounting, finance and financial reporting. In addition, Mr. Cassaday’s service on the Board of Directors of Manulife Financial Corporation has provided a greater understanding of risk management and global compensation considerations. Mr. Cassaday has received many business, industry and charitable honors, including designation as the most distinguished alumni of the University of Toronto’s

Rotman School of Management in 1998, receipt of the Gold Medal from the Association of Canadian Advertisers in 2004 (which recognizes individuals who have made an outstanding contribution to the advancement of marketing communications in Canada) and induction in the Marketing Hall of Legends of Canada in 2006.

Manuel A. Fernandez, 65, has served as a director of Sysco since November 2006 and as the non-executive Chairman of the Board since June 2009. Since 2000, he has been the Managing Director of SI Ventures, a venture capital firm focusing on information technology and communications infrastructure companies that enable e-business, and Chairman Emeritus of Gartner, Inc., a leading information technology research and consulting company. Prior to his present positions, Mr. Fernandez was Chairman, President, and Chief Executive Officer of Gartner. Mr. Fernandez also serves on the board of directors of Brunswick Corporation, Flowers Foods, Inc. and Stanley Black & Decker, Inc. (following his service on the Board of the Black & Decker Company until its acquisition by The Stanley Works in March 2010; following such acquisition, The Stanley Works changed its name to Stanley Black & Decker, Inc.). Mr. Fernandez is a member of Sysco’s Corporate Governance and Nominating Committee and our Compensation Committee. He also previously served on Sysco’s Finance Committee.

Key Director Qualifications:  Mr. Fernandez earned a Bachelor’s Degree in electrical engineering from the University of Florida and completed post-graduate studies in solid state engineering. He began his career in engineering positions, eventually becoming a Group Executive Vice President of Fairchild Semiconductor with direct oversight for operations and manufacturing facilities in the US and in several foreign countries. Among the engineering breakthroughs in his career, Mr. Fernandez was part of a design team at Harris Semiconductors that developed the first programmable memory. He later served as President and CEO of three technology-driven companies, including Zilog Incorporated (a publicly-traded semiconductor manufacturer and a leader in the microprocessor industry, with operations in over 20 countries), Gavilan Computer Corporation (a technology company he founded that developed one of the first battery-operated laptop computers in 1982) and Dataquest (an information services company that was later acquired by Gartner). During Mr. Fernandez’s service as CEO and later Chairman of the Board of Gartner, he oversaw the company’s dramatic growth, from a research boutique with revenue of $46 million in 1991 to a global technology research and advisory firm with over $950 million of revenue in 2001, including taking the company public in 1994. At the time of his retirement, Gartner had locations in over 40 international locations serving customers in 80 countries. Together, these positions provided Mr. Fernandez with extensive leadership, corporate strategy and development, information technology, IT strategy, strategic planning and international experience.

Mr. Fernandez has gained knowledge of distribution and supply chains as a member of the Board of Directors of:

•	Brunswick Corporation, a leading global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and bowling and billiards equipment, where he currently serves as Lead Director and a member of the Human Resources and Compensation Committee (which he previously chaired) and previously served as chairman of the Nominating and Corporate Governance Committee;
•	The Black & Decker Corporation, a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems, where he previously served as Lead Director and Chairman of the Corporate Governance Committee; and
•	Stanley Black & Decker, Inc., a diversified global supplier of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, where he serves on the Finance and Pension Committee and the Corporate Governance Committee.

Mr. Fernandez’s service on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the United States, has provided him with extensive knowledge of the foodservice industry. At Flowers Foods he also serves as chairman of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. Fernandez has invested in over 20 start-up companies in the information technology field, has served on the Boards of Directors of multiple public and private companies and was appointed by the President of the United States as a member of the Presidential Information Technology Action Committee. He is a former Chairman of the Board of Trustees of the University of Florida.

Hans-Joachim Koerber, 65, has served as a director of Sysco since January 2008. Dr. Koerber served as the chairman and chief executive officer of METRO Group, Germany’s largest retailer, from 1999 until his retirement in October 2007. Dr. Koerber is chairman of the board of directors of Air Berlin PLC and Esprit Holdings Limited, as well as a director of several private European companies, including Klüh GbR, WEPA Industrieholding SE and Deutsche Amphibolin-Werke von Robert Murjahn Stiftung GmbH & Co KG. Dr. Koerber is a member of Sysco’s Audit Committee and our Finance Committee.

Key Director Qualifications:  Dr. Koerber earned a degree as a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. Dr. Koerber began his career in the beverage industry, including management positions in which he was responsible for finance and accounting, information technology, purchasing and personnel. He first became involved with the company that would eventually become METRO when he joined the predecessor company’s cash-and-carry, self-service wholesale company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, Dr. Koerber became part of the METRO management board. His responsibilities included corporate development, corporate communications and investor relations and he became chairman and chief executive officer in 1999. Dr. Koerber introduced a new management style, streamlined the company to focus on four of the original 16 business divisions in order to remain competitive and achieve profitability, adopted international accounting standards and rapidly developed METRO’s international presence, including hands-on experience in expanding METRO into Eastern Europe and Asia, including China and India. These efforts helped make METRO Germany’s largest retailer, operating wholesale cash & carry stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world. Throughout his career, Dr. Koerber developed experience and qualifications in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing and risk management. Dr. Koerber’s insights on running and expanding a foodservice business with international operations have been, and will continue to be, particularly helpful to Sysco. Dr. Koerber’s career at METRO AG, combined with his 10 years of service on the Board of Skandinaviska Enskilda Banken AB (the parent company of the SEB Group, a North European banking concern catering to corporations, institutions, and private individuals) and the Board of Directors of several other international companies, has provided him with financial expertise, particularly with regard to international financial accounting standards. His service on the Boards of Air Berlin PLC (Germany’s second largest airline) and Esprit Holdings Limited (manufacturer of apparel, footwear, accessories, jewelry and housewares) have deepened his experience in marketing.

Jackie M. Ward, 73, has served as a director of Sysco since September 2001. Ms. Ward is the former Chairman, President and Chief Executive Officer of Computer Generation Incorporated (CGI), a company she founded in 1968 that was acquired in December 2000 by Intec Telecom Systems PLC, a technology company based in the United Kingdom. Ms. Ward is a director of Flowers Foods, Inc., Sanmina-SCI Corporation and WellPoint, Inc. Ms. Ward is Chairman of Sysco’s Corporate Governance and Nominating Committee and is also a member of our Compensation Committee. In the last five years, Ms. Ward also served as a director of Bank of America Corporation and Equifax Inc.

Key Director Qualifications:  Ms. Ward attended Georgia State College for Women and the University of Georgia Extension Center, where she majored in psychology and mathematics. She later attended the London School of Business and was awarded a Doctor of Laws from Mercer University. Early in her career, Ms. Ward held programming, engineering, marketing and management positions with UNIVAC (a division of Sperry Corporation), General Electric Company and J.P. Stevens Company. Ms. Ward then founded, was elected chairman, president and chief executive officer, and had over 30 years of experience with Computer Generation Incorporated (CGI), a provider of software/hardware solutions to the telecommunications and general industry with operations in the U.S., England and much of Europe, Australia, South Africa, Mexico and Latin America. Ms. Ward’s lengthy career has provided her with extensive leadership, information technology, retail/mass marketing, corporate strategy and development, finance, banking, and international experience. In addition, significant projects undertaken by CGI for governmental and private entities provided unique experience for Ms. Ward in developing and implementing supply chain inventory control systems, fraud detection systems and software/hardware to handle generalized and specific accounting functions. Ms. Ward has gained knowledge of the foodservice industry through her membership on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the U.S., as well as developing systems for related food clients, such as Edwards Baking Company and Eastern Food Services. She also has significant public company board experience as a current or former member of numerous Boards of Directors where she served in various leadership positions, including lead director, presiding director and the chairman of various committees. With respect to Flowers Foods, Ms. Ward currently serves as the Presiding Director, Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. With respect to WellPoint, Ms. Ward currently serves as Lead Director, Chair of the Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves on the Nominating and Governance Committee of Sanmina-SCI Corporation. Ms. Ward furthered her expertise in the areas of finance and risk management as Chairman of the Asset Quality Committee of Bank of America’s Board of Directors for 15 years and her expertise in the areas of accounting and internal audit as a member of the Board of PRG-Schultz International, Inc., which provides recovery audit services to organizations with high volumes of payment transactions, including retail and wholesale businesses, manufacturers, health care, and government agencies.

Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance Guidelines

The Board of Directors has adopted the Sysco Corporation Corporate Governance Guidelines. These guidelines outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards the member sits on, in the context of the needs of the Board and Sysco. We review these guidelines from time to time in response to changing regulatory requirements and best practices and revise them accordingly. The guidelines were last revised in August 2011 for changes to Sysco’s stock ownership guidelines. See “Stock Ownership — Stock Ownership Guidelines” below for a discussion of Sysco’s stock ownership guidelines. We have published the Corporate Governance Guidelines on our website under “Investors — Corporate Governance” at www.sysco.com.

Codes of Conduct

We require all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, to comply with our Code of Conduct applicable to Sysco employees to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. This Code of Conduct addresses the following, among other topics:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,
•	competition and fair dealing,
•	compliance with the Foreign Corrupt Practices Act,
•	political contributions,
•	antitrust,
•	conflicts of interest,
•	legal compliance, including compliance with laws addressing insider trading,
•	financial disclosure,
•	intellectual property, and
•	confidential information.

This Code, which was amended and restated in August 2010, effective as of November 1, 2010, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. In August 2010, we also adopted a separate Code of Conduct applicable to non-employee directors that is similar in scope to the employee Code but is tailored to the issues and concerns facing Sysco directors. We have published the Codes of Conduct for employees and non-employee directors on our website under “Investors — Corporate Governance” at www.sysco.com. We intend to disclose any future amendments to or waivers of our Code applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, as well as any employees performing similar functions, on our website at www.sysco.com under the heading “Investors — Corporate Governance.”

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company he or she serves as an executive officer;
•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and
•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with Sysco. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. These additional relationships include the following (for purposes of this section, “Sysco”, “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of Irving Oil Limited (formerly Fort Reliance), which is one of our suppliers;
•	Dr. Craven serves as a member of the Board of Directors of Luby’s, Inc., which is one of our customers;
•	Mr. Fernandez serves as a director of Flowers Foods, Inc, which is one of Sysco’s suppliers, and as Chairman Emeritus of Gartner, Inc., a technology firm that provides certain services to which we subscribe;
•	Mr. Glasscock serves as a director of Sprint Nextel Corp., which is one of our suppliers;
•	Mr. Hafner serves as a Trustee of The Kinkaid School, which is one of our customers; Mr. Hafner also serves on the boards or committees of several non-profit organizations to which Sysco makes donations; in addition, Mr. Hafner serves as a member of the President’s Advisory Council of the University of Houston — Downtown, which purchases our products through subcontracting arrangements;
•	Ms. Newcomb was a director of Moody’s Corporation during fiscal 2011, which provides credit ratings for certain of our debt obligations;
•	Mr. Tilghman is Chairman and a trustee of the Colonial Williamsburg Foundation, a director of the Colonial Williamsburg Company and a director of The Coral Bay Club; all three of these organizations are our customers;
•	Ms. Ward is a director of Flowers Foods, Inc., which is one of our suppliers, and her granddaughter’s husband works for one of Sysco’s subsidiaries as a marketing associate.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Glasscock, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mr. Tilghman and Ms. Ward, as well as Mrs. Sewell, who will retire from the Board effective as of the Annual Meeting, has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. Mr. DeLaney and Mr. Golden are not considered to be independent. The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from Sysco other than in his or her capacity as a non-employee director or committee member. The Board has determined that none of the above-named directors has received any compensation from Sysco during fiscal 2011, and no member of the Audit Committee has received any compensation from Sysco at any time while he or she has served as such, other than in his or her capacity as a non-employee director, committee member, committee chairman or Chairman of the Board.

Director Compensation

See “Director Compensation” for a discussion of compensation received by our non-employee directors during fiscal 2011.

Risk Oversight

One of the primary oversight functions of the Board is to ensure that Sysco has an appropriate risk management process in place that is commensurate with both the short and long-term goals of the company. In order to effectively fulfill this oversight role, the Board relies on various individuals and committees within management and among our Board members. See “Board Composition” above for a description of individual director qualifications, including risk management experience.

Management is responsible for identifying, managing and mitigating risks, and reports directly to the Audit Committee and the Board on a regular basis with respect to risk management. As discussed below under “Committees of the Board,” the Audit Committee reviews Sysco’s process by which management assesses and manages the Company’s exposure to risk. The Audit Committee also makes recommendations to the Board of Directors with respect to the process by which members of the Board and relevant committees will be made aware of the Company’s significant risks, including recommendations regarding what committee of the Board would be most appropriate to take responsibility for oversight of management with respect to the most material risks faced by the Company. On an annual basis management reviews with the Board the key enterprise risks identified in the process, such as strategic, operational, financial, compliance and reputation risks, as well as management’s process for addressing and mitigating the potential effects of such risks. Through this process Sysco has developed enhanced risk management procedures that include frequent discussion and prioritization of key risk issues by the executive management team, enhanced tracking and monitoring of risk information and identification of particular risks for which management intends to develop or enhance Sysco’s management and mitigation plans.

The Board’s Committees help oversee the risk management process within the respective areas of the committees’ delegated oversight authority. The Audit Committee is primarily responsible for hiring and evaluating our independent auditor, review of our internal controls, oversight of our internal audit function, management of credit/counterparty risk, reviewing contingent liabilities that may be material to the company and various regulatory and compliance oversight functions. The Compensation Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees. The Corporate Governance and Nominating Committee monitors risk by ensuring that proper corporate governance standards are maintained, that the Board is comprised of qualified Directors, and that qualified individuals are chosen as senior officers. The Finance Committee oversees risks involving capital structure of the enterprise, including borrowing, liquidity, allocation of capital, major capital transactions and expenditures, funding of benefit plans and investment risk. The Chairman of the Board coordinates the flow of information regarding risk oversight from each respective committee to the independent Directors and participates in the review of the agenda for each Board and Committee meeting. As the areas of oversight among committees sometimes overlap, committees may hold joint meetings when appropriate and address certain risk oversight issues at the full Board level. The Board considers risk in evaluating the Company’s strategy, including specific strategic and emerging risks, and annually reviews and approves corporate goals and capital budgets. The Board also monitors any specific risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to our Business Transformation Project.

Chairman of the Board

Mr. Fernandez, the Chairman of Sysco’s Board of Directors, is an independent director. See “Director Independence” above for a discussion of our independence criteria. While we believe the participation of the CEO on our Board helps foster, among other things, an appropriate level of continuity and fluid communication between the Board and management, we have chosen an independent director as Chairman of the Board in order to ensure that the Board maintains an independent thought process that ultimately benefits stockholders.

Mr. Fernandez was chosen to serve as the non-executive Chairman of Sysco’s Board of Directors effective June 28, 2009. Sysco’s Corporate Governance Guidelines provide that the Board shall elect from its members a Chairman of the Board. While the Chairman does not have to be independent, the Corporate Governance Guidelines specify that the Board shall give due consideration to the potential benefits of having an independent director serve in that role. Whenever the Chairman of the Board is also a current or former officer of the Company or is otherwise not an independent director, the Board will choose a separate lead director annually from among the independent directors. Because Mr. Fernandez is an independent Chairman, the Board does not currently have a lead director. During fiscal 2011, the non-management directors held four executive sessions without the CEO or any other member of management present. Mr. Fernandez presided at each of these sessions.

The Chairman of the Board, among other things, establishes the agenda for, and presides at, meetings of the non-employee directors. In addition, the independent directors, exclusive of all directors who have not been determined to be independent, meet in executive session at least once a year, and the independent Chairman presides at such meetings. The Chairman also serves as the primary liaison between the independent directors and the Chief Executive Officer, reviews meeting agendas and schedules for meetings of the Board with the Chief Executive Officer, and makes himself available for consultation and director communication.

Board Meetings and Attendance

The Board of Directors held six meetings, including five regular meetings and one special meeting, during fiscal 2011, and all directors attended 75% or more of the aggregate of:

•	the total number of meetings of the Board of Directors, and
•	the total number of meetings held by all committees of the Board on which he or she served during fiscal 2011.

It is the Board’s policy that directors attend the Annual Meeting of Stockholders, to the extent practicable. In fiscal 2011, all directors who were in office at that time attended the Annual Meeting held in November 2010.

Committees of the Board

As of the date of this proxy statement, each of the individuals continues to serve on the committees listed in his or her biographical information under “Election of Directors.”

Audit Committee — The Audit Committee held ten meetings during fiscal 2011. During fiscal 2011, Mr. Hafner, Dr. Koerber, Ms. Newcomb and Mr. Tilghman (Chair) served on the Audit Committee. All committee members served for the full year. The Audit Committee oversees and reports to the Board with respect to various auditing and accounting matters, including:

•	the selection of the independent public accountants;
•	the scope of audit procedures;
•	the nature of all audit and non-audit services to be performed by the independent public accountants;
•	the fees to be paid to the independent public accountants;
•	the performance of the independent public accountants; and
•	Sysco’s accounting practices and policies.

The Audit Committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management, including discussion of enterprise-wide guidelines and policies to govern the process by which risk assessment and management is undertaken. See “Corporate Governance and Board of Directors Matters — Risk Oversight” for a more detailed discussion of the Audit Committee’s role in Sysco’s risk assessment process. Each member of the Audit Committee is financially literate and has been determined by the Board to be independent, as defined in the New York Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. No Audit Committee member serves on the audit committees of more than two other companies. The Board has determined that Messrs. Hafner and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee held six meetings during fiscal 2011. During fiscal 2011, Mr. Cassaday (Chair), Dr. Craven, Mr. Fernandez, Mr. Glasscock, Mrs. Sewell, and Ms. Ward served on the Compensation Committee. All committee members served for the full year, except for Mr. Glasscock, who joined the Compensation Committee upon his appointment to the Board in September 2010. The function of the Compensation Committee is to determine and approve all compensation of the Chief Executive Officer and the other senior officers, including the named executive officers, and to oversee the administration of Sysco’s benefit plans, qualified and nonqualified benefit plans, incentive compensation plans, equity-based plans and Sysco’s group benefit medical plan.

Except for decisions that impact the compensation of Sysco’s executive officers, the Compensation Committee is generally authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “— Compensation Consultants,” and “— Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee held five meetings during fiscal 2011. During fiscal 2011, Ms. Ward (Chair), Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Glasscock and Mrs. Sewell served on the Corporate Governance and Nominating Committee. All committee members served for the full year, except for Mr. Glasscock, who joined the Corporate Governance and Nominating Committee upon his appointment to the Board in September 2010. The function of the Corporate Governance and Nominating Committee is to:

•	propose directors, committee members and officers to the Board for election or reelection;
•	oversee the evaluation of management, including the Chief Executive Officer;

•	review the performance of the members of the Board and its committees;
•	recommend to the Board the annual compensation of non-employee directors;
•	review related party transactions;
•	review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s governing documents;
•	review and make recommendations regarding changes to Sysco’s Codes of Conduct, periodically review overall compliance with the Codes and approve any waivers to the Codes given to Sysco’s executive officers and directors; and
•	monitor compliance with and approve waivers to Sysco’s Policy on Trading in Company Securities.

Corporate Sustainability Committee — The Corporate Sustainability Committee held three meetings during fiscal 2011. During fiscal 2011, Dr. Craven (Chair), and Messrs. Glasscock, Golden and Hafner served on the Corporate Sustainability Committee. All committee members served for the full year, except for Mr. Glasscock, who joined the Corporate Sustainability Committee upon his appointment to the Board in September 2010. The Corporate Sustainability Committee’s purpose is to provide review and act in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization and with respect to Sysco’s long-term sustainability.

Executive Committee — The Executive Committee did not meet during fiscal 2011. During fiscal 2011, Mr. Cassaday, Mr. DeLaney, Mr. Fernandez (Chair), Mr. Hafner, Mr. Tilghman and Ms. Ward served on the Executive Committee. All committee members served for the full year. The Executive Committee is authorized to exercise all of the powers of the Board when necessary, to the extent permitted by applicable law.

Finance Committee — The Finance Committee held four meetings during fiscal 2011. During fiscal 2011, Mr. Hafner (Chair), Mr. DeLaney, Mr. Golden, Dr. Koerber, Ms. Newcomb and Mr. Tilghman served on the Finance Committee. All Committee members served for the full year. The function of the Finance Committee is to assist the Board in satisfying its fiduciary responsibilities relating to Sysco’s financial performance and financial planning. The Finance Committee:

•	reviews policies regarding capital structure, dividends and liquidity;
•	reviews and recommends the sale or issuance of equity and certain debt securities;
•	reviews acquisitions and financing alternatives;
•	reviews and approves certain capital expenditures;
•	reviews and recommends insurance risk management strategies as proposed by management;
•	establishes and monitors high-level investment and funding objectives and investment performance and funding of Sysco’s tax-qualified retirement plans and non-qualified retirement and deferred compensation plans; and
•	reviews and oversees Sysco’s information technology and security matters.

In addition, the Finance Committee assists the Audit Committee in reviewing and overseeing Sysco’s environmental, health and safety matters and related regulatory compliance. The Finance Committee reports regularly, and makes recommendations to the Audit Committee regarding specific actions to be taken in this area at least annually.

Current copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance — Committees” at www.sysco.com.

Compensation Consultants

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners (“CAP”) as its executive compensation consultant. Retained by and reporting directly to the Compensation Committee, CAP has provided the Committee with assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, has assisted with the redesign and enhancement of elements of the programs. The scope of CAP’s assignments in fiscal 2011 included:

•	Conducting a review of competitive market data (including base salary, annual incentive targets, long-term incentive targets and retirement benefits) for each named executive officer (as defined under “Compensation Discussion and Analysis”);

•	Reviewing company performance for Sysco and the peer group to assist in assessing the company’s overall pay and performance relationship;
•	Reviewing, making recommendations on and commenting on recommendations by management concerning executive pay programs, including incentive plan design, program changes and redesign, special awards, executive contract provisions, new hire compensation, promotions, retirement and related items, as desired by the Compensation Committee;

•	Reviewing and commenting on the Compensation Discussion and Analysis, the Committee’s report for the proxy statement and other disclosures, as requested the Compensation Committee; and
•	Periodically consulting with the Chairman of the Compensation Committee.

CAP also advises the Corporate Governance and Nominating Committee with respect to non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, CAP has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in Sysco’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors. In addition to providing background information and written materials, CAP representatives attend meetings at which the Committee Chairmen believe that their expertise would be beneficial to the Committees’ discussions. Neither CAP nor any of its affiliates provided any additional services to Sysco and its affiliates in fiscal 2011 or in fiscal 2012 through the date of the proxy statement. Sysco does not expect CAP to provide any such services to Sysco during the remainder of fiscal 2012.

Since September 2010, Towers Watson (“TW”) has provided advice directly to Sysco’s management team and has assisted management in making recommendations to the Compensation Committee and the Board of Directors with respect to certain aspects of executive compensation. In this capacity, TW has consulted directly with management and provided, among other things, reports based on TW’s proprietary data and information regarding market benchmarks. The Compensation Committee’s decisions are indirectly impacted by input from TW that is presented by management, and such information is used by the Committee in its dialogue with CAP representatives.

Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees

In accordance with its Charter, the Corporate Governance and Nominating Committee will observe the procedures described below in identifying and evaluating candidates for election to Sysco’s Board of Directors.

In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming Annual Meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, Sysco’s management and stockholders who beneficially own individually or as a group at least five percent of Sysco’s outstanding shares for at least one year and who have expressed an interest in recommending director candidates. In evaluating candidates, the Committee will consider the absence or presence of material relationships with Sysco that might impact independence, as well as the diversity, age, skills, experience, time available and the number of other boards the candidate sits on in the context of the needs of the Board and Sysco, and such other criteria as the Committee shall determine to be relevant at the time. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;
•	the name and address of the person to be nominated;
•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;
•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;
•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and
•	the candidate’s written, signed consent to serve if elected.

The Committee typically recommends director candidates to the Board in early July of each year. The Committee will consider in advance of Sysco’s next Annual Meeting of stockholders those director candidate recommendations that the Committee receives by May 1st.

With respect to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;
•	determine if the candidate satisfies the qualifications required by the company’s Corporate Governance Guidelines of candidates for election as director, as set forth above;
•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;
•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;
•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;
•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and
•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

The Committee has not received any recommendations for director nominees for election at the 2011 annual stockholders meeting from any Sysco security holder or group of security holders beneficially owning more than five percent of Sysco’s outstanding common stock.

If we receive by June 6, 2012 a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to identify. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

Majority Voting in Director Elections

The Company’s Bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast — that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Communicating with the Board

Interested parties may communicate with the independent Chairman of the Board, the non-management directors as a group and the individual members of the Board by confidential email. All emails will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by email in the corporate governance section of Sysco’s website under “Investors — Corporate Governance — Contact the Board” at www.sysco.com.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of Sysco. Each person listed below, other than Mr. Kreidler and Mr. Libby, has served as an officer of Sysco and/or its subsidiaries for at least the past five years.

Name	Title	Age

William B. Day	Executive Vice President, Merchandising and Supply Chain	54
William J. DeLaney*	President and Chief Executive Officer	55
G. Mitchell Elmer	Senior Vice President, Controller and Chief Accounting Officer	52
Michael W. Green*	Executive Vice President, Foodservice Operations	52
James D. Hope*	Executive Vice President, Business Transformation	51
Robert C. Kreidler*	Executive Vice President and Chief Financial Officer	47
Russell T. Libby	Vice President, General Counsel and Corporate Secretary	45
Larry G. Pulliam*	Executive Vice President, Foodservice Operations	55

*	Named Executive Officer

William B. Day has served as Executive Vice President, Merchandising and Supply Chain since July 2010. He served as Senior Vice President — Merchandising and Supply Chain from July 2009 to July 2010. He began his Sysco career in 1983 as a staff accountant at Sysco’s Memphis, Tennessee subsidiary. Between 1984 and 1987 he divided his time between Sysco’s corporate headquarters and Sysco’s Atlanta subsidiary, where he served as the Chief Financial Officer. In 1987 Mr. Day officially moved to Sysco’s corporate headquarters in Houston where he served in a variety of roles until 1999, when he was promoted to Assistant Controller. Mr. Day started Sysco’s RDC project in 2000, was named Vice President, Supply Chain Management in 2003 and was promoted to Senior Vice President, Supply Chain in July 2007.

William J. DeLaney is described under “Election of Directors.”

G. Mitchell Elmer was promoted to Senior Vice President and Controller in November 2008 after serving as Vice President and Controller from 2000 to November 2008 and assumed the added responsibility of Chief Accounting Officer in July 2005. Mr. Elmer began his Sysco career in 1989 as a staff auditor in operations review at Sysco’s corporate office in Houston. In 1991 he transferred to Sysco’s Virginia subsidiary as Director of Finance, and the following year he was named Vice President of Finance and Administration. Mr. Elmer was appointed Vice President of Finance for Sysco’s Louisville, Kentucky operation in 1995 and progressed to Senior Vice President of Marketing, Merchandising and Finance at that company in 1997. The following year he transferred to Sysco’s Denver operation as Vice President of Finance. In 2000 he returned to Sysco’s corporate office to serve as Vice President and Controller.

Michael W. Green has served as Executive Vice President, Foodservice Operations, with expanded responsibilities over all of Sysco’s U.S. and Canadian Broadline Foodservice Operations, since July 2010. Mr. Green began his Sysco career in 1991 as a member of the Management Development Program and was named Sysco Chicago’s Vice President of Marketing later that year. In 1992, he was promoted to Senior Vice President of Marketing and Merchandising, and then to Executive Vice President, of Sysco’s Chicago operating company. In 1994, Mr. Green became the President and Chief Executive Officer of Sysco Food Services of Detroit. He was promoted in 2004 to Senior Vice President of Operations for Sysco’s Midwest Region. In January 2008, Mr. Green was promoted to Executive Vice President of Northeast and North Central U.S. Foodservice Operations, a position he held until his promotion to his current title.

James D. Hope has served as Executive Vice President, Business Transformation, since January 2010. He served as Senior Vice President, Business Transformation, from November 2008 to January 2010. Mr. Hope started his career at Sysco’s corporate headquarters as a financial analyst in 1987. He advanced through the Operations Review department, becoming Manager in 1992. He transferred to Sysco Food Services of Kansas City, Inc. in 1993 as Chief Financial Officer, where he was named President and Chief Executive Officer in 2000. Mr. Hope served as Group President, Demand, in the company’s Strategic Group from December 2005 until July 2007. He was promoted in July 2007 to Senior Vice President, Sales and Marketing, a position he held until November 2008. Mr. Hope currently serves on the Board of Trustees for the National Restaurant Association Educational Foundation.

Robert C. Kreidler has served as Sysco’s Executive Vice President and Chief Financial Officer since October 2009. Prior to joining Sysco, Mr. Kreidler served as Executive Vice President and Chief Financial Officer of C&S Wholesale Grocers, a large privately-held food wholesaler, from February 2007 through March 2009. Between June 1996 and February 2007, he held various senior roles with Yum! Brands, Inc., which includes the worldwide operations of KFC, Pizza Hut, Taco Bell, Long John

Silver’s and A&W All-American Food Restaurants. His last position with Yum! Brands was Senior Vice President of Corporate Strategy and Treasurer from December 2003 to February 2007.

Russell T. Libby has served as Sysco’s Vice President, General Counsel and Corporate Secretary since December 31, 2010. From 1997 through September 2007, Mr. Libby worked for the North America unit of COFRA Holding A.G., a Swiss international conglomerate, in various positions of increasing responsibility, culminating in service as President of COFRA North America and Vice President, Legal for Good Energies, Inc., an affiliated investment advisor. He joined Sysco in October 2007 as Assistant Vice President, Mergers and Acquisitions and Real Estate and was promoted to Vice President and Assistant General Counsel in July 2009, a position he held until December 2010.

Larry G. Pulliam has served as Sysco’s Executive Vice President, Foodservice Operations since July 2009. In this role, Mr. Pulliam oversees Sysco’s specialty companies and SYGMA (Sysco’s quick-serve restaurant distribution company), Sysco’s sales to contract and multi-unit customers in the casual dining and large venue market segments, Sysco’s distribution services group and Sysco’s non-Canadian international operations. Mr. Pulliam began his foodservice career in 1975 with a regional foodservice company in Fort Worth, Texas. He served in a variety of areas for that company, from warehouse operations to information services, before joining Sysco’s corporate office in 1987. Mr. Pulliam was named Vice President of Operations for Sysco’s Los Angeles operation in 1991, and in 1995 he transferred to the Baltimore subsidiary to serve as Executive Vice President and Chief Operating Officer. He returned to Sysco’s corporate office in 1997 as Vice President and Chief Information Officer, a position he held until he was promoted to President and Chief Executive Officer of Sysco Food Services of Houston, LP in 2000. Mr. Pulliam then returned to Sysco’s corporate office as Senior Vice President, Merchandising Services in 2002 and served in that role until 2005, when he was promoted to Executive Vice President, Merchandising Services. From 2005 to July 2009, he served as Executive Vice President, Global Sourcing and Supply Chain.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Corporate Governance and Nominating Committee oversees this management development and succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. On an annual basis, the Board and its Corporate Sustainability Committee have engaged in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions.

In fiscal 2011, Sysco’s effectiveness in management development and succession planning were a part of our CEO’s non-financial performance goals, which are reviewed at the end of each fiscal year by the Compensation and Corporate Governance and Nominating Committees. In addition, the Compensation Committee assessed Sysco’s performance in select non-financial areas, including the overall effectiveness of its management development and succession planning processes in determining the magnitude of the 2011 bonus payment to our CEO for which Mr. DeLaney received credit toward his 2011 bonus payment. Management development and succession planning remain top priorities of executive management and the Board during fiscal 2012, as evidenced by the following:

•	Sysco’s Board discussed human capital and succession planning at its annual strategy meeting and several other regularly scheduled meetings, and
•	one of our CEO’s five fiscal year 2012 non-financial strategic goals is to make continued strides toward the human capital plan and high level succession planning. Success in this goal will affect our CEO’s MIP bonus payment for fiscal 2012, as described under “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses”.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of August 30, 2011, by (i) each current director, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), and (iii) all directors and executive officers as a group. To our knowledge, no person or group beneficially owned more than 5% of our common stock as of August 30, 2011. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

						Shares of
					Shares of	Common Stock		Total Shares of
	Shares of		Shares of		Common Stock	Underlying		Common Stock		Percent of
	Common Stock		Common Stock		Underlying	Restricted Stock		Beneficially		Outstanding
	Owned Directly		Owned Indirectly		Options(1)	Units(2)		Owned(1)(2)		Shares(3)

John M. Cassaday	33,664	(4)	—		15,000	—		48,664		*
Judith B. Craven	53,950	(4)	—		23,000	—		76,950		*
William J. DeLaney	81,192		—		572,600	35,834		689,626		*
Manuel A. Fernandez	41,029	(4)	—		3,500	—		44,529		*
Larry C. Glasscock	7,011		—		—	—		7,011		*
Jonathan Golden	71,243	(4)	18,500	(5)	23,000	—		112,743		*
Michael W. Green	29,926		—		297,600	12,899		340,425		*
Joseph A. Hafner, Jr.	45,986	(4)	—		15,000	—		60,986		*
James D. Hope	20,660		—		164,400	9,034		194,094
Hans-Joachim Koerber	29,494	(4)	—		—	—		29,494		*
Robert C. Kreidler	3,773		810	(5)	109,500	15,233		129,316		*
Nancy S. Newcomb	35,468	(4)	—		3,500	—		38,968		*
Larry G. Pulliam	167,714		—		449,800	13,499		631,013		*
Phyllis S. Sewell	43,381	(4)	—		23,000	—		66,381		*
Richard G. Tilghman	52,853	(4)	1,957	(6)	23,000	—		77,810		*
Jackie M. Ward	37,676	(4)	61	(6)	31,000	—		68,737		*
All Directors, Director Nominees and Executive Officers as a Group (19 Persons)	794,889	(7)	33,619	(8)	2,089,400 (9)	110,801	(10)	2,916,727	(7)(8)(9)(10)	*

(*)	Less than 1% of outstanding shares.

(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after August 30, 2011. Shares subject to options that are presently exercisable or will become exercisable within 60 days after August 30, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(2)	Includes shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after August 30, 2011. Shares underlying RSUs that will vest and settle within 60 days after August 30, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.

(3)	Applicable percentage ownership at August 30, 2011 is based on 591,974,063 shares outstanding, adjusted as described in footnotes (1) and (2).

(4)	Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2011, and related matching shares under the Non-Employee Directors Stock Plan. For Dr. Koerber (who has shares withheld for the payment of taxes), this includes 598 elected shares and 297 matching shares; for Ms. Ward, this includes 2,049 elected shares and 426 matching shares; for each of the other non-employee directors, this includes 854 elected shares and 426 matching shares. Unless the director has chosen to defer the shares under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan (“Stock Deferral Plan”), these shares will be issued on December 31, 2011 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Directors may choose to defer receipt of these shares related to director retainer fees, as well as shares awarded pursuant to restricted stock grants, and these amounts are also included in this line item. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards, and all elected and matched shares that are deferred. The number of shares in each non-employee director’s deferred stock account, including related dividend equivalents, is as follows: Mr. Cassaday — none, Dr. Craven — 8,315, Mr. Fernandez — 8,315, Mr. Glasscock — 5,689, Mr. Golden — none, Mr. Hafner — none, Dr. Koerber — 5,689, Ms. Newcomb — none, Mrs. Sewell — 8,315, Mr. Tilghman — none, and Ms. Ward — 10,767. In addition, Dr. Craven, Mr. Fernandez, Mr. Glasscock and Ms. Ward have elected to defer receipt of the elected and match shares described above. If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account in the Stock Deferral Plan and issued on the earliest to occur of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco. Deferred shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)	These shares are held by a family trust affiliated with the executive officer or director.

(6)	These shares are held by the spouse of the director or executive officer.

(7)	Includes an aggregate of 39,869 shares directly owned by the current executive officers other than the named executive officers.

(8)	Includes an aggregate of 12,291 shares owned by the spouses and/or dependent children of current executive officers other than the named executive officers.

(9)	Includes an aggregate of 335,500 shares underlying options that are presently exercisable or will become exercisable within 60 days after August 30, 2011 held by current executive officers other than the named executive officers.

(10)	Includes an aggregate of 24,302 shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after August 30, 2011 held by current executive officers (and, in the case of Mr. Day, his spouse) other than the named executive officers.

Stock Ownership Guidelines

To align the interests of our executives with those of our stockholders, Sysco’s Board of Directors concluded that our executive officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. In August 2011, we amended our Corporate Governance Guidelines in order to provide that the executives should own the number of shares, by position, as described in the following table:

Required to
Own by Fifth
Anniversary in
Position	Position

CEO	175,000 shares
Executive Vice Presidents	60,000 shares
Senior Vice Presidents	20,000 shares
Other Section 16 Officers	10,000 shares

The five-year period begins the date the officer is promoted or otherwise becomes subject to the guidelines. With respect to officers that were already subject to the ownership guidelines prior to the August 2011 amendment, the five-year period began as of the date of the amendment. These officers are also required to maintain compliance with the previous stock ownership guidelines, which required each individual to maintain certain ownership levels at the fourth and eighth years following his or her promotion, until the new five-year requirement and respective ownership levels are also satisfied. The stock ownership guidelines in effect until August 2016 are as follows:

	Required to	Required to
	Own by Fourth	Own by Eighth
	Anniversary in	Anniversary in
Position	Position	Position

CEO	100,000 shares	175,000 shares
CFO and Executive Vice Presidents	15,000 shares	30,000 shares
Senior Vice Presidents (other than CFO)	10,000 shares	20,000 shares
Other Section 16 Officers	5,000 shares	10,000 shares

For purposes of the guidelines, the shares counted towards ownership include shares owned directly or indirectly by the executive through the Sysco Corporation Employees’ Stock Purchase Plan, as well as any other shares of vested restricted stock held by the executive officer that may be subject to transfer restrictions or potential clawbacks, but shall not include unvested shares of restricted stock, shares held through any other form of indirect beneficial ownership, or shares underlying unexercised options. However, for purposes of complying with the five-year ownership guidelines approved in the August 2011 amendment, two-thirds of an officer’s shares underlying unvested restricted stock units will count towards the ownership requirement.

In addition, each executive officer is expected to retain 25% of the net shares acquired upon exercise of stock options and 25% of the net shares acquired pursuant to vested restricted stock and restricted stock unit grants until the executive officer’s holdings of Company stock equal or exceed the ownership guidelines applicable to the executive officer. For these purposes, “net shares” shall mean the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

In the event that these ownership guidelines present an undue hardship for an executive, the Chairman of the Corporate Governance and Nominating Committee may make an exception or provide an alternative to address the intent of the guidelines, taking into consideration the executive’s personal circumstances.

We adopted guidelines with a specific number of shares rather than a multiple of salary to protect executives from unnecessary concern regarding fluctuations in the stock price, and the Corporate Governance and Nominating Committee will periodically review the guidelines to determine if they need to be updated due to, among other things, significant changes in the price of Sysco stock. Based on an assumed $27 Sysco stock price, the CEO ownership requirement of 175,000 shares equals a value of approximately 4.1 times Mr. DeLaney’s salary. The other officer ownership requirements are set at lower levels that Sysco believes are reasonable given their salaries and responsibility levels. Restricted stock and restricted stock unit incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all executives with ample opportunity to satisfy these requirements within the specified time frames.

We provide the Board of Directors with the status of the executives’ stock ownership at its regularly-scheduled meetings to ensure compliance with these holding requirements. As of August 30, 2011, all named executive officers met the then-applicable stock ownership requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2011, all of our executive officers and directors complied with the Section 16(a) requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than five percent of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or
•	Interests arising from both the position and ownership level described in the two bullet points above; or
•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or
•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of Sysco performing a similar function; or
•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our General Counsel. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the General Counsel determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any;
•	ensure that Sysco makes all required disclosures regarding the transaction; and
•	determine if Sysco should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;
•	the approximate dollar value of the amount involved in the transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in Sysco’s ordinary course of business;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to Sysco of, the transaction; and
•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

Transactions with Related Persons

Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, which provided legal services to Sysco during fiscal 2011 and continues to do so in fiscal 2012. During fiscal 2011, Sysco incurred approximately $3.3 million in legal fees and disbursements related to these services. We believe the amounts were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in Sysco’s Corporate Governance Guidelines.

Mr. Green’s brother-in-law works for Red Gold, Inc., which supplies tomato products to Sysco. Sysco paid Red Gold approximately $66.1 million during fiscal 2011.

Ms. Twila Day, who is not an executive officer, is the wife of William Day, our Executive Vice President, Merchandising and Supply Chain. Ms. Day served as Sysco’s Vice President and Chief Information Officer from December 2005 until January 2010, when she was promoted to her current position of Senior Vice President and Chief Information Officer. Ms. Day has 19 years of experience in Sysco’s information technology department and has been a corporate officer since 2000. With respect to fiscal 2011, we paid Ms. Day a base salary of $330,000, and she received a MIP bonus of $231,000, which we paid in August 2011, following adjustment of the MIP bonus criteria to exclude certain charges related to Sysco’s partial withdrawals from a multi-employer pension plan. In August 2010, Ms. Day received a $14,779 payment with respect to the September 2007 CPU grant. No payment was made in August 2011 with respect to the September 2008 CPU grant because the minimum performance criteria were not satisfied. Ms. Day received a new CPU grant in November 2010 of 243,600 units with a target value of $1.00 each, which will be payable following conclusion of fiscal 2013 if all specified criteria are met. See “Executive Compensation — Cash Performance Unit Plans.” In November 2010, Ms. Day received a grant of stock options to purchase 42,000 shares of common stock and 8,500 restricted stock units pursuant to our 2007 Stock Incentive Plan. The options had a grant date fair value as calculated in accordance with Accounting Standards Codification (ASC) 718, “Compensation — Stock Compensation” of $167,160 and the restricted stock units were valued at $245,395, based on the closing price of Sysco common stock on the last business day prior to grant of $28.87 per share. In November 2010, 1,000 restricted stock units that were granted to Ms. Day in November 2009 fully vested. Ms. Day is included with other MIP participants under the fiscal 2012 MIP program, with target and maximum bonus percentages equal to those of the named executive officers. See “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses.” She is also a participant in the SERP, the EDCP and other regular and customary employee benefit plans, programs and benefits generally available to our officers, including those described in the “Compensation Discussion and Analysis” section, under the heading “Benefits, Perks and Other Compensation.”

The Corporate Governance and Nominating Committee has approved all of the above transactions in accordance with the disclosed policies and procedures.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of July 2, 2011.

Number of Securities
Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options, Warrants	Price of Outstanding Options,	Plans (Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	67,392,308	$30.05	32,368,609 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	67,392,308	$30.05	32,368,609 (1)

(1)	Includes 24,814,016 shares issuable pursuant to our 2007 Stock Incentive Plan, as amended, including 8,667,189 shares subject to outstanding restricted stock units; 652,097 shares issuable pursuant to our 2009 Non-Employee Directors Stock Plan; and 6,902,496 shares issuable pursuant to our Employees’ Stock Purchase Plan as of July 2, 2011. Does not reflect the issuance of 377,730 shares in July 2011 pursuant to our Employees’ Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. The five Sysco executives who are identified in the Summary Compensation Table are referred to as our “named executive officers.” We believe that the amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

Executive Summary

The Committee, in consultation with management and the Committee’s independent compensation consultant, Compensation Advisory Partners, referred to herein as CAP, continues to focus on ensuring that our executive compensation programs reflect pay for performance and enhance shareholder value, and the Committee believes that it accomplished this during fiscal 2011 despite challenging economic conditions. Notwithstanding these challenging conditions, Sysco’s management team has kept its full attention on servicing our customers and effectively managing expenses, resulting in solid financial performance for fiscal 2011, including the following:

•	Increase in sales as compared to fiscal 2010;
•	Market share growth while foodservice industry growth remained flat;
•	Increased earnings per share as compared to fiscal 2010, after adjustment for the extra week in fiscal 2010, despite margin pressures; and
•	Significant improvement in customer retention, as evidenced by a reduction in Sysco’s street customer lost sales percentage and improvement in Sysco’s street customer new/lost business ratio, as compared to fiscal 2010.

Recent changes to Sysco’s executive compensation programs approved by the Committee include the following:

For fiscal 2011,

•	Closed the SERP to new participants in May 2011.
•	Changed significantly the design of the fiscal 2011 bonus program under Sysco’s Management Incentive Plan (MIP), which was approved in May 2010 and which governed executives’ fiscal 2011 annual bonuses, from that of the fiscal 2010 program, with target payout levels declining significantly to 150% of base salary, and maximum possible payout levels declining significantly to 250% of base salary.
•	Modified the design of the CEO’s fiscal 2011 MIP bonus as compared to fiscal 2010, with 20% of the CEO’s total annual fiscal 2011 bonus subject to achievement of non-financial performance goals in addition to achievement of the financial performance criteria required for payment of all corporate MIP bonuses.
•	Eliminated any Section 280G tax gross ups in fiscal 2011 due to the termination, in February 2010, of the last employment or change-in-control agreements with any of its executive officers. Sysco no longer has employment or change-in-control agreements with any of its executive officers.
•	Instituted clawback provisions for all named executive officers’ MIP bonuses and cash performance units awarded after November 2011.
•	Implemented a revised relocation policy for our named executive officers which reduced benefits and added a clawback feature to any relocation reimbursements.

For fiscal 2012,

•	Redesigning the MIP in order to improve the extent to which plan targets provide an appropriate degree of challenge and stretch and to tie plan targets to the Committee’s assessment of market conditions, operating expectations and other relevant factors, rather than basing them on the prior year’s operating results.
•	Modifying the pay mix in order to strike a more appropriate balance between participants’ long- and short- term orientation to the business. This has been accomplished through selective base salary increases, selective reduced annual incentive opportunities, and maintenance of competitive long term incentives, while targeting total direct compensation between the median and 75th percentile when expected financial results are met.

•	Modifying the form of MIP award agreement for the CEO to allow the Committee to adjust his MIP bonus, depending upon his performance with respect to specified non-financial performance criteria.
•	Changing the CPU performance criteria to a three fiscal year total shareholder return measure as compared to the total shareholder return of the S&P 500 over the same period.
•	Working with the Corporate Governance and Nominating Committee to increase stock ownership requirements for top executives other than the CEO, with all requirements to be phased in over a shorter, five year period.

Oversight of the Executive Compensation Program

Unless the context indicates otherwise, references to the “Committee” in this Compensation Discussion and Analysis and the executive compensation section following it refer to the Compensation Committee of Sysco’s Board of Directors. The Committee determines and approves all compensation of the Chief Executive Officer, or CEO, and Sysco’s other senior officers, including the named executive officers. Although the Compensation Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Compensation Committee solely approves all compensation awards and payout levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the named executive officers, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, restricted stock units, stock options and other awards to executive officers under our equity-based incentive plans for Sysco employees. Further information regarding the Committee’s responsibilities is found under “Committees of the Board” and in the Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors — Corporate Governance — Committees.”

For fiscal 2011, the Committee retained CAP as its compensation consultant. See “Corporate Governance and Board of Directors Matters — Compensation Consultant” for a discussion of the role of CAP. Except as otherwise described below, all of the Committee’s executive compensation decisions discussed in this Compensation Discussion and Analysis were made by the Committee, following consultation with CAP, and upon the recommendation of management, without modification.

Executive Compensation Philosophy and Core Principles

Historically, our executive compensation plans have directly linked a substantial portion of annual executive compensation to Sysco’s performance. These plans are designed to deliver superior compensation for superior company performance; likewise, when company performance falls short of expectations, certain programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that even during temporary downturns in the economy and the foodservice industry, the programs continue to ensure that successful, high-achieving employees remain at Sysco. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

The following key principles are the cornerstone of Sysco’s executive compensation philosophy:

•	pay for performance;
•	enhance stockholder value;
•	strike appropriate balance between short-term and longer-term compensation and short- and longer-term interests of the business; and
•	align Sysco’s executive compensation strategy with its targeted market pay position.

Sysco’s compensation structure has historically included conservative salaries, while placing a significant portion of the premium annual incentives at risk.

The value of two of the three components of Sysco’s longer-term incentives, stock options and cash performance units, depend entirely upon Sysco’s performance and Sysco’s stock price over a period of multiple years. In addition, whether or not the annual MIP bonus is paid, and the amount of any such payment, is also wholly dependent on Sysco’s performance. These three performance-based components constituted approximately 62.7% of the actual total direct compensation for fiscal 2011 for each of the named executive officers. For this purpose, longer-term incentives include the following fiscal 2011 grants: stock options valued using an approximation of a Black-Scholes value, restricted stock units valued at the fair market value of Sysco stock on the date of grant and cash performance units valued at $1.00 per unit with assumed payout at the 100% target amount.

The Committee supports executive performance and retention by using continued service as a significant determinant of total pay opportunity. For example, in order to receive full vesting under the most commonly applicable vesting provision of the Supplemental Executive Retirement Plan, or SERP, an executive must be at least 55 years old, have at least 15 years of MIP service and have combined age and MIP service totaling 80, such as a 60 year old with 20 years of MIP service. Sysco also includes time-based factors in its longer-term incentives, with outstanding option grants generally vesting over a period of five years, outstanding restricted stock unit awards vesting over three years, and cash performance unit payouts based on a three-year performance period. We believe that Sysco’s compensation strategies have been effective in promoting performance and retention and are aligned with our company culture, which places a significant value on the tenure of high-performing executives.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, discussed under “— External and Internal Analysis” below. However, the Committee has not historically had an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment. The Committee has identified, and continues to focus on, the following long-term goals:

•	maintain a conservative position for base salaries;
•	maintain a premium position for annual incentives;
•	maintain longer-term incentive opportunities somewhat above our peer group median; and
•	target total pay and retirement opportunities for senior executives between the market median and the 75th percentile of our peer group.

The Committee intends to achieve these goals through, and has built the executive compensation program upon a framework that includes, the following components, each of which is described in greater detail later in this Compensation Discussion and Analysis:

ANNUAL COMPENSATION

Base Salary
Because Sysco weights executive compensation toward performance, the Committee begins its analysis of executives’ base salaries by looking between the 25th percentile and the median of the salary ranges for similar executive positions among companies in our peer group, which is described under ‘‘— External and Internal Analysis” below. The Committee then may adjust the base salaries based on a number of factors, which may include the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary.

Annual Bonus
Our bonus plan is designed to pay for performance with potentially significant annual cash incentive bonuses based on Sysco performance under our Management Incentive Plan, or MIP. Payment of the MIP bonus is based on satisfaction of predetermined performance criteria that the Committee believes benefit stockholders. The threshold requirements for payment of a bonus under the MIP in fiscal 2011 were Sysco’s achieving at least a 2% increase in diluted earnings per share and at least an 11% three-year average return on capital. Sysco did not pay a MIP bonus to the named executive officers for fiscal 2011 because the performance criteria were not met. The Committee did, however, award discretionary performance-based bonuses to the named executive officers for fiscal 2011 that were well below the target based on both financial and non-financial performance criteria. Beginning with the fiscal 2012 MIP bonus program, the Committee began a transition to a bonus program that will be more closely tied to Sysco’s annual budget. The fiscal 2012 bonus is tied to achievement of goals related to earnings growth, sales growth and capital efficiency. In addition, for fiscal 2012, a portion of the CEO’s MIP bonus will be based on his performance with respect to specified non-financial performance goals. See “— Management Incentive Plan — Fiscal 2012.”

LONGER-TERM INCENTIVES

Cash Performance Units (CPUs)
In 2004, the Committee implemented a cash incentive plan under which we issue cash performance units, or CPUs. Our CPUs granted to corporate officers did not satisfy the minimum criteria for a payout in August 2011. These grants used average growth in diluted earnings per share and average sales growth over a three-year period as the performance criteria. The currently outstanding grants we made in November 2009 and 2010 that may be paid in August 2012 and 2013, respectively, also use average growth in diluted earnings per share and average sales growth over a three-year period as the performance criteria.

Stock Options and Restricted Stock Units (RSUs)
Stock options and restricted stock units, or RSUs, reward long-term Sysco performance, more closely align the executives’ interests with those of our stockholders and focus executives on activities that increase stockholder value. Options granted to named executive officers generally vest one-fifth per year beginning one year from the date of grant and RSUs granted to named executive officers generally vest one-third per year beginning one year from the date of grant. The Committee also has the ability under the 2007 Stock Incentive Plan to grant restricted stock and other stock-based awards, which similarly reward long-term performance.

RETIREMENT/CAREER INCENTIVES

Retirement Benefits and Deferred Compensation Plan
The Supplemental Executive Retirement Plan, or SERP, and Executive Deferred Compensation Plan, or EDCP, also play a major role in our total compensation program for the named executive officers. Following retirement and other specified termination events, the SERP provides annuity payments based on prior years’ compensation. The EDCP allows participants to defer a portion of current cash compensation and employer contributions, plus applicable earnings, for payment upon certain specified termination events. The SERP and EDCP encourage executives to perform at a competitive level and stay with Sysco for long and productive careers. During fiscal 2011, the SERP was closed to new participants.

Fiscal 2011 Compensation Focus

Based on CAP’s May 2010 benchmarking of Sysco’s pay and performance against the peer group discussed below, fiscal 2010 total cash compensation (2010 base salary plus actual 2010 MIP bonus) was positioned near the 25th percentile for Messrs. DeLaney and Kreidler and near the 75th percentile for the other named executive officers, while total direct compensation (total cash compensation plus the value of stock options, RSUs and CPU grants with respect to fiscal 2010) paid by Sysco for fiscal 2010 was positioned below the bottom 25th percentile of the peer group for Mr. DeLaney and between the 25th percentile and the median for the other named executive officers. In comparison, Sysco’s performance relative to the peer group, based on an assessment of revenue, earnings per share, and return on invested capital, as well as total stockholder return over the four quarters ending March 31, 2010, was positioned near the median of the peer group. As a result, the Committee focused in fiscal 2011 on adjusting the MIP bonus criteria to provide for the payment of a bonus upon obtaining performance that more closely correlates with the peer group median. In addition, beginning in fiscal 2011, at the recommendation of CAP, the Committee began to focus on increasing base salaries, decreasing annual incentive opportunities, maintaining competitive long-term incentives, and targeting total direct compensation between the median and the 75th percentile, subject to ensuring alignment between financial results and total pay delivered.

In preparation for fiscal year 2012, the Committee undertook a redesign of the MIP in order to improve the extent to which plan targets reflect solely its assessment of market conditions, operating expectations, and other relevant factors. In addition the Committee modified pay mix in order to strike a more appropriate balance between participants’ long- and short- term orientation to the business. This has been accomplished through selective base salary increases, reduced annual incentive opportunities, and maintenance of competitive long term incentives with total direct compensation targeted between the median and 75th percentile when expected financial results are met.

External and Internal Analysis

For the compensation package to be effective, the Committee must balance the components so that they are both externally competitive and internally equitable.

External Analysis

Sysco is the largest foodservice distributor in North America, and other companies in the foodservice industry are significantly smaller, with many of such companies also being privately-held. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a public company of Sysco’s size. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive positions. Therefore, the peer group developed for the executive compensation analysis is not the same peer group that is used in the stock performance graph in our annual report to stockholders.

In order to implement these conclusions regarding external comparison of executive pay, the Committee recommended that Sysco’s management work with CAP to construct a peer group for Sysco’s executive compensation analysis. The peer group utilized by the Committee for fiscal 2011 and fiscal 2012 (through August 2011) executive compensation decisions was the same peer group used for all decisions made during fiscal 2010. The companies included in the peer group are as follows:

• AmerisourceBergen Corporation	• FedEx Corp.	• Staples, Inc.
• Best Buy Company, Inc.	• McDonald’s Corp	• Target Corp.
• Cardinal Health Inc.	• McKesson Corp.	• United Parcel Service Inc.
• Emerson Electric Company	• Pepsico Inc.	• Walgreen Company
• Express Scripts Inc.

Based on the most recent fiscal year data available, this group had the median market capitalization and revenue levels shown below:

Median Market Capitalization	Median Revenue Level

• $29.2 billion as of March 31, 2010	• $45 billion as of May 2010
• $29.5 billion as of March 31, 2011	• $50 billion as of May 2011

Sysco’s market capitalization was $18.6 billion as of July 2, 2011 and its revenues were $39.3 billion for fiscal 2011.

Peer group compensation data is limited to information that is publicly reported and, to the extent it deems appropriate, the Committee uses it to benchmark the major components of compensation for our named executive officers. The Committee consulted the following compensation studies in connection with its compensation decisions discussed in this Compensation Discussion and Analysis:

•	For decisions made from May 2010 through April 2011, the Committee consulted a CAP study prepared in May 2010 that used the most current available peer group information and benchmarked, among other things, 2010 base salary, estimated 2010 total cash compensation and total direct compensation, and target 2011 base salary, total cash compensation, long-term incentives, total direct compensation, and total direct compensation plus retirement of each of the named executive officers.
•	For all executive compensation decisions made from May 2011 through the date of this proxy statement, including base salary adjustments for fiscal 2012 and fiscal 2012 MIP grants, the Committee consulted a CAP study dated May 2011 that used updated peer group information and benchmarked 2011 base salary, estimated 2011 total cash compensation and total direct compensation, and target 2012 base salary, total cash compensation, long-term incentives, and total direct compensation of each of the named executive officers.

For purposes of the reports listed above:

•	2011 target total cash compensation was defined as proposed base salary plus target MIP bonus of 150%;
•	2012 target total cash compensation was defined as proposed base salary plus target MIP bonus of 150% for Mr. DeLaney, 100% for Messrs. Kreidler and Hope, and 125% for Messrs. Green and Pulliam;
•	target total direct compensation was defined as target total cash compensation plus the value of stock options, restricted stock units and cash performance units expected to be granted with respect to the year in question; stock options are valued using a Black-Scholes calculation, restricted stock units are valued at the fair market value of Sysco stock on the date of grant and cash performance units valued at $1.00 per unit, with respect to the November 2010 grants, and $35.00 per unit, with respect to all prior cash performance unit grants, with assumed payout at the 100% target amount;
•	actual amounts are calculated similarly to the target amounts but use the actual amounts paid; and
•	for the 2011 study, executive retirement was calculated as an annualized value.

Internal Analysis

With respect to annual salary and the various incentive awards available to the named executive officers, the Committee does not perform a formal internal equity analysis, but does consider the internal equity of the compensation awarded by utilizing comparisons within the Sysco organization.

Internal Pay Equity

On an annual basis, the Committee compares the CEO’s compensation with that of the Executive Vice Presidents to ensure that the CEO compensation, as well as its relationship to the compensation of the CEO’s direct reports, is reasonable. The Committee makes similar evaluations among the Executive Vice Presidents and Senior Vice Presidents. These comparisons only provide a point of reference, as the Committee has not typically used specific formulas to determine compensation levels, which reflect the responsibilities of a particular officer position. Although officers at different levels of the organization receive a different percentage of their base salary as payment of the MIP bonus, the financial performance criteria used for most corporate officers, including the named executive officers, for payment of the bonus are identical.

Annual Compensation

Base Salary

The table below shows the salaries of each named executive officer at the beginning of fiscal 2010, 2011 and 2012 and the percentage change from period to period:

				% Change
				From Fiscal	% Change
	June 27, 2009	July 4, 2010	July 3, 2011	2010 to Fiscal	From Fiscal
Named Executive Officer	Base Salary	Base Salary	Base Salary(1)	2011	2011 to 2012

William J. DeLaney	$800,000	$1,000,000	$1,150,000	25%	15%
Robert C. Kreidler	500,000 (2)	525,000	600,000	5%	14%
Michael W. Green	494,000	550,000	650,000	11%	18%
Larry G. Pulliam	532,000	550,000	600,000	3%	9%
James D. Hope	356,250	500,000	525,000	31%	5%

(1)	The Committee approved these base salaries on July 19, 2011, effective as of July 3, 2011.

(2)	Mr. Kreidler joined Sysco as Executive Vice President and Chief Financial Officer in October 2009 at a base salary of $500,000.

Base Salary Analysis

Fiscal 2011 Base Salary

Beginning in May 2010, the Committee determined that it will generally review salaries in May of each year and set them for the following fiscal year. Since May 2011, the Committee has been making base salary and annual MIP bonus decisions at the same meeting, and has considered how each executive’s salary affects the other elements of his total cash compensation and total compensation, as well as the impact on future benefits under the SERP.

As of May 2010, the current named executive officers had not received regular salary increases since January 2008 except for Mr. DeLaney, who had received salary increases in connection with his promotion to the CEO position, and Mr. Hope, who received an increase in January 2010 in connection with his promotion to Executive Vice President. Given the improvement in economic conditions during fiscal 2010, and after considering each executive’s performance during the year and recent company performance, as well as each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary, the Committee determined that it was appropriate to grant the salaries shown in the Summary Compensation Table. This action placed the fiscal 2011 base salaries of Messrs. DeLaney, Green and Kreidler below the 25th percentile relative to the peer group and those of Messrs. Pulliam and Hope between the 25th percentile and the median of the peer group.

Fiscal 2012 Base Salary

Given the continuing improvement in economic conditions during fiscal 2011, each executive’s performance during the year and recent company performance, as well as each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary, the Committee determined that it was appropriate to grant the salary increases described in the chart above. With respect to Mr. DeLaney, the Committee provided an increase as part of its plan to make his pay package more competitive at the Chief Executive Officer level with Sysco’s peer group as his tenure and experience in the CEO role increased. With respect to the other named executive officers, these increases were recommended by CAP and were driven by the Committee’s intent to modify pay mix in order to strike a more appropriate balance between fixed and variable and short- and long-term pay components and to more closely align them with the philosophy and principles outlined above at “— Executive Compensation Philosophy and Core Principles.” These increases placed the fiscal 2012 base salary of Mr. Green at the median, those of Messrs. Pulliam and Hope between the 25th percentile and median and those of Messrs. DeLaney and Kreidler near the 25th percentile of the peer group.

Annual Bonus

The MIP is designed to offer opportunities for compensation tied directly to annual and/or multi-year company performance. Under the terms of the MIP, we pay the annual bonus in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. The Committee made the fiscal 2011 MIP grants in May 2010 pursuant to the 2009 plan and the fiscal 2012 grants in August 2011 pursuant to the 2009 plan. For further detail regarding the 2009 plan, see “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses.”

Each year the Committee approves MIP agreements that are entered into between Sysco and each of the named executive officers. In May 2010 and August 2011, the Committee approved bonus agreements with each of the named executive officers for fiscal 2011 and 2012, respectively. Payouts for Sysco’s CEO and Executive Vice Presidents under the MIP agreements for each of the last five fiscal years are shown below. Excluding Mr. Kreidler’s prorated payout for fiscal 2010, but including the fiscal 2011 discretionary performance-based bonus discussed below. This resulted in an average annual payout for the top corporate officers during the last five fiscal years of approximately 167% of their salary with respect to annual bonuses.

Fiscal 2007	Approximately 300% of salary
Fiscal 2008	Approximately 275% of salary
Fiscal 2009	0% of salary
Fiscal 2010	190% of salary in fiscal 2010 (except for Mr. Kreidler, who received a prorated payout for fiscal 2010)
Fiscal 2011	0% of salary under MIP; 68.6-70% of salary with respect to discretionary performance-based bonus

Fiscal 2011

MIP

The named executive officers’ fiscal 2011 MIP bonus calculation was based solely on the following corporate financial objectives, adjusted as described below:

•	the percentage increase in diluted earnings per share for fiscal 2011 as compared to fiscal 2010;
•	the average annual return on capital over the three-fiscal year period ending with fiscal 2011. Return on capital for each fiscal year is computed by dividing the company’s net after-tax earnings for the year by the company’s total capital for that year. Total capital for any given fiscal year is computed as the sum of:

◦	stockholders’ equity, computed as the average of stockholder’s equity at the beginning of the year and at the end of each quarter during the year; and
◦	long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end of each quarter during the year.

In approving the agreements for fiscal 2011, the Committee generally targeted each named executive officer’s MIP bonus at approximately 150% of his base salary, as compared to 200% for fiscal 2010. The fiscal 2011 bonus agreements provided for a minimum bonus payout upon an increase in diluted earnings per share of at least 2% and a three-year average return on capital of at least 11%. This was a change from the fiscal 2010 agreements, which provided for a minimum bonus upon an increase in diluted earnings per share of at least 4% and three-year average return on capital of at least 10%. Varying levels of performance would have earned varying levels of bonus between 20% and a maximum of 250% of base salary, as opposed to a maximum of 330% of base salary in fiscal 2010. The various levels of performance and the percentage of base salary they would have yielded as a bonus are set forth in the table described under “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses.”

In the first and third quarters of fiscal 2011, management approved an aggregate $41.5 million expense for Sysco’s partial withdrawal from an underfunded multi-employer pension plan, or MEPP, in which Sysco employees participated. The withdrawal was determined by management, in consultation with the Board, to be in the best interests of Sysco by significantly reducing stockholder exposure to an uncertain and underfunded potential obligation. The result of the withdrawal was an aggregate of $41.5 million charged to earnings during fiscal 2011, with a corresponding $.04 per share reduction in Sysco’s diluted earnings per share in fiscal 2011. Primarily as a result of these charges, GAAP diluted earnings per share for fiscal 2011 did not meet the minimum increase threshold established by the MIP, and the named executive officers did not earn a MIP bonus in fiscal 2011. If not for these charges, the named executive officers would have earned a non-discretionary MIP bonus at the 70% level.

The Committee amended Mr. DeLaney’s fiscal 2011 bonus agreement in August 2010 to provide that, in addition to satisfying the objective performance goals, 20% of his total fiscal 2011 MIP bonus was also subject to his having achieved specified non-financial goals. See “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses.”

Discretionary Performance-Based Bonuses

For the reasons discussed at “— Annual Bonus Analysis-Fiscal 2011-Discretionary Performance-Based Bonuses,” below, the Compensation Committee awarded the named executive officers the following discretionary performance-based bonuses for fiscal 2011 based on Sysco’s achievement of certain financial performance criteria and the named executive officers’ achievement of certain non-financial performance goals:

Fiscal 2011
Named Executive Officer	Discretionary Bonus

William J. DeLaney	$686,000
Robert C. Kreidler	367,500
Michael W. Green	385,000
Larry G. Pulliam	385,000
James D. Hope	350,000

The discretionary performance-based bonuses are subject to Sysco’s incentive clawback policy. In the event the Committee determines within thirty-six (36) months of the payment of the discretionary performance-based bonuses that the factors upon which they were paid have materially changed, including but not limited to a restatement of financial results other than as the result of a change in accounting policy, then the Committee has the right to recoup from each of the named executive officers the amount determined by the Committee, in its sole and absolute discretion, provided that such amount shall not exceed the amount of the discretionary bonuses paid to the named executive officers.

Fiscal 2012

With the exception of Mr. DeLaney, the named executive officers will earn a fiscal 2012 bonus equal to the sum of the following:

•	between 25% and 75% of target (50% of the total MIP bonus) will be paid based on the percentage increase in adjusted diluted earnings per share for fiscal 2012 as compared to fiscal 2011;
•	between 15% and 45% of target (30% of the total MIP bonus) will be paid based on the percentage increase in adjusted sales for fiscal 2012 as compared to fiscal 2011; and
•	between 10% and 30% of target (20% of the total MIP bonus) will be based on the return on invested capital for fiscal 2012. Return on invested capital is computed by dividing the company’s adjusted net after-tax earnings for fiscal 2012 by the company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of:

◦	Adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and
◦	Adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

We refer to this calculation as the Objective Performance Bonus Calculation. Mr. DeLaney’s fiscal 2012 bonus is subject to a maximum amount that is equal to 110% of the Objective Performance Bonus Calculation.

The calculation of the adjusted results with respect to each of the performance measures will exclude from each of these measures the following items, the returns from which are generally expected to be outside fiscal 2012: expenditures relating to Sysco’s Business Transformation Project, the impact of major acquisitions and divestitures and any withdrawals by Sysco operating companies from multi-employer pension plans. The Compensation Committee has the discretion to include certain of these excluded items, but only if such inclusion would not cause a named executive officer’s MIP bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code.

These three bonus measures are independent of each other, and one portion of the bonus may be earned even if the threshold level of one or both of the other measures is not achieved. If the threshold requirements for one or more of the bonus measures are not met, those portions of the bonus will not be paid.

Mr. DeLaney’s fiscal 2012 MIP bonus is initially calculated as equal to the maximum bonus of 110% of the unadjusted Objective Performance Bonus Calculation. The Committee then has the discretion to adjust Mr. DeLaney’s bonus, using as a base the unadjusted Objective Performance Bonus Calculation, as described below. The Committee may adjust the Objective Performance Bonus Calculation to achieve the adjusted bonus based on Mr. DeLaney’s performance with respect to the following non-financial performance goals:

•	Continue to Effectively Carry Out Implementation of Business Transformation Initiative;
•	Further Improve Customer Retention;
•	Successfully Execute Board Approved Strategic Acquisitions;
•	Communicate Broadly the Strategic Direction of the Corporation to All Key Stakeholders; and
•	Make Continued Strides Toward Implementing an Effective Human Capital Plan.

If Mr. DeLaney’s performance with respect to the above non-financial performance goals meets the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 adjusted bonus will equal 100% of the Objective Performance Bonus Calculation. If Mr. DeLaney’s performance with respect to the above goals exceeds the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 adjusted bonus will equal between 100% of the Objective Performance Bonus Calculation and the maximum bonus amount, as determined in the Compensation Committee’s discretion. If Mr. DeLaney’s performance is below the target levels of performance established by the Committee, Mr. DeLaney’s fiscal 2012 adjusted bonus will equal between 80% — 100% of the Objective Performance Bonus Calculation, as determined in the Compensation Committee’s discretion. In no event will Mr. DeLaney’s fiscal 2012 Management Incentive Plan bonus exceed the maximum bonus amount. The Committee believes that any bonus paid to Mr. DeLaney pursuant to the fiscal 2012 award will satisfy the requirements for deductibility for federal income tax purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

In approving the agreements for fiscal 2012, the Committee targeted each named executive officer’s MIP bonus at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Messrs. Green and Pulliam and 100% for Messrs. Kreidler and Hope. The fiscal 2012 awards are also subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the 2012 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “— Potential Impact on Compensation of Financial Restatements.”

Annual Bonus Analysis

Fiscal 2011

MIP

Sysco’s executive management team prepared the grids used for calculating the earnings per share and average three-year return on capital components of the fiscal 2011 MIP bonuses. With respect to the fiscal 2011 grants, the Committee asked management to modify the performance/payout grid in order to provide a closer correlation between Sysco financial performance and MIP plan payouts than had been the case in prior years. For example, it was the Committee’s intent to avoid a repeat of fiscal 2009, when Sysco performed at the median level relative to its peers but did not pay any bonus because minimum thresholds were not met. This resulted in the performance and payout changes discussed above. The change in the target bonus level from 200% to 150% of base salary, when taken into consideration with the May 2010 base salary increases, was intended to move target total cash compensation nearer to the median for all of the current named executive officers, other than Mr. DeLaney, whose target total cash compensation remained near the 25th percentile. The Committee lowered the maximum payout to 250% of base salary because it felt this was a more reasonable maximum in the event of superior company performance. The Committee also asked CAP to validate minimum, average and superior performance expectations under the revised fiscal 2011 grid to ensure that bonus payout levels would be commensurate with performance.

The Committee continues to believe that target bonus levels should only be earned based upon superior performance, and target bonus levels were not set to coincide with expected or average performance. Based upon the CAP May 2010 report, target total cash compensation for fiscal 2011 for Messrs. Green, Pulliam and Hope was between the median and 75th percentile of the peer group. The Committee determined that these target payouts were appropriate in light of the expanded performance payout grid that now provides for bonus payouts at lower performance levels so that payouts will more closely correspond to performance, while median and above-median payouts would only be earned in the case of superior performance. Even after factoring in his base salary increase, Mr. DeLaney’s target total cash compensation for fiscal 2011 remained near the 25th percentile, as the Committee continued to believe that it was appropriate to gradually increase Mr. DeLaney’s compensation as his tenure in the CEO position increases. Mr. Kreidler’s target total cash compensation for fiscal 2011 was only somewhat above the 25th percentile, which the Committee believed was appropriate since his tenure with Sysco had been relatively short.

The Committee amended Mr. DeLaney’s fiscal 2011 bonus agreement as described above following the Board’s annual strategy session because the Committee believes that non-financial goals are extremely important in evaluating the CEO’s performance and that they should therefore also have an impact on his MIP bonus. The performance goals were chosen by the Committee based on the critical components of Sysco’s overall strategy as set out by management and the Board.

Discretionary Performance-Based Bonuses

The Committee approved the discretionary bonuses after careful consideration, based on the multiple factors discussed below. During fiscal 2011, Sysco was presented with two unique opportunities to partially withdraw from an underfunded multi-employer pension plan, or MEPP, for an aggregate amount of approximately $41.5 million. The Board supported management’s decision to partially withdraw from the MEPP, as this action significantly reduced stockholder exposure to this uncertain and underfunded potential obligation. When the fiscal 2011 bonus program was established, these opportunities had not been anticipated or considered, and thus the impact of the approximately $41.5 million expenditure resulted in the named executive officers not earning MIP bonuses for fiscal 2011 in accordance with their respective bonus agreements. After taking these actions into consideration, in addition to the management team’s collective responsibility in leading Sysco to achieve the following fiscal 2011 financial performance:

•	an increase in sales as compared to fiscal 2010;
•	market share growth while the foodservice industry growth remained flat;
•	increased earnings per share, after adjustment for the extra week in fiscal 2010, despite margin pressures; and
•	significant improvement in customer retention,

the Committee made the determination to award discretionary bonuses to the named executive officers in the same amounts that they would have received under the fiscal 2011 MIP bonus agreements but for the impact of the MEPP buyouts, subject to adjustment with respect to Mr. DeLaney. This resulted in Messrs. Kreidler, Green, Pulliam and Hope receiving discretionary bonuses equal to 70% of their base salary, or 46.7% of their target bonuses. The Compensation Committee reviewed Mr. DeLaney’s fiscal 2011 performance, including his satisfaction of his pre-established non-financial goals, and determined that Mr. DeLaney had performed well with respect to each of these goals, although the Committee did note that the expected costs of and time to complete the Business Transformation Project had increased. Although Mr. DeLaney did not earn an MIP bonus, the Committee nonetheless applied the non-financial criteria of the MIP bonus in determining the amount of his discretionary bonus and awarded him a bonus equal to 68.6% of his base salary, or 45.7% of his target bonus.

The Committee approved these discretionary bonuses after taking into consideration the anticipated value of the compensation to the named executive officers that will not be deductible for federal income tax purposes for fiscal 2011 as a result of payment of the discretionary bonuses, in accordance with Section 162(m) of the Internal Revenue Code. The Committee considers this loss of the deduction to be warranted in light of the benefits to Sysco and its shareholders of appropriately compensating and incentivizing the named executive officers. CAP confirmed to the Committee that the size of the discretionary performance-based bonuses was reasonable based on Sysco’s underlying fiscal 2011 performance.

Fiscal 2012

The Committee determined in August 2011 that it would begin to move toward an annual incentive program with performance benchmarks derived from an assessment of market conditions, operating expectations, and other relevant factors. This contrasts with the prior practice of linking targets to the prior year’s results. CAP has informed the Committee that this approach is more in line with the majority of Sysco’s peer group. The fiscal 2012 program is meant to be transitional, in that it still requires an increase in the performance criteria relative to fiscal 2011 for earnings growth and sales growth, but significant changes were made from fiscal 2011, as discussed above. The Committee added the sales component in order to bring the bonus program more in line with Sysco’s peer group, and the change from three year average return on invested capital to an annual calculation was recommended by management and was driven by the inclusion in the fiscal 2012 program of the ability to adjust for major acquisitions and other unusual events, minimizing the need to normalize results over a three-year period. The decision to pay the bonus for each performance component separately, regardless of whether the threshold for the others is achieved, was driven by market practice. The changes in the threshold and maximum bonus levels were based on benchmarking of the peer group. The Committee determined to exclude the extraordinary items described above because they represent items that generally involve current period costs that do not result in benefits until later periods, or vice versa. In light of the foregoing, Sysco’s executive management team prepared the earnings per share, sales and return on capital components of the fiscal 2012 MIP bonuses. It was both management’s and the Committee’s intent to create a bonus formula that will be more likely to pay an annual bonus in the event Sysco performs at the median level relative to its peers than may have been the case with respect to prior year bonus formulas; however, as discussed above, fiscal 2012 is a transitional year, so in addition to basing performance levels on Sysco’s internal projections, increases from the prior year were also imposed at the threshold level. The Committee believes that the threshold and target levels of performance represent challenging but reasonably obtainable Sysco performance while levels in excess of the target level represent exemplary and extremely challenging performance. The reductions in the target bonus levels for each of the named executive officers other than Mr. DeLaney were driven by the Committee’s express goal of increasing base salaries to move them closer to the median and decreasing annual incentives in order to bring the pay mix closer to the norm of the peer group, in accordance with the philosophy and principles outlined above at “— Executive Compensation Philosophy and Core Principles” and ensure that total cash compensation does not significantly exceed the median unless outstanding performance levels are reached. The Committee did not reduce Mr. DeLaney’s target bonus level because, after taking into account his salary increase, the 150% target bonus provides a target total cash compensation amount at approximately the median of the peer group. The Committee also asked CAP to validate threshold, target and maximum performance expectations under the revised fiscal 2012 program to ensure that bonus payout levels would be commensurate with performance.

Based upon the CAP May 2011 report, target total cash compensation for fiscal 2012 for each of the named executive officers compared as follows with respect to the comparable peer group position: Mr. DeLaney and Mr. Hope — near the median, Mr. Kreidler — near the 25th percentile, and Messrs. Green and Pulliam — between the median and 75th percentile. The Committee determined that these target payouts were appropriate in light of the Committee’s goal of ensuring that Sysco performance and MIP bonus payouts are properly correlated.

For the reasons discussed above with respect to fiscal 2011, the Committee continues to believe that non-financial goals are extremely important in evaluating the CEO’s performance and that they should therefore also have an impact on his MIP bonus. The performance goals for fiscal 2012 were chosen by the Committee based on the critical components of Sysco’s overall strategy as set out by management and the Board. The Committee determined that Mr. DeLaney’s fiscal 2012 bonus should be subject to adjustment based on the non-financial criteria discussed above as a result of the desire to link his pay to his performance and advancement of Sysco’s overall performance and business strategies.

Longer-Term Incentives

The Committee granted fiscal 2011 longer-term incentives in November 2010. These incentives consisted of three-year cash performance units, stock options and restricted stock units. For details regarding these grants see “Executive Compensation — Cash Performance Unit Plan,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End,” and “Executive Compensation — Grants of Plan-Based Awards.”

During fiscal 2011, the named executive officers received approximately 50% of the value of their longer-term incentives in stock options, approximately 25% in cash performance units (“CPUs”), and approximately 25% in grants of restricted stock units (“RSUs”), with the options valued using an approximation of the Black-Scholes value, CPUs valued at the target level of $1.00 per unit and each RSU valued at the closing price of Sysco common stock on the business day prior to the grant.

Cash Performance Units

Under the Sysco Corporation 2008 Cash Performance Unit Plan, as amended, participants in the MIP have the opportunity to receive cash incentive payments based on Sysco’s performance over a three-year period. We pay any awards earned under these plans in cash rather than in Sysco stock or stock units. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior Sysco or individual performance. The payout on CPUs is based on Sysco’s actual performance over the three-year performance cycle beginning with the fiscal year in which the CPU is granted. In November 2010, the Committee granted three-year cash performance units under the 2008 plan. In addition, the cash performance units that we issued in September 2007 under the 2004 Cash Performance Unit plan were paid out in August 2010. The cash performance units that we issued in September 2008 under the 2004 plan to corporate participants did not satisfy the minimum criteria necessary to receive a payment in August 2011.

The CPU grants that the Committee made in September of 2008 and November of 2009 related to the respective three-year performance periods ending in fiscal 2011 and 2012, and each has a value of $35 per unit with the same payout possibilities, ranging from 25% to 150% of the total value of the units granted in each year. For each of the named executive officers, one-half of the payout was based on the average growth in diluted earnings per share and one-half of the payout was based on the average increase in sales. Achievement of the target would have yielded a 100% payout, while the minimum satisfaction of only one criterion would have yielded a 25% payout and maximum performance above target on both criteria would have provided a 150% payout. The Committee took the total value that was targeted at 100% payout for CPUs for a given level of participant and divided by the $35 value assigned to each unit to determine the number of units to be granted to each participant. We believe that the minimum and target amounts under the CPUs have historically been achievable, although the maximum payout would generally be difficult to obtain at the corporate level and for most of our subsidiaries. In order for generally accepted accounting principles to be applied consistently year-over-year, the performance measures for the CPUs may be calculated slightly differently from those in our financial statements. For each of the September 2008 and November 2009 grants, the Committee used the same performance criteria, except that the CPU grants made in November 2009 decreased the threshold, target and maximum sales performance measures, and the threshold, target and maximum diluted earnings per share performance measures relative to the September 2008 grants.

The terms of the CPU grants that the Committee made in November 2010 are identical to those of the November 2009 grants, except that each unit was assigned a value of $1.00.

Our adjusted sales growth over the three-year performance period ended on July 2, 2011 was 1.6% and our average growth in diluted earnings per share over the performance period was 2.8%, neither of which satisfied the minimum criteria necessary for a payout.

The specific performance measures and related potential payouts for the September 2008, November 2009 and November 2010 corporate grants are shown under “Executive Compensation — Cash Performance Unit Plans.”

With respect to the CPUs to be granted in November 2011, the Committee currently intends to replace the previous performance criteria with a measure based on Sysco’s total shareholder return over the three fiscal year performance period including fiscal 2012, 2013 and 2014 relative to that of the S&P 500. Based upon where Sysco’s total shareholder return for that period falls relative to the other S&P 500 companies, CPUs are expected to pay at a rate of from 50% to 150% of the aggregate value of the CPUs, which are valued at $1 per unit. The threshold payment level is expected to require Sysco’s total shareholder return for the three fiscal year performance period to equal or exceed that of the 30th percentile of the S&P 500, and the maximum payment level is expected to be reached at the 75th percentile, with graduated bonus levels in between. These grants are expected to be subject to Sysco’s clawback policies. See “Executive Compensation — Cash Performance Unit Plans” for an explanation of the calculation of total shareholder return.

Stock Options and Restricted Stock Units

The Committee approved the fiscal 2011 stock option and restricted stock unit grants to the named executive officers in November 2010 under our 2007 Stock Incentive Plan, as amended. The specific grants made in November 2010 are shown under “Executive Compensation — Grants of Plan-Based Awards.” The 2007 Stock Incentive Plan calls for options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2011 option grant agreement provides for ratable vesting over a five-year period. The fiscal 2011 restricted stock unit grant agreement provides for ratable vesting over a three-year period.

The Committee grants all of our stock options and restricted stock units pursuant to our equity grant guidelines. These guidelines are more fully described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Longer-Term Incentive Analysis

The Committee determined the fiscal 2011 mix of CPUs, stock options and restricted stock units, in order to bring the longer-term incentives more in line with those disclosed by the peer group companies and to provide further alignment of the executives’ interests with those of the stockholders. For purposes of estimating the aggregate value of the longer-term incentives granted to the named executive officers in fiscal 2011, the Committee used the closing price of the common stock on the last business day before the date of grant for RSUs, the target payout for the CPUs and an estimated Black-Scholes value for stock options. However, after consideration of Sysco’s overall stock incentive usage, the Committee attributed a higher value to options, resulting in a decrease in the number of options actually granted. These values placed each named executive officer other than Mr. DeLaney between the 25th percentile and the median of the peer group with respect to longer-term incentives and target total direct compensation, and placed all of the named executives except Messrs. DeLaney and Pulliam between the 25th percentile and the median of the peer group with respect to target total direct compensation plus retirement. Mr. Pulliam’s total direct compensation plus retirement was between the 25th percentile and the median. These results were consistent with the Committee’s focus of providing competitive longer-term incentives while also moving total direct compensation and total direct compensation plus retirement closer to the median. Despite significant increases in the size and value of Mr. DeLaney’s longer-term incentive grants, his longer-term incentive compensation, target total direct compensation and target total direct compensation plus retirement remained below the 25th percentile of the peer group, as the Committee had determined that his pay package should be made competitive at the Chief Executive Officer level with Sysco’s peer group as his tenure and experience in the CEO role increased.

The minimum, target and maximum performance criteria levels and the potential payouts for the CPU awards made in November 2010 for the three-year performance period ending in fiscal 2013 were identical to those of the awards made in November 2009 for the three-year performance period ending in fiscal 2012. The Committee continued these performance levels based on the Committee’s acknowledgment of the continuing challenges facing Sysco. In the prior year, the Committee had approved lowering the minimum, target, maximum and other payout levels for the grants made in November 2009 as compared to the fiscal 2009 grants, due to the impact of the economic downturn and the increased difficulty faced by Sysco in growing sales and earnings per share. The Committee changed the nominal value of each CPU from $35 to $1.00 for administrative purposes, and this change did not impact the aggregate dollar value of each named executive officer’s CPU grants. With respect to the currently proposed November 2011 CPU grants, the Committee determined to switch to the total shareholder return measure due to the desire to continue to link the interests of management with the interests of the stockholders. The Committee chose the various performance levels, including the threshold and maximum, based on an analysis of our peer group market practices.

The Committee believes that option and restricted stock unit grants benefit employee performance and retention, particularly in years in which Sysco’s performance does not create high cash compensation. They also help to ensure that longer-term strategic initiatives are not compromised by having executives focus solely on short-term profitability for payment of the annual bonus. Sysco’s long-term performance ultimately determines the value of stock options and restricted stock units, because their value is directly correlated with the long-term appreciation of our stock price. The Committee believes that this longer-term focus benefits Sysco and its stockholders, as it more closely aligns the executives’ interests with those of stockholders and focuses executives on strategies that increase long-term stockholder value. Existing ownership levels are not generally a factor in the Committee’s granting of options and restricted stock units, because it does not want to discourage executives from holding significant amounts of Sysco stock; however, the Committee does consider stock ownership requirements when determining the size of equity grants. The Committee chose to include restricted stock units, rather than shares of restricted stock, as a portion of the annual longer-term incentive grant primarily after considering the potentially negative tax withholding impact of restricted stock grants to retirement eligible executives.

Pursuant to our equity grant guidelines in effect prior to August 2011, the Committee would generally make option and restricted stock unit grants on the second Tuesday in November each year. This is a date when we are typically in a trading “window” under our Policy on Trading in Company Securities. For fiscal 2011, this would have meant a grant date of November 9, 2010; however, after careful consideration, the Committee determined that it was appropriate and in the best interests of Sysco and its stockholders to issue the fiscal 2011 equity awards on Thursday, November 11, 2010, when the Committee and Board of Directors held their regular meetings. The Committee made this modification in light of the fact that the revised date was during a normal trading window and would not conflict with a scheduled trading blackout period, and that, as of such date, the Committee anticipated that Sysco would have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. In August 2011, the Committee revised our equity grant guidelines to provide that grants may generally be made during any open trading window pursuant to our Policy on Trading in Company Securities, subject to certain conditions and qualifications. The Committee believes that this change provides additional flexibility while continuing to ensure that options and other equity awards are fairly priced and valued. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End” for a more detailed discussion of our equity grant guidelines.

Retirement/Career Incentives

Supplemental Executive Retirement Plan

We provide annual retirement benefits to all corporate employees and most of our non-union operating company employees under the broad-based tax-qualified Sysco Corporation Retirement Plan, which we simply refer to as the “pension plan.” In addition, Sysco offers supplemental retirement plans to approximately 171 corporate and operating company officers. Each of the named executive officers participates in the Supplemental Executive Retirement Plan, or SERP; however, in May 2011, the SERP was amended in order to close the SERP to future participants. The Committee utilizes the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with annual benefits equaling up to 50% of a qualifying participant’s final average annual compensation, as discussed under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan” below, in combination with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. The named executive officers will receive a SERP benefit based on the greater of the accrued benefit determined as of the relevant separation date under the current provisions of the SERP or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with vesting, benefit limits and eligibility for immediate benefit payments determined as of the relevant separation date. Annual retirement benefits from the SERP for a participant who is 100% vested in his accrued benefit were generally limited to approximately $2.27 million in fiscal 2011 and will generally be limited to approximately $2.35 million in fiscal 2012, with such maximum limit adjusted for cost-of-living increases in future years. The terms of the SERP are more specifically described under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.” The amounts accrued by each named executive officer under the pension plan and the SERP as of July 2, 2011 are set forth under “Executive Compensation — Pension Benefits.”

SERP Analysis

Sysco’s retirement plans are an important performance and retention tool, the effectiveness of which the Committee tries to balance with the cost of providing them. Based on CAP’s May 2010 report, compensation to the named executive officers under the SERP placed Sysco above the 75th percentile for retirement benefits relative to the peer group, but total direct compensation plus retirement for 2011 placed Sysco between the 25th percentile and the median for all named executive officers except for Mr. DeLaney, who was below the 25th percentile, and Mr. Pulliam, who was above the median. As a result, the Committee believes that these benefits are appropriate in light of Sysco’s overall compensation structure; however, in May 2011, the SERP was amended in order to close the SERP to future participants and the Committee continues to monitor and review the SERP in order to achieve the following goals:

•	maintain the SERP as a retention tool;
•	reduce the cost of the SERP;
•	bring the value of retirement benefits more in line with the median of the peer group; and
•	increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP.

Nonqualified Executive Deferred Compensation Plan

Sysco offers an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the named executive officers, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond savings opportunities under Sysco’s 401(k) retirement savings plan. Participants may defer up to 100% of their base salary and up to 40% of their MIP bonus, or any bonus paid in lieu of or as a replacement for the MIP bonus, to the EDCP. Sysco does not match any salary deferrals into the EDCP. For participants who defer a portion of their qualifying bonus, Sysco matches 15% of the first 20% deferred, making the maximum possible match to the EDCP 3% of the MIP bonus. This match generally vests on the tenth anniversary of the crediting date, subject to earlier vesting in the event of death, disability, a change in control or the executive’s attaining age sixty. Participants who defer compensation under the EDCP may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Company matching contributions are credited with the Moody’s Average Corporate Bond Yield. The EDCP is described in further detail under “Executive Compensation — Executive Deferred Compensation Plan.”

EDCP Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $16,500 per year. The Committee believes that the EDCP motivates and assists in the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. The EDCP is an important recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

Severance and Employment Agreements

None of Sysco’s executive officers are currently parties to any severance or employment agreements.

Benefits, Perks and Other Compensation

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each named executive officer’s total compensation. Certain of these benefits are described below.

Sysco’s named executive officers are generally eligible to participate in Sysco’s regular employee benefit programs, which include the defined benefit pension plan, a 401(k) plan, our employee stock purchase plan, group life insurance and other group benefit plans. We also provide MIP participants, including the named executive officers, with additional life insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe many of these benefits are required to remain competitive with our competitors for executive talent. Although the executive officers are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives’ pay a higher percentage of the cost of these benefits than do non-executives.

MIP participants, including the named executive officers, are encouraged to occasionally have their spouses accompany them at business dinners and other business functions in connection with some meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and Sysco pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, executives and other members of management for business use, but these aircraft are not allowed to be used for personal matters. Spouses may occasionally accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft.

All employees, including our named executive officers, as well as members of our Board of Directors, are also entitled to receive discounts on all products carried by Sysco and its subsidiaries. Although Sysco does provide the named executive officers with certain additional perquisites, we do not provide the named executive officers with automobiles, security monitoring or split-dollar life insurance.

Relocation Expenses

Consistent with Sysco’s past practices on relocation of officers, we provided Mr. Kreidler reimbursement for certain relocation and housing expenses following his hiring and appointment to serve as Executive Vice President and Chief Financial Officer at our headquarters in Houston, Texas. This amount originally included reimbursement for up to $250,000 of the first $500,000 of any loss to him on the sale of his former residence, plus an additional 35% with respect to any portion of that amount that was subject to federal income tax. Mr. Kreidler was unable to sell his former home until August 2010, at a loss of over $600,000. As a result, upon the recommendation of management and in order to mitigate this loss to Mr. Kreidler, which was much larger than originally anticipated due to the ongoing financial crisis and its impact on the housing market, the Committee approved an increase to his reimbursement amount. The Committee increased the total reimbursement amount to a maximum of $500,000, plus an additional 35% with respect to any portion of the reimbursement that is taxable for federal income tax purposes. As a result, the total reimbursement amount Sysco paid to Mr. Kreidler for the loss on the sale of his home was $380,000, plus the applicable tax-related payment.

To address the Committee’s desire for Sysco to comply with best corporate governance and compensation practices, in October 2010, the Committee adopted an executive relocation expense reimbursement policy that applies to all of the named executive officers. The reimbursement policy provides that Sysco will not reimburse any of such executives for any loss on the sale of the executive’s house sold in connection with the executive’s relocation. The reimbursement policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts, such as state and federal income taxes, FICA, and Medicare taxes. The relocation expenses subject to such increased payments to cover applicable taxes will be limited to the cost of moving the executive’s household goods and vehicles; real estate fees incurred in selling the executive’s residence; closing costs associated with the purchase of a new residence, including cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys, if required, and reasonable attorney’s fees; and up to six months’ rental expense for a temporary residence in the area to which the executive has been asked to relocate. No other relocation expenses will be eligible for increased payments to cover applicable taxes. In addition, the reimbursement policy provides that all future relocation agreements with any named executive officer will include a clawback provision that requires the executive to reimburse Sysco for all or a part of the reimbursement if his employment is terminated for any reason other than death, disability or change of control of Sysco, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.

The Committee approved a relocation package for Mr. Green in fiscal 2011 to be paid in fiscal 2012, in connection with his relocation to the Sysco corporate office in Houston, which is consistent with the executive relocation expense reimbursement policy discussed immediately above.

Benefits Following a Change in Control

We currently have no severance or similar agreements that would cause an immediate or “single trigger” cash payment obligation solely as a result of a change in control of Sysco. We have included change of control provisions in several of Sysco’s benefit plans and agreements, including an immediate payout of CPUs at the target payout level for grants under the 2008 Cash Performance Unit Plan, and 100% vesting of SERP benefits, EDCP benefits, options, restricted stock and restricted stock units upon a change in control. See “Executive Compensation — Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

Change of Control Benefits Analysis

The Committee continues to believe that these provisions preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The Committee has balanced the impact of these acceleration provisions with corresponding provisions in the SERP and the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

Potential Impact on Compensation of Financial Restatements

In the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, it is the Committee’s policy that it will review all incentive payments made to MIP participants, including the named executive officers, within the 36 month period prior to the restatement on the basis of having met or exceeded specific performance targets in grants or awards made on or after May 14, 2009. If such incentive payments would have been lower had they been calculated based on the restated results, the Committee will, to the extent permitted by applicable law, seek to recoup any such excess payments for the benefit of Sysco. The MIP and CPU grants made by the Committee for fiscal 2011 contain a contractual provision binding the grantee to this recovery right, and the Committee anticipates that future grants will contain similar provisions. The Committee has the sole discretion to determine the form and timing of the recoupment, which may include repayment from the MIP participant or an adjustment to the payout of a future incentive. In addition, the executives’ benefits under the SERP and EDCP may be subject to forfeiture or adjustment as a result of any such restatement of financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers other than the chief financial officer. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that Sysco needs flexibility to meet its incentive and retention objectives, even if Sysco may not deduct all of the compensation paid to the named executive officers. The Committee used this flexibility to award discretionary performance-based bonuses for fiscal 2011 based on Sysco’s satisfying certain financial criteria and the CEO’s achievement of non-financial goals. See “— Management Incentive Plan” above.

Based on the factors discussed under “Annual Compensation — Base Salary” and “Longer – Term Incentives,” in fiscal 2011 Sysco paid, and in fiscal 2012 the Committee expects Sysco to pay, Mr. DeLaney a base salary that, when aggregated with anticipated vesting of restricted stock units, will exceed $1 million in value. The Committee believes that this compensation to Mr. DeLaney is necessary in order to maintain the competiveness of his total compensation package in light of peer compensation practices, and as a result, has determined that it is appropriate even though approximately $308,053 of Mr. DeLaney’s fiscal 2011 compensation, in addition to his discretionary performance-based bonus, will not be deductible, and the excess of Mr. DeLaney’s anticipated salary plus the value of his restricted stock units vesting in fiscal 2012 over $1 million, will not be deductible for federal income tax purposes.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. We have designed all of our executive benefit plans, including the SERP, EDCP, 2008 Cash Performance Unit Plan, and the 2007 Stock Incentive Plan, such that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.

Stock Ownership Guidelines

In 2011, the Compensation Committee, together with the Corporate Governance and Nominating Committee, upon the recommendation of management and following consultation with CAP, modified our stock ownership guidelines for executive officers. The Compensation Committee and the Corporate Governance and Nominating Committee are comprised of the same individual directors. The modifications included a decrease in the amount of time required to meet the full ownership requirements from eight to five years — to be phased in over five years, an increase in each of the named executive officers’ other than Mr. DeLaney’s ownership requirement to 60,000 shares, and changes in rules regarding the counting of RSUs. These changes were recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors primarily in order to bring Sysco’s policies more in line with its peer group. See “Stock Ownership — Stock Ownership Guidelines” for a description of our executive stock ownership guidelines and stock retention policies and these recent changes.

Total Compensation

In September 2011, after reviewing the CAP reports and the Company’s fiscal 2011 performance, the Committee determined that each named executive officer’s total fiscal 2011 compensation provided the executive with adequate and reasonable compensation. The Committee also determined that each named executive officer’s total fiscal 2011 compensation was appropriate given Sysco’s performance in fiscal 2011 and the executive’s personal performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

  John M. Cassaday, Chairman
  Judith B. Craven
  Manuel A. Fernandez
  Larry C. Glasscock
  Phyllis S. Sewell
  Jackie M. Ward

EXECUTIVE COMPENSATION

The following discussion contains references to target performance levels for our longer-term incentive compensation. These targets and goals are disclosed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Summary Compensation Table

The following table sets forth information with respect to each of the named executive officers — our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated of the other executive officers of Sysco and its subsidiaries employed at the end of fiscal 2011. In determining the most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	sation	Earnings	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

William J. DeLaney	2011	$1,000,000	$686,000	$1,250,071	$1,990,000	$0	$790,155	$9,275	$5,725,501
President and Chief	2010	800,000	—	880,824	1,888,785	1,638,230	713,212	12,587	5,933,638
Executive Officer	2009	620,375	—	—	2,941,300	72,188	155,784	12,004	3,801,651
Robert C. Kreidler(7)	2011	525,000	367,500	395,519	626,850	0	16,956	694,694	2,626,519
Executive Vice President	2010	378,766	—	423,740	947,895	760,000	19,552	113,522	2,643,475
and Chief Financial Officer	2009	n/a	—	n/a	n/a	n/a	n/a	n/a	n/a
Michael W. Green	2011	550,000	385,000	412,841	656,700	0	686,125	5,476	2,696,142
Executive Vice President,	2010	494,000	—	334,768	716,040	1,002,641	937,527	15,517	3,500,493
Foodservice Operations	2009	494,000	—	—	602,000	99,531	191,030	15,657	1,402,218
Larry G. Pulliam	2011	550,000	385,000	412,841	656,700	0	1,108,191	18,540	3,131,272
Executive Vice President,	2010	532,000	—	359,464	768,825	1,129,030	1,479,450	43,654	4,312,423
Foodservice Operations	2009	532,000	—	—	602,000	160,781	400,655	13,108	1,708,544
James D. Hope(8)	2011	500,000	350,000	314,683	497,500	0	440,254	5,471	2,107,908
Executive Vice President	2010	n/a	—	n/a	n/a	n/a	n/a	n/a	n/a
Business Transformation	2009	n/a	—	n/a	n/a	n/a	n/a	n/a	n/a

(1)	These amounts relate to discretionary performance-based bonuses paid in August 2011 with respect to fiscal 2011. The bonus amounts were based on Sysco’s satisfying certain financial criteria and the named executive officers achieving certain non-financial goals. See “Executive Compensation — Management Incentive Plan and Fiscal 2011 Discretionary Bonuses.”

(2)	These amounts relate to grants of restricted stock units made in fiscal 2011 and 2010. We did not issue any stock awards to the above named individuals in fiscal 2009. With respect to fiscal 2011, we valued the restricted stock units at $28.87 per share, being the closing price of our common stock on the first business day prior to the November 11, 2010 grant date. With respect to fiscal 2010, we valued the restricted stock units at $27.44 per share, being the closing price of our common stock on the first business day prior to the November 10, 2009 grant date.

(3)	The amounts in these columns reflect the grant date fair value of the awards. See Note 16 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 27, 2009, Note 15 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended July 3, 2010 and Note 15 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended July 2, 2011 regarding assumptions underlying valuation of equity awards.

(4)	These amounts include the MIP bonus paid in August 2010 with respect to fiscal 2010. We did not pay a MIP bonus for fiscal 2011 and fiscal 2009 because Sysco did not achieve the required performance levels. The amounts shown also include payments made in August 2009 for the three-year performance period ending in fiscal 2009 and August 2010 for the three-year performance period ending in fiscal 2010 with respect to the cash performance unit grants previously made under our 2004 Cash Performance Unit Plan. The cash performance unit grants for the three-year performance period ending in fiscal 2011 expired unpaid because the performance criteria were not met.

(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above-market interest on amounts in the EDCP, and the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established and maintained by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:

• increase in pension plan value; and
• increase in Supplemental Executive Retirement Plan, or SERP, value.

To the extent that the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and the SERP was a decrease, this decrease is not included in the amounts shown in the column.

The following table shows, for each named executive officer, the change in the actuarial present value for each of the pension plan and the SERP and the above-market interest on amounts in the EDCP for fiscal 2011:

	Change in		Above-Market
	Pension	Change in	Interest on
Name	Plan Value	SERP Value	EDCP

DeLaney	$54,978	$708,510	$26,667
Kreidler	16,956	0	0
Green	45,769	640,356	0
Pulliam	57,245	1,023,545	27,401
Hope	42,163	371,338	26,753

(6)	Fiscal 2011 amounts include the following:

a. a deferred match payment of $11,025 for Mr. Kreidler and $11,550 for Mr. Pulliam, being 15% of the first 20% of the annual incentive bonus which each elected to defer under the Executive Deferred Compensation Plan, respectively (the terms of this plan are described in more detail under “Executive Deferred Compensation Plan”);

b. the full amount paid for life insurance coverage for each individual (the excess coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different);

c. the amount of 401(k) Plan matching contributions paid in September 2011 with respect to the 2011 fiscal year; and

d. the following perquisites and personal benefits (with the exception of Mr. Kreidler, the aggregate value of all perquisites and personal benefits received by each named executive officer in fiscal 2011 was less than $10,000):

•	the amount paid for accidental death and dismemberment insurance coverage;
•	the amount paid for long-term care insurance;
•	the amount reimbursed to the individual for annual medical exams;
•	the amounts paid for long-term disability coverage under the company’s disability income plan;
•	payment of fees by Sysco related to the preparation of foreign tax returns required to be filed by the executive for attendance at meetings or other travel related to Sysco business in foreign jurisdictions;
•	the amount paid for spousal travel in connection with business events, which amounts reflect only commercial travel; no incremental costs were incurred in connection with travel of spouses on the company plane with executive officers to and from business events;
•	the estimated amount paid for spousal meals in connection with business events; and
•	with respect to Mr. Kreidler, reimbursement of $509,388 for certain expenses incurred in connection with his move to Sysco, including reimbursement for a portion of the loss he incurred on the sale of the house he lived in prior to moving to Houston, Texas to join Sysco, plus payments totaling $167,281 to defray a portion of his tax liability related to such reimbursements;

Except for the reimbursement of relocation expenses incurred by Mr. Kreidler, no named executive officer received any single perquisite or personal benefit with respect to fiscal 2011 with a value greater than $25,000. Except as set forth above, no named executive officer received any other item of compensation with respect to fiscal 2011 required to be disclosed in this column with a value of $10,000 or more.

(7)	Compensation for Mr. Kreidler is provided only for fiscal 2010 and fiscal 2011 because he was not employed by Sysco in fiscal 2009.

(8)	Compensation for Mr. Hope is provided only for fiscal 2011 because he was not a named executive officer in fiscal 2010 or fiscal 2009.

Grants of Plan-Based Awards

The following table provides information on CPU grants, stock options and restricted stock units granted during fiscal 2011 to each of the named executive officers. Grants related to annual bonuses under the MIP are now awarded at the beginning of each fiscal year, as opposed to our former practice of making these grants in the fourth quarter of the prior fiscal year. As such, MIP grants for fiscal 2012 are not included in the table below.

								All
							All	Other			Grant
							Other	Option			Date
							Stock	Awards:		Closing	Fair
			Number				Awards:	Number	Exercise	Market	Value
			of				Number	of	or Base	Price	of
			Shares,				of	Securities	Price	on the	Stock
			Units	Estimated Future Payouts Under			Shares of	Under-	of	Date	and
			or	Non-Equity Incentive Plan Awards			Stock or	lying	Option	of	Option
	Grant		Other	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date		Rights	($)	($)	($)	(#)(1)	(#)(2)	($/Sh)(3)	($)	($)(4)

DeLaney	11/11/10	(5)	1,250,000	$312,500	$1,250,000	$1,875,000
	11/11/10							500,000	$28.87	$28.62	$1,990,000
	11/11/10						43,300				1,250,071
Kreidler	11/11/10	(5)	393,750	98,438	393,750	590,625
	11/11/10							157,500	$28.87	$28.62	626,850
	11/11/10						13,700				395,519
Green	11/11/10	(5)	412,500	103,125	412,500	618,750
	11/11/10							165,000	$28.87	$28.62	656,700
	11/11/10						14,300				412,841
Pulliam	11/11/10	(5)	412,500	103,125	412,500	618,750
	11/11/10							165,000	$28.87	$28.62	656,700
	11/11/10						14,300				412,841
Hope	11/11/10	(5)	312,500	78,125	312,500	468,750
	11/11/10							125,000	$28.87	$28.62	497,500
	11/11/10						10,900				314,683

(1)	The restricted stock units granted to the named executive officers under the 2007 Stock Incentive Plan during fiscal 2011 vest one-third per year for three years beginning on the first anniversary of the grant date. Vesting is contingent upon executive’s continued service with the company, except that the restricted stock units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the restricted stock units will vest immediately upon executive’s death or a change in control of the company. In addition, the executive will forfeit all of his unvested restricted stock units if the Committee finds by a majority vote that, either before or after termination of his employment, he:

• committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
• disclosed our trade secrets; or

• participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

(2)	The options granted to the named executive officers under the 2007 Stock Incentive Plan during fiscal 2011 vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive retires in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:
• committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
• disclosed our trade secrets; or

• participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

(3)	We granted all of these options under our 2007 Stock Incentive Plan, which directs that the exercise price of all options is the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date.

(4)	We determined the estimated grant date present value for the options issued on November 10, 2010 of $3.98 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 23.35%, a 1.26% risk-free rate of return, a dividend yield at the date of grant of 3.51% and a 5.1-year expected option life. We did not assume any option exercises or risk of forfeiture during the 5.1-year expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the modified Black-Scholes model.

We valued the restricted stock units granted on November 10, 2010 at $28.87 per share, being the closing price of our common stock on the first business day prior to the grant date.

(5)	These amounts relate to cash performance units with a three-year performance period that we granted under our 2008 Cash Performance Unit Plan.

Cash Performance Unit Plans

The Sysco Corporation 2004 Cash Performance Unit Plan was formerly known as the Sysco Corporation 2004 Mid-Term Incentive Plan and the Sysco Corporation 2004 Long-Term Incentive Cash Plan, and is referred to herein as the “2004 Cash Performance Unit Plan.” The 2004 Cash Performance Unit Plan provided certain key employees, including the named executive officers, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. We refer to these units as “CPUs.” The Committee currently makes grants annually for performance periods ending at the end of the third fiscal year, including the year of grant. We made the last grants under the 2004 plan on September 11, 2008 and these grants expired unpaid in August 2011 because the performance criteria were not met. The 2004 plan was replaced with the 2008 Cash Performance Unit Plan in November 2008. In September 2009, the 2008 plan was amended so that, in the event of the death of a participant, payments would be determined using Sysco’s performance for the entire three-year performance period, instead of being generally determined using the number of completed fiscal years the participant was actively employed during the three-year performance period, and to provide that payments following a change of control are based on target performance values rather than maximum values. Also, the amendment provided that participants whose employment terminates due to retirement or death will receive a pro-rata payment based upon the number of years during which the participant was actively employed during the relevant performance period. With respect to the compensation of the named executive officers, the 2008 plan is identical in all material respects to the 2004 plan, except with respect to certain benefits following certain termination events or a change in control. The Committee made CPU grants in November 2009 and November 2010 under the 2008 plan and future CPU grants to the named executive officers will be made pursuant to the 2008 plan. Beginning with the grants made in fiscal 2010, the Committee began the practice of setting the performance goals for the awards during the first ninety days of the fiscal year and granting individual awards at its meeting the following November. The 2008 plan will expire on November 30, 2014, unless sooner terminated by the Board.

Under the plans, the Committee may select performance goals from those specified in the plan, based on the performance of Sysco generally or on the performance of subsidiaries or divisions. With respect to the grants in fiscal 2009 that we paid in August 2011 and all currently outstanding corporate grants, the Committee set performance criteria based on the average increases in Sysco’s earnings per share and sales over the performance periods. See below regarding certain adjustments to these measures. In addition to the awards that the named executives received in fiscal 2009 and that we paid to them in August 2011, as discussed in footnote (4) to the Summary Compensation Table, as of August 30, 2011, the named executives held cash performance unit grants in the amounts and for the performance periods set forth below:

		Target	Number of
	Fiscal Year in	Value Per	Performance		Payout Amount
Name	Which Granted	Unit	Units Held	Performance Period	Minimum	Target	Maximum

DeLaney	2011	$1	1,250,000	7/4/2010-6/29/2013	$312,500	$1,250,000	$1,875,000
	2010	$35	25,143	6/28/2009-6/30/2012	220,001	880,005	1,320,008
Kreidler	2011	$1	393,750	7/4/2010-6/29/2013	98,438	393,750	590,625
	2010	$35	8,571	6/28/2009-6/30/2012	74,996	299,985	449,978
Green	2011	$1	412,500	7/4/2010-6/29/2013	103,125	412,500	618,750
	2010	$35	9,510	6/28/2009-6/30/2012	83,213	332,850	499,275
Pulliam	2011	$1	412,500	7/4/2010-6/29/2013	103,125	412,500	618,750
	2010	$35	10,241	6/28/2009-6/30/2012	89,609	358,435	537,653
Hope	2011	$1	312,500	7/4/2010-6/29/2013	78,125	312,500	468,750
	2010	$35	6,352	6/28/2009-6/30/2012	55,580	222,320	333,480

Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the value assigned to each unit and then multiplying the resulting product by a specified percentage. Prior to the fiscal 2011 grants, each CPU was assigned a value of $35 per unit. With respect to the fiscal 2011 grants that were made in November 2010, each CPU was assigned a value of $1.00 per unit. Each of the outstanding CPU grants, as well as those paid in August 2011, contains a sliding scale for each component for each of the performance periods as follows:

•	one-half of the payout is based on average growth in diluted earnings per share; and
•	one-half of the payout is based on average increase in sales.

All of these performance measures relate to performance for completed fiscal years. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. Samples of the payment criteria and payout percentages, including the threshold, target and maximum payment criteria and payout percentages, for each component of the outstanding corporate grants are set forth below. The amounts shown reflect a simplified grid of payment criteria and payout amounts; they do not include incremental criteria and payouts between the amounts shown. Between the levels shown in the table, the payout percentage increase incrementally, approximately in proportion to increases in the criteria. The minimum percentage payout would be 25% if only one of the performance criteria is satisfied at the minimum level and the maximum percentage payout would be 150% if the maximum levels for both criteria are satisfied. As an example, achievement of 12% earnings per share growth and 6% sales growth for the corporate CPUs covering the fiscal years 2009-2011 would have resulted in a 75% payout, determined by adding 50% and 25%, or $26.25 per unit, determined by multiplying 75% by $35 per unit. The same results for the corporate CPUs covering the fiscal years 2011-2012 would have resulted in a payout of $0.75 per unit, since such units are valued at $1 each.

	Part 1 — Growth in Earnings Per Share
Fiscal Years	Minimum		Target		Maximum

2011-2013	6%	7.5%	9%	10.5%	12% and up
2010-2012	6%	7.5%	9%	10.5%	12% and up
2009-2011 (paid August 2011)	8%	10%	12%	14%	16% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

PLUS

	Part 2 — Growth in Sales
Fiscal Years	Minimum		Target		Maximum

2011-2013	4%	5%	6%	7%	8% and up
2010-2012	4%	5%	6%	7%	8% and up
2009-2011 (paid August 2011)	6%	7%	8%	9%	10% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

We will make all payments due with respect to the cash performance units in cash. No payments made under the Cash Performance Unit Plans to any named executive in any fiscal year may be higher than 1% of Sysco’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of Sysco’s Annual Report on Form 10-K for the fiscal year ended immediately before the applicable payment date.

With respect to the CPUs to be granted in November 2011, the Committee currently intends to replace the previous performance criteria with a measure based on Sysco’s total shareholder return over the three fiscal year performance period including fiscal 2012, 2013 and 2014 relative to that of the S&P 500. Based upon where Sysco’s total shareholder return for that period falls relative to the other S&P 500 companies, CPUs are expected to pay at a rate of from 50% to 150% of the aggregate value of the CPUs, which are valued at $1 per unit. In order to compute total shareholder return, the following sum is first calculated:

•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the last day of the three fiscal year performance period, plus,
•	the per share cash dividends paid on Company common stock during the three fiscal year performance period, minus,
•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three fiscal year performance period.

Total shareholder return is then computed as that sum divided by the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three fiscal year performance period. The threshold payment level is expected to require Sysco’s total shareholder return for the three fiscal year performance period to equal or exceed that of the 30th percentile of the S&P 500, and the maximum payment level is expected to be reached at the 75th percentile, with graduated bonus levels in between. These grants are expected to be subject to Sysco’s clawback policies.

Benefits upon Termination or Change in Control under the 2008 Plan

If the executive’s employment terminates during a performance period because the executive leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive’s employment terminates during a performance period because the executive retires in good standing or due to the executive’s death, the executive will receive the specified payment on the applicable payment date, as if he remained employed on that date, reduced on a pro-rata basis based on the number of years during which the executive was actively employed during the applicable three-year performance period. The executive will get credit for a fiscal year if the executive was actively employed by Sysco at any time during a relevant fiscal year. If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled performance units. The plan provides that if a change in control occurs during a performance period we will pay the executive the target amount payable under the plan for the executive’s performance units for that performance period, as if the target performance levels had been achieved. In such instances, the performance units awarded with respect to the performance period will be considered vested and payment will be made to the executive within 90 days after the date of the change in control.

Management Incentive Plan and Fiscal 2011 Discretionary Bonuses

Our 2009 Management Incentive Plan provides key executives, including the named executive officers, with the opportunity to earn bonuses through the grant of annual performance-based bonus awards, payable in cash. Until the fiscal 2012 grants, the Committee generally made bonus awards under the plan in May or June prior to the beginning of the fiscal year to which they relate. Beginning with the fiscal 2012 grants, the Committee began granting bonus awards in the first quarter of the fiscal year to which the awards relate. We pay amounts owed under such awards in August following the conclusion of such fiscal year. Bonus opportunities awarded to corporate participants, including the named executive officers, under the MIP may be based on any one or more of the following:

•	return on stockholders’ equity and increases in earnings per share;
•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries;
•	return on assets;
•	total shareholder return;
•	improvements in certain financial measures (including working capital and the ratio of sales to net working capital);
•	general comparisons with other peer companies or industry groups or classifications; and
•	one or more specified Sysco, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. The Committee has the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer may receive an aggregate bonus for any given fiscal year under the MIP in excess of $10,000,000. The Committee will determine and pay all bonuses within 90 days following the end of the fiscal year for which the bonus was earned.

The MIP allows for the Compensation Committee to make certain permissible deviations from a GAAP standard and permissible methods for modifying bonus formulas after the first 90 days of the applicable fiscal year in order to give the Compensation Committee additional flexibility in structuring performance metrics. Application of any permissible deviations from a GAAP standard or changes to any performance metrics with respect to “covered employees” under Section 162(m) of the Internal Revenue Code, which includes each of the named executive officers except the CFO, is limited to circumstances where any deviations from GAAP are objectively determinable and the modification of performance metrics complies with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code. The MIP also includes a provision implementing Sysco’s clawback policies.

Fiscal 2011 MIP Awards

For the fiscal 2011 awards, the bonus formula utilized a matrix based upon Sysco’s annual percentage increase in fully diluted earnings per share and its three-year average return on capital. The scale on the X-axis for the percentage increase in earnings per share began at 2% and continued indefinitely, while the corresponding scale on the Y-axis for three-year average return on capital began at 11% and also continued indefinitely; however, the maximum bonus that we could pay pursuant to this award was 250% of base salary. Where the two scales intersected determined the payout percentage of base salary. Pursuant to the award agreements, MIP bonuses under the fiscal 2011 awards would not be paid unless Sysco achieved at least a 2% increase in earnings per share and an 11% three-year average return on capital. For the fiscal 2011 awards, the three-year average return on capital was calculated using fiscal 2009, 2010 and 2011. The average return on capital for fiscal 2009 and 2010 (adjusted to reflect a comparable 52-week basis) was 18.9% and 18.8%, respectively. For fiscal 2011, Sysco had an increase in diluted earnings per share of 0.5% and a three-year average return on capital for fiscal 2009, 2010 and 2011 (adjusted to reflect a comparable 52-week basis) of 18.4%. As such, bonuses were not paid with respect to the fiscal 2011 MIP awards.

The performance targets for the fiscal 2011 MIP awards were not met primarily because management approved an aggregate $41.5 million expense for Sysco’s partial withdrawal from an underfunded multi-employer pension plan, or MEPP, during fiscal 2011 in which Sysco employees participated. This partial withdrawal was discretionary on the part of Sysco but was determined by management, in consultation with the Board, to be in the best interests of Sysco by significantly reducing stockholder exposure to an uncertain and underfunded potential obligation. The result of the partial withdrawal was an aggregate of $41.5 million charged to earnings during fiscal 2011, with a corresponding $.04 per share reduction in Sysco’s diluted earnings per share in fiscal 2011. If not for these charges, the named executive officers would have earned a non-discretionary MIP bonus at the 70% level.

A simplified version of the matrices for determining fiscal 2011 payment amounts is set forth below. The criteria and payout percentage increase incrementally between the levels shown in the matrices below. Numbers shown in the bodies of the matrices are percentages applied to base salary in effect at the end of fiscal year.

	Fiscal 2011 MIP Awards
	Percentage Increase in Earnings per Share
3-Year Average Return on Capital	2%	4%	6%	8%	10%	12%	14%	16%	18%	20%+

11%	20	25	65	85	105	125	140	150	160	170
12%	25	30	70	90	110	130	145	155	165	175
13%	30	40	80	100	120	140	155	165	175	185
14%	35	50	90	110	130	150	165	175	185	195
15%	40	60	100	120	140	160	175	185	195	205
16%	50	70	110	130	150	170	185	195	205	215
17%	60	80	120	140	160	180	195	205	215	225
18%	70	90	130	150	170	190	205	215	225	235
19%	75	100	140	160	180	200	215	225	235	245
20%+	80	105	145	165	185	205	220	230	240	250

Mr. DeLaney’s fiscal 2011 MIP award agreement provided that in addition to satisfying the objective performance goals in the grid above, 20% of his total fiscal 2011 MIP bonus would also have been subject to his having achieved the following non-financial goals for fiscal 2011:

•	Continue to make progress on the strategic project per the submitted plan;
•	Make significant progress in improving customer retention;
•	Create teams to investigate and position Sysco to be ready to make acquisitions detailed in the strategic plan, if warranted;
•	Communicate broadly the strategic direction of the corporation to all of the stakeholders; and
•	Make continued strides toward the human capital plan and succession planning.

Fiscal 2011 Discretionary Bonuses

The Compensation Committee awarded the named executive officers the discretionary performance-based bonuses for fiscal 2011 ranging from 68.6% to 70% of base salary based on Sysco’s achievement of certain financial performance criteria and the CEO’s achievement of certain non-financial performance goals.

The discretionary performance-based bonuses are subject to Sysco’s incentive clawback policy. In the event the Committee determines within thirty-six (36) months of the payment of the discretionary performance-based bonuses that the factors upon which they were paid have materially changed, including but not limited to a restatement of financial results (other than as the result of a change in accounting policy), then the Committee has the right to recoup from each of the named executive officers the amount determined by the Committee, in its sole and absolute discretion, provided that such amount shall not exceed the amount of the discretionary bonuses paid to the named executive officers.

Fiscal 2012 MIP Awards

The Committee substantially changed the structure of the MIP for fiscal 2012 awards, as discussed under Compensation Discussion and Analysis — Annual Compensation — Management Incentive Plan — Fiscal 2012.” With the exception of Mr. DeLaney, the named executive officers’ will earn a fiscal 2012 bonus equal to the sum of the following:

•	between 25% and 75% of target (50% of the total MIP bonus) will be paid based on the percentage increase in adjusted diluted earnings per share for fiscal 2012 as compared to fiscal 2011;
•	between 15% and 45% of target (30% of the total MIP bonus) will be paid based on the percentage increase in adjusted sales for fiscal 2012 as compared to fiscal 2011; and
•	between 10% and 30% of target (20% of the total MIP bonus) will be paid based on the return on invested capital for fiscal 2012. Return on invested capital is computed by dividing the company’s adjusted net after-tax earnings for fiscal 2012 by the company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of:

◦	Adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and
◦	Adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

We refer to this calculation as the Objective Performance Bonus Calculation.

The calculation of the adjusted results with respect to each of the performance measures will exclude from each of these measures the following items, the returns from which are generally expected to be outside fiscal 2012: expenditures relating to Sysco’s Business Transformation Project, the impact of major acquisitions and divestitures and any withdrawals by Sysco operating companies from multi-employer pension plans. The Compensation Committee has the discretion to include certain of these excluded items, but only if such inclusion would not cause a named executive officer’s MIP bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code.

These three bonus measures are independent of each other, and one portion of the bonus may be earned even if the threshold level of one or both of the other measures is not achieved. If the threshold requirements for one or more of the bonus measures are not met, those portions of the bonus will not be paid.

Mr. DeLaney’s fiscal 2012 bonus is subject to a maximum amount that is equal to 110% of the Objective Performance Bonus Calculation. Mr. DeLaney’s fiscal 2012 bonus is initially calculated as equal to the maximum amount. This amount is then adjusted to equal the amount of the Objective Performance Bonus Calculation. The Committee then has the discretion to adjust Mr. DeLaney’s bonus further based on his performance with respect to the following non-financial performance goals:

•	Continue to Effectively Carry Out Implementation of the Business Transformation;
•	Further Improve Customer Retention;

•	Successfully Execute Board Approved Strategic Acquisitions;
•	Communicate Broadly the Strategic Direction of the Corporation to All Key Stakeholders; and
•	Make Continued Strides Toward Implementing an Effective Human Capital Plan.

If Mr. DeLaney’s performance with respect to the above non-financial performance goals meets the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 bonus will equal 100% of the Objective Performance Bonus Calculation. If Mr. DeLaney’s performance with respect to the above goals exceeds the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 bonus will equal between 100% of the Objective Performance Bonus Calculation and the maximum amount, as determined in the Compensation Committee’s discretion. If Mr. DeLaney’s performance is below the target levels of performance established by the Committee, Mr. DeLaney’s fiscal 2012 bonus will equal between 80% — 100% of the Objective Performance Bonus Calculation, as determined in the Compensation Committee’s discretion. In no event will Mr. DeLaney’s fiscal 2012 Management Incentive Plan bonus exceed the maximum amount. The Company believes that any bonus paid to Mr. DeLaney pursuant to the fiscal 2012 award will satisfy the requirements for deductibility for federal income tax purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

In approving the agreements for fiscal 2012, the Committee targeted each named executive officer’s MIP bonus at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Messrs. Green and Pulliam and 100% for Messrs. Kreidler and Hope. The fiscal 2012 awards are also subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the 2012 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment.

Outstanding Equity Awards at Fiscal Year-End

While the 2007 Stock Incentive Plan, and its predecessor, the 2004 Stock Option Plan, allow for options to vest and become exercisable in no more than one-third increments each year, option grants under the plans have generally vested and become exercisable in five equal annual installments beginning one year after the grant date to create a longer-term incentive for the executives. The restricted stock units that have been granted pursuant to the 2007 Stock Incentive Plan vest one-third per year over three years. The 2007 Stock Incentive Plan allows the Committee the discretion to grant stock options, restricted stock, and restricted stock units, as well as other stock-based awards.

According to the terms of the 2004 and 2007 Plans, the exercise price of options may not be less than the fair market value on the date of the grant, which is defined in our plans as the closing price of our common stock on the New York Stock Exchange on the business day preceding the grant date. Our stock plans specifically prohibit repricing of outstanding grants without stockholder approval. The Committee now grants all of our stock options and restricted stock units pursuant to our equity grant guidelines. Pursuant to our equity grant guidelines in effect prior to August 2011, the Committee generally made option and restricted stock unit grants on the second Tuesday in November each year, a date when we were typically in a trading “window” under our Policy on Trading in Company Securities. For fiscal 2011, this would have meant a grant date of November 9; however, we issued equity awards on Thursday, November 11, when the Compensation Committee and Board of Directors held their regular meetings. The Committee made this modification in light of the fact that the revised date was during a normal trading window and would not conflict with a scheduled trading blackout period, and that, as of such date, the Committee anticipated that Sysco would have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. In August 2011, the Committee revised our equity grant guidelines to provide that grants may be made during any open trading windows pursuant to our Policy on Trading in Company Securities, subject to certain conditions and qualifications. The guidelines provide that the Committee should generally make equity grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release. If we have grants scheduled to occur when Sysco is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding Sysco; and
•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of Sysco’s common stock, then due consideration should be given to the number and exercise price of options and the number of any equity grants that may be granted in light of such material non-public information.

The following table provides information on each named executive officer’s stock option, restricted stock and restricted stock unit grants outstanding as of July 2, 2011.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Market
		Number of	Number of				Number of		Value of
		Securities	Securities				Shares or		Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised		Option	Option	Stock That		Stock That
		Options	Options		Exercise	Expiration	Have Not		Have Not
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested (#)		Vested ($)(1)

DeLaney	November 2010	—	—		—	—	43,300	(2)	$1,359,187
	November 2010	—	500,000	(3)	$28.87	11/10/2017	—		—
	November 2009	—	—		—	—	21,400	(4)	671,746
	November 2009	70,400	281,600	(5)	27.44	11/9/2016	—		—
	February 2009	128,800	193,200	(6)	23.36	2/10/2016	—		—
	November 2008	50,000	75,000	(7)	24.99	11/10/2015	—		—
	November 2007	43,800	29,200	(8)	33.39	11/12/2014	—		—
	September 2006	11,600	2,900	(9)	31.70	9/6/2013	—		—
	September 2005	12,600	—		33.01	9/7/2012	—		—
	September 2004	5,000	—		32.19	9/1/2011	—		—
	September 2003	12,500	—		31.75	9/10/2013	—		—
	September 2002	30,000	—		30.57	9/11/2012	—		—
	September 2001	836	—		27.79	9/10/2011	—		—
Kreidler	November 2010	—	—		—	—	13,700	(2)	430,043
	November 2010	—	157,500	(3)	28.87	11/10/2017	—		—
	November 2009	—	—		—	—	7,334	(4)	230,214
	November 2009	24,000	96,000	(5)	27.44	11/9/2016	—		—
	October 2009	—	—		—	—	3,333	(10)	104,623
	October 2009	15,000	60,000	(11)	24.38	10/5/2016	—		—
Green	November 2010	—	—		—	—	14,300	(2)	448,877
	November 2010	—	165,000	(3)	28.87	11/10/2017	—		—
	November 2009	—	—		—	—	8,134	(4)	255,326
	November 2009	26,700	106,800	(5)	27.44	11/9/2016	—		—
	November 2008	40,000	60,000	(7)	24.99	11/10/2015	—		—
	November 2007	23,400	15,600	(8)	33.39	11/12/2014	—		—
	September 2006	31,200	7,800	(9)	31.70	9/6/2013	—		—
	September 2005	39,000	—		33.01	9/7/2012	—		—
	September 2004	26,000	—		32.19	9/1/2011	—		—
	September 2003	20,000	—		31.75	9/10/2013	—		—
	September 2002	22,000	—		30.57	9/11/2012	—		—
Pulliam	November 2010	—	—		—	—	14,300	(2)	448,877
	November 2010	—	165,000	(3)	28.87	11/10/2017	—		—
	November 2009	—	—		—	—	8,734	(4)	274,160
	November 2009	28,700	114,800	(5)	27.44	11/9/2016	—		—
	November 2008	40,000	60,000	(7)	24.99	11/10/2015	—		—
	November 2007	43,800	29,200	(8)	33.39	11/12/2014	—		—
	September 2006	58,400	14,600	(9)	31.70	9/6/2013	—		—
	September 2005	73,000	—		33.01	9/7/2012	—		—
	September 2004	26,000	—		32.19	9/1/2011	—		—
	September 2003	45,000	—		31.75	9/10/2013	—		—
	September 2002	50,000	—		30.57	9/11/2012	—		—
Hope	November 2010	—	—		—	—	10,900	(2)	342,151
	November 2010	—	125,000	(3)	28.87	11/10/2017	—		—
	November 2009	—	—		—	—	5,400	(4)	169,506
	November 2009	7,700	30,800	(5)	27.44	11/9/2016	—		—
	November 2008	20,000	30,000	(7)	24.99	11/10/2015	—		—
	November 2007	19,200	12,800	(8)	33.39	11/12/2014	—		—
	September 2006	11,760	2,940	(9)	31.70	9/6/2013	—		—
	September 2005	14,700	—		33.01	9/7/2012	—		—
	September 2004	13,000	—		32.19	9/1/2011	—		—
	September 2003	17,000	—		31.75	9/10/2013	—		—
	September 2002	22,000	—		30.57	9/11/2012	—		—

(1)	The aggregate dollar value is calculated using the closing price of our common stock on July 1, 2011 of $31.39.

(2)	These restricted stock units vest in equal portions on November 11 of 2011, 2012 and 2013 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(3)	These options vest in equal portions on November 11 of 2011, 2012, 2013, 2014 and 2015.

(4)	These restricted stock units vest in equal portions on November 10 of 2011 and 2012 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(5)	These options vest in equal portions on November 10 of 2011, 2012, 2013 and 2014.

(6)	These options vest in equal portions on February 11 of 2012, 2013 and 2014.

(7)	These options vest in equal portions on November 11 of 2011, 2012 and 2013.

(8)	These options vest in equal portions on November 13 of 2011 and 2012.

(9)	These options vest on September 7, 2011.

(10)	These restricted stock units vest in equal portions on October 5 of 2011 and 2012 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon Mr. Kreidler’s continued service with the company, except that the units will vest immediately upon Mr. Kreidler’s retirement in good standing, death, disability, or a change in control of the company.

(11)	These options vest in equal portions on October 5 of 2011, 2012, 2013 and 2014.

All of the option awards listed above provide that if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco. Awards granted in 2002 and later provide that all unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death for grants made in 2005 and later and within one year after his death for grants made prior to 2005, but in no event later than the original termination date.

All of the options above provide for the vesting of unvested options upon a change in control. In addition, grants made in 2005 and later provide that if the named executive’s employment is terminated other than for cause, during the 24 month period following a change in control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

DeLaney	10,164	$5,488	10,700	$308,053
Kreidler	—	—	5,333	152,770
Green	41,768	198,526	4,066	117,060
Pulliam	37,000	150,960	4,366	125,697
Hope	7,607	34,459	2,700	77,733

(1)	We computed the value realized on exercise based on the difference between the closing price of Sysco’s common stock on the day of exercise and the exercise price.

(2)	We computed the value realized upon vesting by multiplying the number of shares of stock that vested by the closing price of Sysco’s common stock on the first business day preceding the vesting date.

Pension Benefits

Sysco maintains two defined benefit plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The following table shows the years of credited service for benefit accrual purposes and the present value of the accrued benefits for each of the named executive officers under each of the pension plan and SERP as of July 2, 2011. No named executive officer received payments under either defined benefit plan during the last fiscal year.

		Number of
		Years Credited	Present Value of
Name	Plan Name	Service (#)	Accumulated Benefit

DeLaney	Pension Plan	22.333	$368,104
	SERP	22.333	4,054,730
Kreidler	Pension Plan	1.667	36,508
	SERP	1.667	0
Green	Pension Plan	20.333	292,653
	SERP	20.333	5,507,999
Pulliam	Pension Plan	24.083	392,717
	SERP	24.083	9,155,578
Hope	Pension Plan	24.250	259,291
	SERP	24.250	2,973,849

We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for five years. As required by SEC rules, we calculated the named executive officers’ accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the named executive officers can retire without any reduction in benefits.

For the SERP, we calculated the named executive officers’ accrued benefits by assuming that the named executives will remain in service with Sysco until they become 100% vested in their SERP benefits, which is the earliest age they could retire without any reduction in SERP benefits. The 100% vesting date is at age 60 for Mr. DeLaney, age 63 for Mr. Kreidler, age 57 for Mr. Green, age 60 for Mr. Pulliam and age 59 for Mr. Hope. These ages differ because SERP vesting is based on a combination of the participant’s age, Sysco service, and/or MIP service. Note that some of these ages may represent the executive’s current age as of the 2011 fiscal year-end due to prior attainment of their 100% vesting date. We pay SERP benefits as a joint life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years.

We calculated the present value of the accumulated pension plan and SERP benefits based on a 5.94% discount rate for the pension plan and a 5.93% discount rate for the SERP, with a post-retirement mortality assumption based on the RP2000 Combined Healthy table, sex distinct, projected to 2011, with scale AA.

Following are the estimated accrued benefits earned through the fiscal year ending 2011 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the named executive officer remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended July 2, 2011 are not included in these estimates.

		Earliest	Expected	Estimated
		Unreduced	Years of	Annual
Name	Plan Name	Retirement Age	Payments	Benefit

DeLaney	Pension Plan	65	18.7	$58,288
	SERP	60	25.5	382,287
Kreidler	Pension Plan	65	18.7	9,172
	SERP(1)	63	—	—
Green	Pension Plan	65	18.7	57,535
	SERP	57	28.6	539,237
Pulliam	Pension Plan	65	18.7	62,185
	SERP	60	25.9	902,602
Hope	Pension Plan	65	18.7	52,723
	SERP	59	26.5	356,415

(1)	Since Mr. Kreidler’s service at July 2, 2011 is less than two years, his plan offsets result in a $0 accumulated SERP benefit as of that date.

In addition to the above, the named executive officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each named executive officer, based on the SERP early retirement assumptions above, is $1,625 for Mr. DeLaney, $1,479 for Mr. Green, $1,625 for Mr. Pulliam and $1,441 for Mr. Hope.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 28,000 eligible employees as of the end of fiscal 2011. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. This accrued benefit is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service.

Benefits provided under the pension plan are based on compensation up to a limit, which is $245,000 for calendar year 2011, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $195,000 for calendar year 2011, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the named executive officers only on their service while eligible for participation in the plan.

Benefit Payment Options — Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

Supplemental Executive Retirement Plan

We offer supplemental retirement plans, including the SERP, to approximately 171 eligible executives to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Each of the named executive officers participates in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes.

In December 2008, the Board of Directors substantially revised the SERP to limit the class of employees eligible to participate in the SERP on or after June 28, 2008 and added an alternative MIP Retirement Program, which generally provides for lesser benefits than the SERP, for certain employees who would otherwise have participated in the SERP. None of the named executive officers participates in this alternative program. In May 2011, the SERP was amended in order to close the SERP to future participants.

The SERP is designed to provide, in combination with other retirement benefits, 50% of an executive’s final average compensation, provided an executive had at least 20 years of Sysco service, including service with an acquired company, and was 100% vested. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer matching amounts under Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service including service with an acquired company of less than 20 years. Employees are generally not eligible for benefits if they leave the company prior to age 55. Under the SERP, final average compensation is determined using the monthly average of a participant’s eligible earnings for the last 10 fiscal years prior to retirement, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, final average compensation is determined using the monthly average of a participant’s eligible earnings for the highest 5 of the last 10 fiscal years prior to retirement.

Eligible earnings refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009, including eligible earnings for purposes of determining a participant’s accrued benefit as of June 28, 2008, as discussed below, are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations except for certain death benefit calculations and a participant’s accrued benefit as of June 28, 2008, as discussed below.

A Sysco corporate officer will receive a SERP benefit equal to the greater of:

•	The accrued benefit determined as of the date service with Sysco ends; or
•	The accrued benefit determined as of June 28, 2008, but with vesting, the monthly benefit limit and eligibility for immediate benefit payments determined as of the date service with Sysco ends, using the following components:

◦	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;
◦	full years of service with Sysco, including service with companies acquired by Sysco, as of June 28, 2008; and
◦	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends.

Under the SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who after his termination was determined by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable to the entire period over which any SERP benefits are to be paid.

Vesting in the SERP is based upon age and MIP participation service and/or Sysco service. Executives are 50% vested when they reach the earlier of age 60 with 10 years of Sysco service or age 55 with 15 years of MIP participation service. The vesting percentage increases with additional years of age and/or MIP participation service or Sysco service. An executive with at least 20 years of Sysco service (including service with companies acquired by Sysco) can retire with unreduced benefits when 100% vested. The executive generally becomes 100% vested on the earliest of:

•	age 65 if he has at least 10 years of Sysco service;
•	age 55 if he has at least 15 years of MIP service, but only if the sum of his age and MIP service is equal to or exceeds 80; and
•	age 62 if he has at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, each named executive officer will become 100% vested in his SERP benefit accrued prior to the change in control. The executive will also be 100% vested in any SERP benefit that accrues after the date of the change in control. Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each named executive officer by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple. The benefit payable upon the death of a vested, terminated participant prior to age 55 reflects an actuarial reduction for the difference between age 55 and the executive’s age at death.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, the MIP bonus or any bonus paid in lieu of or as a substitute for the MIP bonus (although this is limited to 150% of the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal 2005 and prior fiscal years.

Funding Status — Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Policy with Regard to Extra Years of Credited Service — Generally, Sysco does not award extra years of credited service under the SERP. However, in certain cases, the company may accelerate vesting of a participant’s accrued benefit, or award additional Sysco service for purposes of determining the reduction applicable to the participant’s final average compensation. As of the date of this proxy statement, none of the named executive officers have been awarded additional credited service, or accelerated vesting of their accrued benefits under the SERP.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Monthly Payment Limit — The SERP benefit cannot exceed the participant’s vested percentage multiplied by the “monthly payment limit” in effect for the fiscal year of his retirement. The monthly payment limit for participants retiring in fiscal year 2011 was $189,478; for participants retiring in fiscal 2012, the monthly limit is $196,221. Each subsequent fiscal year, the limit will be adjusted for inflation.

Delay of Distributions to Named Executives — Distributions to a named executive officer upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

Executive Deferred Compensation Plan

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the EDCP for each of the named executive officers. No executive officer made any withdrawals or received any distributions with respect to fiscal 2011.

				Aggregate
	Executive	Registrant	Aggregate	Balance at
	Contributions for	Contributions for	Earnings in	July 2,
Name	Fiscal 2011 ($)(1)	Fiscal 2011 ($)(2)	Fiscal 2011 ($)(3)	2011($)

DeLaney	$—	$—	$73,404	$1,120,663
Kreidler	—	—	—	—
Green	—	—	—	—
Pulliam	202,160	30,324	79,487	1,247,316
Hope	—	—	73,642	1,124,298

(1)	Amount shown represents deferral of a portion of the MIP bonus paid in August 2011. This amount is contained in the fiscal 2011 disclosure under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, as more specifically described in footnote 4 to the Table.

(2)	As discussed below, Sysco matches a portion of the MIP bonus deferred by an executive. Amount shown represents the Sysco match on the executive’s deferral of a portion of the MIP bonus paid in August 2011. This amount is contained in the fiscal 2011 disclosure under the “All Other Compensation” column of the Summary Compensation Table, as more specifically described in footnote 6 to the Table.

(3)	The above-market interest portion of these amounts is included in the fiscal 2011 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, in the following amounts: $26,667 for Mr. DeLaney, $26,753 for Mr. Hope and $27,401 for Mr. Pulliam.

Sysco maintains the EDCP to provide certain executives, including the named executives, the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee.

Eligibility — All Sysco executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax laws, are eligible to participate. However, the Compensation Committee has the right to establish additional eligibility requirements and may exclude an otherwise eligible executive from participation.

Executive Deferrals and Sysco Matching Credit — Executives may defer up to 40% of their bonuses under the MIP, and for years prior to fiscal 2009 only, their supplemental performance bonuses, referred to in the aggregate as “bonus,” and up to 100% of salary. In September 2009, the EDCP was amended to clarify that any bonus paid in lieu of or as a substitute for the MIP bonus in the future is eligible for deferral under the EDCP. Sysco does not match salary deferrals under the EDCP. Sysco provides matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee may authorize additional discretionary company contributions, although it did not authorize any in fiscal 2008, 2009, 2010 or 2011.

Investment Options — An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. The returns for these options of varying risk/reward ranged from 3.91% to 40.54% for the year ended July 2, 2011.

Prior to July 2, 2008, Moody’s plus 1%, or the “risk free” option, was one of nine available deemed investment options under the EDCP and was the default investment option for participants who failed to make an investment election. In addition, company matches were automatically credited with interest at the Moody’s plus 1% rate, and interest credited during an installment payout period under a fixed payment distribution option available under the EDCP was credited at Moody’s plus 1%. For a given calendar year, the Moody’s + 1% option provides an annual return equal to the Moody’s Average Corporate Bond Yield for the higher of the six or twelve-month period ending on the preceding October 31, plus 1%. The Moody’s + 1% return was 7.1950% for calendar year 2008.

Beginning as of July 2, 2008, the Moody’s plus 1%, or “risk free,” option and the default investment rate were changed to Moody’s without the addition of the 1%. As a result, the interest rate credited on company matches for future years, and the investment return on salary deferrals after July 1, 2008 and bonus deferrals for years after fiscal 2008, as well as any transfers from another investment option to the risk free option after July 1, 2008, are based on Moody’s and not Moody’s plus 1%. In addition, for participants whose employment terminates after July 1, 2008, interest credited to the participant’s account during an installment payout period will be Moody’s and not Moody’s plus 1%.

Notwithstanding these changes, interest will continue to be credited at the Moody’s plus 1% rate on each participant’s accumulated company match account as of July 1, 2008, and on that portion of the participant’s deferral account invested in the Moody’s plus 1% option on July 1, 2008, and not otherwise transferred at a later time.

Vesting — An executive is always 100% vested in his or her deferrals, but is at risk of forfeiting the deemed investment return on the deferrals for cause or competing against Sysco in certain instances. Each Sysco match and the associated deemed investment return will be 100% vested at the earliest to occur of:

•	the tenth anniversary of the crediting date of the match;
•	the executive’s 60th birthday;
•	the executive’s death;
•	the executive’s disability; or
•	a specified change in control.

Any matches and associated investment returns not otherwise fully vested under one of the above provisions may vest under an alternative schedule when the executive is at least age 55 and has at least 15 years of MIP participation service. Vesting under this alternative schedule is based on the sum of the executive’s age and years of MIP participation service, as follows:

Sum	Vested %	Sum	Vested %	Sum	Vested %

Under 70	0%	73	65%	77	85%
70	50%	74	70%	78	90%
71	55%	75	75%	79	95%
72	60%	76	80%	80	100%

The Committee has the discretion to accelerate vesting when it determines specific situations warrant such action. Executives may forfeit vested amounts, other than salary and bonus deferrals, as described under “Forfeiture for Cause or Competition” below.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency. An executive may make separate in-service distribution elections with respect to a given year’s salary deferral and bonus deferral, concurrent with that year’s deferral election. None of the named executives made an in-service distribution election in fiscal 2011.

Distribution Events — We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions — Effective January 1, 2009, a participant who terminates employment other than due to death or disability prior to the earlier of age 60, or age 55 with 10 years of service with the company, will receive a lump sum. A participant may elect the form of distribution of his account if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the company. A participant may also elect the form of payment of his vested account balance in the event of death or disability.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

Delay of Distributions to Named Executives — Distributions to a named executive upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. The Committee shall determine if the executive was terminated for cause or violated the applicable non-compete provisions. However, these forfeiture provisions will not apply to an executive whose employment ends during the fiscal year in which a specified change in control occurs or during the next three fiscal years unless the Committee makes a finding of cause and an arbitrator confirms such finding. In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if after a participant terminates employment for a reason other than for “cause,” the Compensation Committee determines that the participant engaged in conduct while employed by Sysco that would have resulted in his discharge for “cause.” In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if a participant discloses trade secrets or confidential information to a competitor.

Change in Control — Upon the occurrence of a change in control, each named executive officer will become 100% vested in his company match under the EDCP that has accrued prior to the change in control. The executive will also be 100% vested in any company match under the EDCP that accrues after the date of the change in control. Notwithstanding this, the EDCP contains cutback provisions that will reduce amounts payable to each named executive officer by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the named executive officers in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the tables below assume that the event that triggered the payment occurred on July 2, 2011. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown to comply with Section 409A of the Internal Revenue Code.

WILLIAM J. DELANEY

	Compensation Components
					Acceleration
					and Other
					Benefits from
					Unvested
		Payments	Payments		Stock
		and Benefits	and Benefits		Options and
	Severance	Under	Under	CPU	Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	SERP(2)	Payment(3)	Stock Units(4)	Payments(5)	Other(6)

Retirement	$—	$369,289	$2,654,292	$1,003,337	$6,274,649	$—	$78,346
Death	—	395,616	3,420,522	1,003,337	6,274,649	1,200,000	78,346
Disability	—	395,616	2,654,292	2,130,005	6,274,649	2,650,000	78,346
Voluntary Resignation	—	369,289	2,654,292	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	369,289	2,654,292	—	—	—	78,346
Change in Control w/o Termination	—	395,616	—	2,130,005	6,274,649	—	—
Termination w/o Cause following a Change in Control	—	395,616	4,546,384	2,130,005	6,274,649	—	78,346

ROBERT C. KREIDLER

	Compensation Components
					Acceleration
					and Other
					Benefits from
					Unvested
		Payments	Payments		Stock
		and Benefits	and Benefits		Options and
	Severance	Under	Under	CPU	Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	SERP(2)	Payment(3)	Stock Units(4)	Payments(5)	Other(6)

Retirement	$—	$—	$—	$331,240	$1,961,570	$—	$46,615
Death	—	11,025	2,104,735	331,240	1,961,570	1,200,000	46,615
Disability	—	11,025	—	693,735	1,961,570	5,032,500	46,615
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	46,615
Change in Control w/o Termination	—	11,025	—	693,735	1,961,570	—	—
Termination w/o Cause following a Change in Control	—	11,025	—	693,735	1,961,570	—	46,615

MICHAEL W. GREEN

	Compensation Components
					Acceleration
					and Other
					Benefits from
					Unvested
		Payments	Payments		Stock
		and Benefits	and Benefits		Options and
	Severance	Under	Under	CPU	Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	SERP(2)	Payment(3)	Stock Units(4)	Payments(5)	Other(6)

Retirement	$—	$—	$—	$359,400	$1,797,842	$—	$49,500
Death	—	—	1,865,399	359,400	1,797,842	1,200,000	49,500
Disability	—	—	—	745,350	1,797,842	3,757,500	49,500
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	49,500
Change in Control w/o Termination	—	—	—	745,350	1,797,842	—	—
Termination w/o Cause following a Change in Control	—	—	2,780,512	745,350	1,797,842	—	49,500

LARRY G. PULLIAM

	Compensation Components
					Acceleration
					and Other
					Benefits from
					Unvested
		Payments	Payments		Stock
		and Benefits	and Benefits		Options and
	Severance	Under	Under	CPU	Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	SERP(2)	Payment(3)	Stock Units(4)	Payments(5)	Other(6)

Retirement	$—	$10,973	$6,680,752	$376,457	$1,848,276	$—	$44,308
Death	—	63,202	6,661,993	376,457	1,848,276	1,200,000	44,308
Disability	—	63,202	6,680,752	770,935	1,848,276	2,635,000	44,308
Voluntary Resignation	—	10,973	6,680,752	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	10,973	6,680,752	—	—	—	44,308
Change in Control w/o Termination	—	63,202	—	770,935	1,848,276	—	—
Termination w/o Cause following a Change in Control	—	63,202	10,761,582	770,935	1,848,276	—	44,308

JAMES D. HOPE

	Compensation Components
					Acceleration
					and Other
					Benefits from
					Unvested
		Payments	Payments		Stock
		and Benefits	and Benefits		Options and
	Severance	Under	Under	CPU	Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	SERP(2)	Payment(3)	Stock Units(4)	Payments(5)	Other(6)

Retirement	$—	$—	$—	$252,380	$1,076,317	$—	$38,250
Death	—	311,206	1,655,921	252,380	1,076,317	1,150,000	38,250
Disability	—	311,206	—	534,820	1,076,317	3,928,334	38,250
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	38,250
Change in Control w/o Termination	—	311,206	—	534,820	1,076,317	—	—
Termination w/o Cause following a Change in Control	—	311,206	1,773,358	534,820	1,076,317	—	38,250

(1)	See “Executive Deferred Compensation Plan” above for a discussion of the calculation of benefits and payout options under the EDCP. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts. These amounts do not include salary and bonus deferrals.
• Mr. DeLaney has elected to receive annual installments over 5 years in the event of his disability, death or retirement.
• Mr. Kreidler has elected to receive quarterly installments over 15 years in the event of his retirement and quarterly installments over 20 years in the event of his disability or death.
• Messrs. Green, Pulliam and Hope have each elected to receive a lump sum distribution in the event of disability, death or retirement.

(2)	All amounts shown are present values of eligible benefits as of July 2, 2011, calculated using an annual discount rate of 5.93%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. Following are specific notes regarding benefits payable to each of the named executive officers:

• Death — Because Messrs. DeLaney and Pulliam have reached age 55, their death benefit would be payable on a monthly basis. The other named executive officers’ death benefits listed below would be paid on an annual basis. The amounts shown reflect payments as follows:

	Estimated # of	Amount of	Payment
	Payments	Payment	Frequency

DeLaney	353	$21,023	Monthly
Kreidler	10	269,063	Annual
Green	10	238,467	Annual
Pulliam	339	41,627	Monthly
Hope	10	211,688	Annual

• Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62. Because Messrs. DeLaney and Pulliam already meet the conditions of Early Payment Criteria as of the 2011 fiscal year-end, their benefits are payable as of August 1, 2011. The other named executive officers’ benefits listed below would be payable as of their normal retirement date (age 65). The amounts for Messrs. DeLaney and Pulliam also reflect reductions of $1,435,628 and $1,893,575, respectively, pursuant to provisions in the SERP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

	Disability, Involuntary Termination without
	Cause, or Resignation for Good			Termination without Cause following a
	Reason			Change in Control
			Monthly			Monthly
			PIA			PIA
	# of	Monthly	Supplement	# of	Monthly	Supplement
	Monthly	Payment	(Until	Monthly	Payment	(Until
Name	Payments	Amounts	Age 62)	Payments	Amounts	Age 62)

DeLaney	360	$15,323	$1,794	360	$35,389	$1,794
Kreidler	—	—	—	—	—	—
Green	—	—	—	257	41,803	—
Pulliam	352	40,218	1,625	352	76,743	1,625
Hope	—	—	—	258	27,488	—

• Change in Control without Termination — Benefit payments are not triggered.

(3)	See “Cash Performance Unit Plans” above for a discussion of the CPUs. The amounts shown include payment of awards made in November 2009 and November 2010. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:

• Retirement— Amounts reflect the target award value of awards pursuant to the fiscal 2010-2012 performance cycles and the pro-rated target award value of awards pursuant to the fiscal 2011-2013 performance cycles, pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year. The pro rata factors used are 66.6% for the fiscal 2010-2012 performance cycle and 33.3% for the 2011-2013 performance cycle for all executives.

• Disability — Amounts reflect the target award value of awards pursuant to the fiscal 2010-2012 and fiscal 2011-2013 performance cycles.

• Death — Amounts reflect the target award value of awards pursuant to the fiscal 2010-2012 and 2011-2013 performance cycles, pro-rated for the portion of each performance cycle completed at the time of death with respect to the fiscal 2010-2012 performance cycle and pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year, with respect to the 2011-2013 performance cycle. The pro-rata factors used are 66.6% for the fiscal 2010-2012 performance cycle and 33.3% for the 2011-2013 performance cycle for all executives.

• Change in Control — Amounts reflect the target award value of awards pursuant to the fiscal 2010-2012 and fiscal 2011-2013 performance cycles.

(4)	The amounts shown include the value of unvested accelerated restricted stock units, valued at the closing price of Sysco common stock on the New York Stock Exchange on July 1, 2011, the last business day of our 2011 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the New York Stock Exchange on July 1, 2011 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and restricted stock. Assumes accelerated vesting of all unvested restricted stock units and stock options.

(5)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage, including disability income coverage, and long-term care insurance. In the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in an amount equal to two-times the executive’s base salary at the beginning of the year in which the death occurred, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. In the event of disability, a monthly Long-Term Disability benefit of $25,000 would have been payable to age 65, following a 180-day elimination period.

(6)	Includes retiree medical benefits and the payment of accrued but unused vacation.

Compensation Risk Analysis

The Compensation Committee oversees the Company’s executive compensation program and regularly reviews the program against Sysco’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. The Committee believes that Sysco’s performance-based bonus and equity programs provide executives with incentives to create long-term stockholder value.

In 2010, the Committee expanded its review of compensation programs across the Sysco enterprise to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value. This review was updated in 2011. The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The Committee primarily focused on the compensation for the senior executives of Sysco Corporation and its operating companies, as these are the employees whose actions have the greatest potential to expose the company to significant business risk, although the review addressed all forms and levels of variable and other compensation that the Committee believed could reasonably provide employees with incentives to undertake risky behavior on behalf of Sysco. Having completed this review, the Committee continues to believe that many of Sysco’s long-standing practices are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs. These practices include the following:

•	Sysco’s executive compensation programs are designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.

•	Sysco’s executive bonus programs (both the annual MIP bonus and the three-year cash performance units) are based on financial metrics which are objective and drive long-term stockholder value (including increase in diluted earnings, return on invested capital and increase in sales). Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The Committee has the absolute discretion to remove any and all participants from the annual MIP bonus program prior to the end of the fiscal year to which the bonus relates and may reduce the amount of the bonus pay out, in its discretion, at any time prior to the fiscal year end.

•	Sysco’s incentive programs do not allow for unlimited payouts, and bonus caps limit the extent that employees could potentially profit by taking on excessive risk.

•	Selection of three different types of long-term incentives (stock options, restricted stock units and cash performance units) for executives helps to minimize the risk that they will take actions that could cause harm to the Corporation and its stockholders. The value of stock options and restricted stock units are primarily based on stock price appreciation, which is determined by how the market values our common stock.

•	Longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period. CPUs are based on a three-year performance period. Stock options become exercisable over a five year period and remain exercisable for up to seven years (ten years for options issued from 2001 through 2003) from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	The stock ownership guidelines described under “Stock Ownership — Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of all stockholders and encourage our executives to execute our strategies for growth in a prudent manner.

•	In 2009, the Committee adopted a clawback policy, which is described under “Compensation Discussion and Analysis — Potential Impact on Compensation of Financial Restatements” above. In the event we are required to restate our financial statements, other than as a result of an accounting change, we will recover MIP annual bonus payments and CPU three-year incentive-based compensation from all MIP participants.

Based on the 2011 review, management and the Committee do not believe that the compensation policies and practices of Sysco create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Overview

We currently pay each non-employee director a base retainer of $100,000 per year. Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

•	Audit Committee Chair — $25,000
•	Compensation Committee Chair — $20,000
•	Corporate Governance and Nominating Committee Chair — $20,000
•	Finance Committee Chair — $20,000
•	Sustainability Committee Chair — $15,000

In addition to the compensation received by all non-employee directors, Mr. Fernandez, Sysco’s Non-Executive Chairman of the Board, receives an additional annual retainer of $325,000 per year, paid quarterly.

Beginning in fiscal 2008, each November the Board has granted approximately $160,000 in long-term incentives to each of the non-employee directors in the form of restricted stock awards. See “2009 Non-Employee Directors Stock Plan — Restricted Stock and Restricted Stock Units” below for a description of the plan under which these awards may currently be granted.

Reimbursement of Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as director, including committee participation or special assignments. We pay the annual retainers quarterly. Directors are invited to have their spouses accompany them to dinners and other functions held in connection with one or two board meetings each year, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of a portion of the cost of travel on private aircraft. Specifically, this includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount. Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and the Non-Executive Chairman of the Board’s annual retainer, under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Directors Stock Plans

As of August 30, 2011, the non-employee directors held options and shares of restricted stock that were issued under the 2009 Non-Employee Directors Stock Plan, the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, and the Amended and Restated Non-Employee Directors Stock Option Plan. They also held elected and match shares (as described below) issued under the 2009 Non-Employee Directors Stock Plan. We may not make any additional grants under the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, or the Amended and Restated Non-Employee Directors Stock Option Plan. Since we may only make grants under the 2009 Non-Employee Directors Stock Plan, the description below relates only to such plan.

2009 Non-Employee Directors Stock Plan

Election to Receive a Portion of the Annual Retainer in Common Stock

Under the 2009 Non-Employee Directors Stock Plan, instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 100% of his or her annual retainer fee, including any additional retainer fee paid to the Non-Executive Chairman of the Board for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, in 10% increments, in common stock. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we will credit the director’s stock account with:

•	The number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the first business day prior to that date; we call these shares elected shares; and
•	With respect to up half of his or her annual retainer fee, excluding any additional retainer fee paid for chairing the Board or one of its committees and any fees paid for meeting attendance or service on a committee, 50% of the number of elected shares we credited to the director’s account; we call these extra shares additional shares.

The elected shares and additional shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the additional shares, however, until one year after we issue them, or, if deferred, the date that we otherwise would have issued them, provided that certain events will cause this transfer restriction to lapse.

The one year transfer restriction on additional shares will lapse if:

•	the director dies;
•	the director leaves the Board:

◦	due to disability;
◦	after having served out his or her full term; or
◦	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines but specifies that no grant may vest earlier than one year following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture, as is the restricted stock. In November 2010, we issued restricted stock awards to non-employee directors under this plan. We have not yet issued any restricted stock units under this plan.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the plan, whether such shares are to be issued as a grant of restricted stock, elected shares or additional shares, or upon the vesting of a restricted stock unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the company, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Change in Control

Grant agreements under the 2009 Non-Employee Directors Stock Plan will determine vesting provisions upon the occurrence of a specified change in control.

Fiscal 2011 Non-Employee Director Compensation

The following table provides compensation information for fiscal 2011 for each of our non-employee directors who served for any part of the fiscal year:

			Non-Qualified
			Deferred
	Fees Earned or Paid	Stock Awards	Compensation	Other
Name	in Cash($)(1)	($)(2)(3)(4)	Earnings($)(5)	Compensation(6)	Total($)

Cassaday	$120,000	$185,026	$—	$—	$305,026
Craven	115,000	185,026	2,781	—	302,807
Fernandez	387,500	185,026	3,312	—	575,838
Glasscock	79,167	172,526	—	—	251,693
Golden	100,000	185,026	32,316	—	317,342
Hafner	120,000	185,026	—	—	305,026
Koerber	100,000	185,026	245	15,354	300,625
Newcomb	100,000	185,026	—	—	285,026
Sewell	100,000	185,026	20,721	—	305,747
Tilghman	125,000	185,026	—	—	310,026
Ward	120,000	185,026	8,143	—	313,169

(1)	Includes retainer fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2011 that were paid at the beginning of fiscal 2012. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2011, excluding match shares, which are reported in the column titled “stock awards,” was as follows: 1,710 shares for each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Ms. Sewell and Mr. Tilghman; 854 shares for Mr. Glasscock and 4,103 shares for Ms. Ward. Directors may choose to defer receipt of the elected shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of elected shares of stock deferred by each non-employee director during fiscal 2011 (which are included in the elected shares described above) was as follows: Dr. Craven and Mr. Fernandez — 1,710 shares, Mr. Glasscock — 854 shares, Mrs. Sewell — 856 shares and Ms. Ward — 4,103 shares. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all elected shares that are deferred. If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account and issued on the earlier to occur of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco.

(2)	For fiscal 2011, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined that it would grant approximately $160,000 in long-term incentives to each of the non-employee directors. Therefore, on November 11, 2010, the Board granted each of the non-employee directors 5,543 shares of restricted stock valued at $28.87 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 10, 2010. These awards were granted under the 2009 Non-Employee Directors Stock Plan and vest ratably over three years on the anniversary of the grant date. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Compensation — Stock Compensation”. See Note 15 of the consolidated financial statements in Sysco’s Annual Report for the year ended July 2, 2011 regarding assumptions underlying valuation of equity awards.

The amounts in this column also reflect the grant date fair value of awards computed in accordance with ASC 718, “Compensation — Stock Compensation” with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash” as described in footnote (1) above. See “Directors Stock Plans” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. The number of additional shares actually credited to each non-employee director’s account during fiscal 2011 is as follows: 853 shares for each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Golden, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mrs. Sewell, Mr. Tilghman and Ms. Ward; and 426 shares for Mr. Glasscock.

Directors may choose to defer receipt of the restricted stock and the matched shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of shares of restricted stock and matched shares deferred by each non-employee director during fiscal 2011 (which are included in the additional shares described above) was as follows: Dr. Craven, Mr. Fernandez and Ms. Ward — 853 shares, Mr. Glasscock — 426 shares and Mrs. Sewell — 427 shares. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards and all matched shares that are deferred. If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account and issued on the earlier to occur of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco.

(3)	The aggregate number of options and unvested stock awards held by each non-employee director as of July 2, 2011 was as follows:

	Aggregate Unvested Stock	Aggregate Options
	Awards Outstanding as of	Outstanding as of
	July 2, 2011	July 2, 2011

Cassaday	11,565	15,000
Craven	11,565	31,000
Fernandez	11,565	3,500
Glasscock	5,543	—
Golden	11,565	39,000
Hafner	11,565	23,000
Koerber	11,565	—
Newcomb	11,565	3,500
Sewell	11,565	39,000
Tilghman	11,565	31,000
Ward	11,565	39,000

All of the options shown in the table above are fully vested.

(4)	None of the non-employee directors received option grants during fiscal 2011.

(5)	We do not provide a pension plan for the non-employee directors. The amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.

(6)	The amount shown for Dr. Koerber reflects the reimbursements for spousal travel, as well as amounts paid for spousal meals and entertainment at business events. Except for Dr. Koerber, the total value of all perquisites and personal benefits received by each of the other non-employee directors with respect to fiscal 2011, including reimbursements for spousal airfare and meals associated with certain Board meetings, was less than $10,000.

Mr. DeLaney did not receive any compensation in or for fiscal 2011 for Board service other than the compensation for services as an employee that is disclosed elsewhere in this proxy statement.

Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 16,500 shares of Sysco common stock. All of the current directors with at least five years of service beneficially held the requisite number of shares as of August 30, 2011. Stock ownership guidelines applicable to executive officers are described under “Stock Ownership — Stock Ownership Guidelines.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the independent public accountants regarding Sysco’s audited consolidated financial statements for the year ending July 2, 2011. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61(Codification of Statements on Auditing Standards, AU Sec. 380), as modified or supplemented. Sysco’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, “Communication with

Audit Committees Concerning Independence”, as modified or supplemented, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the year ended July 2, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

  Joseph A. Hafner, Jr.
  Hans-Joachim Koerber
  Nancy S. Newcomb
  Richard G. Tilghman, Chairman

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2011 and 2010, as well as other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2011	Fiscal 2010

Audit Fees(1)	$3,817,150	$3,631,500
Audit-Related Fees(2)	552,211	161,200
Tax Fees(3)	3,583,000	3,676,355
All Other Fees	—	—

(1)	Audit fees for fiscal 2011 included $3,645,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $92,150 related to assistance with and review of documents filed with the SEC and $80,000 related to a statutory audit. Audit fees for fiscal 2010 included $3,529,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $22,500 related to assistance with and review of documents filed with the SEC and $80,000 related to a statutory audit.

(2)	Audit-related fees for fiscal 2011 included $113,800 related to the audit of the company’s benefit plans and $438,411 for other audit-related services. Audit-related fees for fiscal 2010 included $111,700 related to the audit of the company’s benefit plans and $49,500 for other audit-related services.

(3)	Tax fees for fiscal 2011 included $2,266,500 related to local, state, provincial and federal income tax return preparation, $253,000 related to various tax examinations, $542,000 related to assistance with transfer pricing agreements, $185,000 related to various state tax matters, $175,000 related to assistance with tax planning transactions and $161,500 for other tax related services. Tax fees for fiscal 2010 included $2,253,725 related to local, state, provincial and federal income tax return preparation, $299,293 related to various tax examinations, $528,047 related to assistance with transfer pricing agreements, $592,290 related to various state tax matters and $3,000 for other tax related services.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in or with respect to fiscal 2011 and fiscal 2010 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2011, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act of 2002.

APPROVAL OF THE COMPENSATION PAID TO SYSCO’S NAMED EXECUTIVE OFFICERS
ITEM NO. 2 ON THE PROXY CARD

Pursuant to recent legislation and related SEC rules, many public companies, including Sysco, are required to provide stockholders with a non-binding vote to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as a “Say on Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the company regarding its pay practices.

As discussed in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. We strive to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies, while also aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We believe that the amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

We invite you to consider the details of our executive compensation as disclosed more fully throughout this proxy statement, but highlight the following points to illustrate our belief that the long-term interests of our executives are adequately aligned with the long-term interests of our stockholders:

Emphasis on Pay for Performance — Sysco has historically paid base salaries from below the 25th percentile to the 50th percentile of similar positions in Sysco’s compensation peer group, while placing significant portions of executive pay at risk through short-term and long-term incentives. Significantly, this emphasis on performance-based variable compensation has sometimes resulted in the loss of one or more substantial components of the named executive officers’ target annual compensation. For example, in fiscal 2009, the named executive officers for that year did not earn a MIP bonus because the company’s diluted earnings per share decreased 2.2% compared to the prior year, which did not satisfy the minimum criteria of a 4% increase. Similarly, in fiscal 2006, the five highest paid executive officers did not earn a MIP bonus because the company did not satisfy the necessary performance criteria. While the performance criteria for the fiscal 2011 MIP bonus were not met, Sysco’s named executive officers earned a discretionary performance-based bonus for fiscal 2011, based on Sysco satisfying certain financial performance criteria and the CEO achieving certain non-financial performance goals. The basis for these bonuses is discussed in detail at “Compensation Discussion and Analysis — Annual Bonuses.” We believe these discretionary bonuses for fiscal 2011 are in keeping with our goal of rewarding performance that benefits the long-term interests of stockholders. In particular, if not for management’s decision to incur the MEPP-related charges in fiscal 2011, which the Committee believes will benefit Sysco and its stockholders in the years to come, the named executive officers would have earned MIP bonuses for fiscal 2011.

The following table shows the percentage of each named executive officer’s total cash compensation for the past two fiscal years that was based only on company or personal or group performance. Cash compensation in each year includes base salary, the MIP bonus, the fiscal 2011 discretionary performance-based bonus, and payments related to our cash performance unit grants, as further described in footnotes (1) and (4) of the Summary Compensation Table.

Pay For Performance — Percentage of Cash Compensation Based on Company or Personal or Group Performance

			Percentage of Total		Percentage of Total
			Cash Compensation		Cash Compensation
			Based Only on		Based Only on
	Total Cash		Company or Personal	Total Cash	Company or Personal
	Compensation		or Group Performance	Compensation for	or Group Performance
	for Fiscal 2010		for Fiscal 2010	Fiscal 2011	for Fiscal 2011

William J. DeLaney	$2,438,230		67.2%	$1,686,000	40.7%
Robert C. Kreidler	1,138,766		66.7%	892,500	41.2%
Michael W. Green	1,496,641		67.0%	935,000	41.2%
Larry G. Pulliam	1,661,030		68.0%	935,000	41.2%
James D. Hope	n/a	(1)	n/a (1)	850,000	41.2%

(1)	Compensation for Mr. Hope is provided only for fiscal 2011 because he was not a named executive officer in fiscal 2010.

Emphasis on Stock-Based Incentive Compensation — A significant portion of each named executive officer’s full compensation is in the form of stock option grants and restricted stock unit grants, the value of which is directly linked to increases in the company’s stock price over the long-term. Our option grants to executives generally vest one-fifth per year beginning on the first anniversary of the grant date. The exercise prices of our options are always set at or above the grant date fair value, so that they only have realizable value to the executive if Sysco’s stock price increases. Our restricted stock unit grants to executives generally vest one-third per year beginning on the first anniversary of the grant date.

The following table shows the percentage of total compensation awarded as equity compensation for the past two fiscal years. Please see footnotes (2) and (3) of the Summary Compensation Table for further description of the equity awards and calculation of values presented in the table below.

			Percentage of Total			Percentage of Total
			Compensation			Compensation
	Total Equity		Awarded as Equity		Total Equity	Awarded as Equity
	Compensation		Compensation for		Compensation for	Compensation for
	for Fiscal 2010		Fiscal 2010		Fiscal 2011	Fiscal 2011

William J. DeLaney	$2,769,609		46.7%		$3,240,071	56.6%
Robert C. Kreidler	1,371,635	(1)	51.9	%(1)	1,022,369	38.9%
Michael W. Green	1,050,808		30.0%		1,069,541	39.7%
Larry G. Pulliam	1,128,289		26.2%		1,069,541	34.2%
James D. Hope	n/a	(2)	n/a	(2)	812,183	38.5%

(1)	Mr. Kreidler joined Sysco in October 2009 received a pro-rated bonus as a MIP participant for fiscal 2010. He also received a special sign-on grant of options to purchase 75,000 shares and 5,000 RSUs.

(2)	Compensation for Mr. Hope is provided only for fiscal 2011 because he was not a named executive officer in fiscal 2010.

Reasonable Total Direct Compensation — We believe the total direct compensation paid to our named executive officers is reasonable in comparison to the compensation paid to the named executive officers of our peers. The total direct compensation paid to our named executive officers is calculated as total cash compensation plus the value of stock options, RSUs and CPU grants. Actual total direct compensation for fiscal 2011 for each of our named executive officers represented the following percentage relative to the median peer group information: Mr. DeLaney — 33%, Mr. Kreidler — 15%, Mr. Green — 15%, Mr. Pulliam — 15% and Mr. Hope — 1%.

Recent Enhancement of Compensation Policies — We have taken proactive steps in recent years to adjust and refine our compensation policies so that they continue to reflect stockholder priorities. For example,

•	In May 2011, the Compensation Committee closed the SERP to all new participants;
•	In 2009, the Compensation Committee adopted a clawback policy. In the event we are required to restate our financial statements, other than as a result of an accounting change, we will recover MIP annual bonus payments and CPU three-year incentive-based compensation from all MIP participants;
•	As of February 2010, Sysco no longer has an employment or change of control agreement with any of its executive officers;
•	The fiscal 2011 bonus program was modified from the fiscal 2010 bonus program so that (i) target payout levels declined from 200% of base salary to 150% of base salary, and maximum possible payout levels declined from 330% of base salary to 250% of base salary, and (ii) 20% of the CEO’s total annual fiscal 2011 bonus was subject to achievement of non-financial performance goals that we believe are directly related to the long-term health of the company;
•	In fiscal 2011, a revised relocation policy was implemented for our named executive officers which reduced benefits and added a clawback feature to any relocation reimbursements;
•	The Committee currently intends to change the CPU performance criteria to a three fiscal year total shareholder return measure as compared to the total shareholder return of the S&P 500 over the same period; and
•	In August 2012, the Compensation Committee adopted increased stock ownership requirements for Executive Vice Presidents and reduced the number of years in which executive officers must meet such requirements.

Regardless of the outcome of this “Say on Pay” vote, Sysco welcomes input from its stockholders regarding executive compensation and other matters related to the company’s success generally. We believe in a corporate governance structure that is responsive to stockholder concerns and we view this vote as a meaningful opportunity to gauge stockholder approval of our executive compensation policies. Given the information provided above and elsewhere in this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

“Resolved, that Sysco’s stockholders approve, on an advisory basis, the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote

The advisory votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors recommends a vote FOR the approval of the compensation paid to Sysco’s Named Executive Officers.

RECOMMENDATION REGARDING THE FREQUENCY WITH WHICH SYSCO WILL CONDUCT
STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
ITEM NO. 3 ON THE PROXY CARD

Pursuant to recent legislation and related SEC rules regarding the “Say on Pay” vote described under Proxy Item #2, many public companies, including Sysco, are required to provide stockholders this year with a non-binding vote regarding the frequency with which we will conduct future stockholder advisory votes on executive compensation. Stockholders have a choice of recommending that these Say on Pay votes be conducted once every one, two or three years. We believe that a Say on Pay vote will be most effective as a communication tool for our stockholders if it is conducted on an annual basis and, thus, recommend that you vote for Sysco to conduct an annual stockholder advisory vote on executive compensation at our annual meetings.

We believe that a Say on Pay vote provides a meaningful way for stockholders to communicate with a company regarding their approval or disapproval of executive pay practices. However, the vote is only effective if it is part of an ongoing regular dialogue between a company and its stockholders. Because the nature of this type of stockholder feedback requires that votes cast will only be “For” or “Against” our executive compensation in a general sense, our Board of Directors and management will need to draw inferences from the vote as to what our stockholders most approve and/or disapprove of with respect to our pay practices. Were the vote to occur only once every two or three years, it may prove difficult to make use of the voting results to draw meaningful conclusions. A high percentage of “Against” votes could rightly be interpreted to have been cast with respect to various actions in different years. In the alternative, if the Say on Pay vote is conducted annually, it may become a more powerful tool, as we will be able to trace not only whether the vote gains 50% approval, but also fluctuations in our “For” and “Against” votes from year to year.

While we hope that the advisory Say on Pay vote will become a useful communication tool for our stockholders, we believe that the vote will only be effective to the extent it fosters continued and specific dialogue between our company and our stockholders. We recommend that you vote for the following advisory resolution on the frequency of the executive compensation vote and invite you into continued discussion with us regarding executive compensation generally.

“Resolved, that Sysco’s stockholders recommend an annual stockholder vote on the compensation paid to Sysco’s named executive officers, as disclosed in the annual proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote

The outcome of this advisory vote will be determined by a plurality of votes cast by the holders of shares entitled to vote in the election. Accordingly, abstentions and broker non-votes will not be relevant to the outcome. Stockholders may choose an annual, biennial or triennial frequency, i.e., every year, every two years or every three years, or they may abstain. The frequency option that receives the most votes will be deemed the option chosen by the advisory vote.

The Board of Directors recommends a vote for ANNUAL stockholder advisory votes on executive compensation

PROPOSAL TO APPROVE AN AMENDMENT TO SYSCO’S BYLAWS TO IMPLEMENT A STAGGERED DECLASSIFICATION OF THE BOARD OF DIRECTORS OVER A THREE-YEAR PERIOD BEGINNING
WITH THE 2012 ANNUAL MEETING
ITEM NO. 4 ON THE PROXY CARD

The Board of Directors recommends that Sysco’s stockholders approve a resolution amending Sysco’s Bylaws to provide for a phased-in declassification of the Board of Directors. Following a series of correspondence and discussions between Sysco and its stockholders beginning in September 2008, Sysco’s Board included in Sysco’s 2010 proxy statement its commitment to include a declassification proposal in Sysco’s 2011 proxy statement. The discussion in the 2010 proxy statement included the facts that:

•	It was the Board’s current intention to support the proposal; and
•	The Board’s expectation was that the proposal, if approved by stockholders, would implement a staggered declassification over a three-year period beginning with the 2012 Annual Meeting.

The Corporate Governance and Nominating Committee of Sysco’s Board of Directors, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting Sysco, including whether to maintain Sysco’s classified Board structure. While the Board believes that the classified Board structure has promoted continuity and stability and encouraged a long-term perspective on the part of directors, it recognizes the growing sentiment of Sysco’s stockholders and a number of institutional investor groups in support of the annual election of directors. In light of stockholder sentiment and corporate governance trends, Sysco’s Board has determined that it is in the best interests of Sysco and its stockholders to eliminate Sysco’s current classified Board structure.

Sysco’s Bylaws currently provide that the Board of Directors must be divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. If the proposed amendments are approved, current directors, including the directors elected to three-year terms at this year’s Annual Meeting, and any replacement for any such director, will continue to serve the remainder of their elected three-year terms. Declassification would be phased in as set forth below:

INDIVIDUALS CURRENTLY SERVING
DATE	ACTION	IN RELEVANT DIRECTOR CLASS(ES)
November 2011	Individuals nominated as Class I directors stand for election for the last three-year term	Class I directors are currently Messrs. DeLaney and Tilghman, Dr. Craven and Mrs. Sewell, who is not standing for re-election at this year’s annual meeting. Mr. Glasscock is currently a Class II director, but is being nominated as a Class I director for election at the 2011 Annual Meeting.
November 2012	Individuals nominated as Class II directors (whose terms expire at the November 2012 meeting) stand for election for the first one-year term	Class II directors are currently Messrs. Glasscock, Golden and Hafner, and Ms. Newcomb. Mr. Glasscock is currently a Class II director, but is being nominated as a Class I director for election at the 2011 Annual Meeting.
November 2013	Individuals nominated as Class II directors (nominees previously elected for a one-year term at the 2012 meeting or individuals newly designated as nominees) and individuals nominated as Class III directors (whose terms expire at the November 2013 meeting) stand for election for a one-year term
Class II directors are currently Messrs. Glasscock, Golden and Hafner, and Ms. Newcomb. Mr. Glasscock is currently a Class II director, but is being nominated as a Class I director for election at the 2011 Annual Meeting.

Class III directors are currently Messrs. Cassaday, Fernandez and Koerber, and Ms. Ward

November 2014	All three classes of directors stand for election for one-year terms

Beginning with the 2014 Annual Meeting of Stockholders, and at each Annual Meeting thereafter, all directors would be elected annually.

A proposed stockholder resolution and Bylaw amendment effecting the declassification and making corresponding clarifying changes is attached as Annex A to this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Sysco’s Common Stock is required for approval of the proposed amendment. If approved, the amendment to the Company’s Bylaws would be effective immediately, subject to the phase-in as described above.

Required Vote

The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote is required for approval of this proposal. Accordingly, broker non-votes and abstentions will count as votes against this proposal.

The Board of Directors recommends a vote FOR the approval of the resolutions and the amendment to Sysco’s Bylaws set forth in Annex A to implement a staggered declassification of the Board of Directors over a three-year period beginning with the election of the Class II directors for a one-year term at Sysco’s 2012 Annual Meeting of Stockholders

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM NO. 5 ON THE PROXY CARD

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2012. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2013.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

            The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2012.

STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 at our 2012 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 6, 2012. If the date of our 2012 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2012 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 18, 2012, but not before July 9, 2012, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2012 Annual Meeting if you submit such written recommendation in conformity with the procedural and informational requirements set forth at “Corporate Governance And Board Of Directors Matters — Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees” no later than May 1, 2012. You may also nominate someone yourself at the 2012 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 9, 2012 and August 18, 2012, and you follow the procedures outlined in Article I, Section 7 of the company’s Bylaws.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

ANNEX A

Proposed Stockholder Resolution
Approving Amendment to Bylaws

RESOLVED, that Sections 2 and 3 of Article II of the Bylaws of Sysco Corporation are hereby amended by deleting such Sections in their entirety and replacing such Sections with the following language:

2.  NUMBER, ELECTION AND TERM.  (a) The Board of Directors shall consist of not less than five nor more than fifteen persons, with the exact number of directors, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, determined from time to time by a majority of the whole board.

(b) Commencing with the Annual Meeting of Stockholders scheduled to be held in calendar year 2012 (the “2012 Annual Meeting”), directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be elected at each Annual Meeting of Stockholders for a term expiring at the next Annual Meeting of Stockholders following their election, and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal; provided that each director elected to a three-year term prior to the 2012 Annual Meeting shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3. VACANCIES AND NEWLY CREATED DIRECTORSHIPS.  Vacancies and newly created directorships resulting from an increase in the number of directors by action of the Board of Directors may be filled by a majority of the remaining directors then in office, although less than a quorum, or by the stockholders at a meeting called for the purpose of electing directors. Directors who are so chosen shall hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified or until their earlier resignation, removal or death; provided that any replacement director chosen to fill a vacancy left by a director who was elected to a three-year term shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification or removal.

A-1

Preliminary Copy

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

1a.	Judith B. Craven, M.D.	☐	☐	☐

1b.	William J. DeLaney	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

1c. 1d.	Larry C. Glasscock Richard G. Tilghman	☐ ☐	☐ ☐	☐ ☐	3	To recommend, by non-binding vote, the frequency with which Sysco will conduct stockholder advisory votes on executive compensation; ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 4 and 5.		For	Against	Abstain

2	To approve, by non-binding vote, the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;	☐	☐	☐	4	To approve an amendment to Sysco’s Bylaws to implement a staggered declassification of the Board of Directors over a three-year period beginning with the election of the Class II directors for a one-year term at Sysco’s 2012 Annual Meeting of Stockholders;	☐	☐	☐

					5	To ratify the appointment of Ernst & Young LLP as Sysco’s independent accountants for fiscal 2012;	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

SYSCO CORPORATION Annual Meeting of Stockholders November 16, 2011 10:00 AM This proxy is solicited on behalf of the Board of Directors
The undersigned hereby consitutes and appoints Manual A. Fernandez and William J. DeLaney, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SYSCO CORPORATION to be held on Wednesday, November 16, 2011, at 10:00 AM, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 or any adjournment thereof.
The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated October 4, 2011, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.
Those proxies signed and returned with no choice indicated will be voted “FOR” each of the nominees for director and “FOR” Proposals 2, 4 and 5, and voted “1 Year” on Proposal 3, and will be voted in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side